--------------------------------------------------------------------------------
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            THE WENDT-BRISTOL HEALTH
                              SERVICES CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                        22-1807533                          3842
(STATE OR OTHER JURISDICTION OF          (I.R.S. EMPLOYER           (PRIMARY STANDARD INDUSTRIAL
 INCORPORATION OR ORGANIZATION)        IDENTIFICATION NO.)             CLASSIFICATION NUMBER)

                        TWO NATIONWIDE PLAZA, SUITE 760
                              COLUMBUS, OHIO 43215
                                 (614) 221-6000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                   THE PRENTICE-HALL CORPORATION SYSTEM, INC.
                                1013 CENTRE ROAD
                        WILMINGTON, DELAWARE 19805-1297
                                 (302) 998-0595
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                        OF AGENT FOR SERVICE OF PROCESS)

     APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and after conditions in the Merger Agreement have been satisfied.

                            ------------------------

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

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
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                                                                 PROPOSED              PROPOSED          AMOUNT OF
         TITLE OF EACH CLASS OF               AMOUNT         MAXIMUM OFFERING     MAXIMUM AGGREGATE     REGISTRATION
      SECURITIES TO BE REGISTERED        TO BE REGISTERED     PRICE PER UNIT        OFFERING PRICE          FEE
---------------------------------------------------------------------------------------------------------------------
Preferred Stock, Series 1, $1.00 par
  value per share, $20 stated value.....      71,921               $20                $1,438,420            $425
---------------------------------------------------------------------------------------------------------------------
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

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

                               PROXY STATEMENT OF
                     WENDT-BRISTOL DIAGNOSTICS COMPANY L.P.
                            ------------------------

                      THIS PROXY STATEMENT ALSO SERVES AS
                      THE PROSPECTUS OF THE WENDT-BRISTOL
                          HEALTH SERVICES CORPORATION

                            SERIES 1 PREFERRED STOCK

     This Joint Proxy Statement/Prospectus (the "Prospectus") relates to 71,921 shares of The Wendt-Bristol Health Services Corporation, a Delaware corporation (the "Company"), designated Series 1, with a par value $1.00 per share and a stated value of $20.00 per share, entitled to cumulative dividends at a rate of $1.20 per annum and convertible to shares of common stock of the Company at a rate of 6 2/3 common shares per Series 1 preferred share (the "Preferred Shares"), to be issued in connection with the merger (the "Merger") of Wendt-Bristol Acquisition LLC ("LLC"), a Delaware limited liability company and wholly-owned subsidiary of the Company, with and into Wendt-Bristol Diagnostics Company L.P., a Delaware limited partnership (the "Partnership").

     The holders of Depository Units ("Units") representing assigned limited partnership interests in the Partnership (the "Unitholders") are being asked to approve the Merger as described in this Prospectus. If the Merger is approved, the Unitholders will have their Depository Units canceled and converted to the right to receive one (1) Preferred Share for every two (2) Units. The Preferred Shares will be listed on the American Stock Exchange ("AMEX"), subject to approval for listing. This Prospectus is supplemented by the Wendt-Bristol Diagnostics Company L.P. Supplement attached hereto as Appendix A (the "Supplement").

     THE MERGER INVOLVES CERTAIN RISKS THAT SHOULD BE CONSIDERED BY THE
UNITHOLDERS. SEE "INVESTMENT CONSIDERATIONS" BEGINNING ON                .

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               TABLE OF CONTENTS

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
                                                              PAGE
                                                              ----
Available Information.......................................     2
Summary.....................................................     3
     The Transaction........................................     3
     Partnership Special Meeting............................     3
     The Companies..........................................     3
     Benefits...............................................     4
     Fairness...............................................     5
     The Preferred Shares...................................     5
     Dissenters' Rights.....................................     5
     Conflicts of Interest..................................     5
     Accounting Treatment...................................     5
     Cautionary Statement Regarding Forward-Looking
      Statements............................................     5
     Selected Financial Information.........................     7
Investment Considerations...................................     9
     Considerations Associated with the Merger..............     9
     Adverse Tax Consequences...............................     9
     Considerations Associated with the Company.............    10
     Regulatory Concerns....................................    10
The Merger..................................................    11
     General................................................    11
     Background.............................................    11
     Partnership Special Meeting............................    11
     Terms of Merger Agreement..............................    12
     No Fractional Preferred Shares.........................    13
     Reasons for the Merger.................................    13
     Consideration of Alternatives..........................    13
     Fairness Opinion.......................................    14
     Effective Time of Merger...............................    14
     Accounting Treatment...................................    14
     Federal Income Tax Consequences........................    14
     Stock Exchange Listing.................................    16
     Interests of Certain Persons in the Merger.............    16
     Regulatory Approvals...................................    16
     Expenses of Merger.....................................    16
Certain Information Concerning the Company..................    17
     Properties.............................................    20
Management of the Company...................................    21
     Directors and Officers of the Company..................    21
     Executive Compensation.................................    22
     General................................................    22
     Options................................................    23
     Stock Option Plan......................................    23
     Split-Dollar Insurance Policies........................    24
     Section 401(k) Plan....................................    25
     Compensation of Directors..............................    25
     Security Ownership of Certain Beneficial Owners and
      Management............................................    26
     Certain Relationships and Related Transactions.........    27

                                      (ii)

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
                                                              PAGE
                                                              ----
Certain Information Regarding Company Stock and Partnership
  Units.....................................................    28
     Performance Graphs.....................................    29
The Preferred Shares........................................    29
Comparison of Rights of Holders of Preferred Shares and
  Units.....................................................    29
     Voting Rights..........................................    30
     Management.............................................    30
     Convertibility.........................................    30
     Liquidity..............................................    30
     Nature of Interest.....................................    30
     Dividends and Distributions............................    30
     Federal Taxation.......................................    30
     Removal of Directors and the General Partner...........    31
     Annual Meetings........................................    31
     Calling of Meetings....................................    31
     Notice of Meetings.....................................    31
     Amendment of Governing Documents.......................    31
     Preferences Upon Liquidation...........................    32
     Indemnification........................................    32
     Term...................................................    32
     Redemption.............................................    32
     Investment Objectives..................................    32
     Borrowing Policies.....................................    33
Review of Investor Lists....................................    33
Exchange Value..............................................    33
Legal Matters...............................................    33
INDEX TO FINANCIAL STATEMENT................................   F-1

                               LIST OF APPENDICES
APPENDIX A--Wendt-Bristol Diagnostics Company L.P. Supplement................A-1
APPENDIX B--Merger Agreement................................................ B-1
APPENDIX C-- Terms of Series 1 Cumulative Dividend Convertible Preferred
            Stock............................................................C-1

                                      (iii)

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the
Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission and the address of the site is http://www.sec.gov.

     The Company has filed with the Commission a registration statement on Form S-4 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the issuance of the Preferred Shares in connection with the Merger. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to the Registration Statement and the Exhibits thereto for further information. Statements contained or incorporated by reference herein concerning the provisions of any agreement or other document filed as an Exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete and reference is hereby made to the copy thereof so filed for more detailed information, each such statement being qualified in its entirety by such reference.

     The Company's securities are listed on the American Stock Exchange and reports and other information concerning the Company can be inspected at 86 Trinity Place, New York, New York 10006-1881.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM SANDRA W. WEBER, SECRETARY, THE WENDT-BRISTOL HEALTH SERVICES CORPORATION, TWO NATIONWIDE PLAZA, SUITE 760, COLUMBUS, OHIO 43215, (614) 221-6000. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY OCTOBER 20, 1998.

                                    SUMMARY

     The following is a brief summary of certain information contained elsewhere in this Prospectus, the Supplement or in documents incorporated herein by reference. This summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial statements included or incorporated by reference in this Prospectus. CERTAIN CAPITALIZED TERMS USED IN THIS SUMMARY ARE DEFINED ELSEWHERE IN THIS PROSPECTUS.

THE TRANSACTION

     This Prospectus relates to the proposed merger (the "Merger") of Wendt-Bristol Acquisition LLC, a Delaware limited liability company ("LLC"), with and into Wendt-Bristol Diagnostics Company L.P., a Delaware limited partnership (the "Partnership"). The merger is being proposed in accordance with a Merger Agreement by and among the Company, the Partnership and LLC (the "Merger Agreement"). The form of the Merger Agreement is attached to this Prospectus as Appendix B.

     The Depository Unit holders of the Partnership (the "Unitholders") are being asked to approve the Merger as described in this Prospectus. Upon completion of the Merger, the Unitholders shall receive Preferred Shares in exchange for their Depository Units (the "Units"). The Unitholders, other than the Company, will have the right to receive one (1) Preferred Share for every two (2) Units owned by them. See "THE PREFERRED SHARES". Application is being made for the Preferred Shares to be listed on the American Stock Exchange (the "AMEX").

PARTNERSHIP SPECIAL MEETING

     A special meeting of the Partnership will be held on October 26, 1998 at 1:00 p.m., to consider and vote upon a proposal to approve and adopt the Merger Agreement (the "Special Meeting"). Only holders of Units at the close of business on September 30, 1998 are entitled to receive notice of and direct the manner in which the Unitholder wants his vote to be cast by W-B Organizational L.P., Inc. ("WBO"), the sole limited partner of the Partnership. Pursuant to the Partnership Agreement, the Unitholders have no voting rights other than the right to direct the casting of votes by WBO and may attend the Special Meeting. A majority of the outstanding limited partnership interests, whether represented in person or by proxy, is required in order for a quorum to be present at the Special Meeting. The affirmative vote of a majority of the outstanding limited partnership interests is necessary to approve and adopt the Merger Agreement and authorize the Merger.

     THE GENERAL PARTNER BELIEVES THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY TO BE FAIR AND IN THE BEST INTERESTS OF THE UNITHOLDERS AND RECOMMENDS THAT UNITHOLDERS DIRECT WBO TO VOTE IN FAVOR OF THE MERGER.

THE COMPANIES

  The Wendt-Bristol Health Services Corporation

     The Company, a Delaware corporation, was originally organized under the laws of the State of New Jersey on January 19, 1966, under the name of Temco Products, Inc. and assumed its present name on October 26, 1992. The Company, through its 100% subsidiary, The Wendt-Bristol Company ("W-B"), has evolved through the years into an outpatient health care provider. The Company operates one nursing home in Springfield, Ohio and is the owner or managing partner of several multi-disciplinary diagnostic/radiology centers and a radiation therapy center. Additionally, the Company owns and operates a retail pharmacy. The Company's address and phone number are as follows: Two Nationwide Plaza, Suite 760, Columbus, Ohio 43215, (614) 221-6000.

  Wendt-Bristol Diagnostics Company

     WBDC was incorporated in the State of Ohio on February 17, 1987. W-B is a controlling shareholder of WBDC. WBDC is the general partner of the Partnership and was formed by W-B to facilitate the establishment of an outpatient medical diagnostic imaging center, which is currently owned and operated by the Partnership. Throughout this Prospectus, Wendt-Bristol Diagnostics Company is referred to as "WBDC" in its capacity as a party to the Corporate Merger and as "General Partner" in its capacity as the general partner of the Partnership. WBDC's address and phone number are as follows: Two Nationwide Plaza, Suite 760, Columbus, Ohio 43215, (614) 221-6000.

  Wendt-Bristol Diagnostics Company L.P.

     The Partnership was organized in Delaware on May 28, 1987 and WBDC is its sole general partner. W-B Organizational L.P., Inc. ("WBO") is the limited partner of the Partnership and has assigned the economic rights to its limited partnership interest to the Unitholders, as evidenced by the Units. The Partnership owns and operates an outpatient medical imaging center specializing in diagnostic imaging techniques, including magnetic resonance imaging (MRI), CT Scans, Angio/Fluoroscopy Ultrasound, X-ray, Mammography, Bone Densitometry and 3-D imaging. The Partnership's address and phone number are as follows: Two Nationwide Plaza, Suite 760, Columbus, Ohio 43215, (614) 221-6000.

  Wendt-Bristol Acquisition LLC

     LLC was organized in Delaware on September 17, 1998, solely for the purpose of consummating the Merger and does not own or operate any business. LLC's sole member is W-B. LLC's address and phone number are as follows: Two Nationwide Plaza, Suite 760, Columbus, Ohio 43215, (614) 221-6000.

  W-B Organizational L.P., Inc.

     WBO was incorporated in Ohio on May 27, 1987 and is the sole limited partner of the Partnership. WBO has assigned certain of its rights as a limited partner to the Unitholders, as evidenced by the Units and to the extent set forth in the Partnership Agreement. W-B is the sole shareholder of WBO. WBO's address and telephone number are as follows: Two Nationwide Plaza, Suite 760, Columbus, Ohio 43215, (614) 221-6000.

BENEFITS

     The following is a summary of the principal benefits of the Merger. This summary is qualified in its entirety by the more detailed discussion in the section entitled "REASONS FOR THE MERGER" contained in this Prospectus:

     - The Merger creates the potential for substantially enhanced liquidity of investment due to the conversion of the Units, which lack an established trading market, into the publicly traded Preferred Shares of the Company on an established exchange, conditioned upon the approval of the Company's listing application.

     - The Preferred Shares offer a specified return in the form of a quarterly cumulative dividend, while the Units receive distributions only when authorized under the Partnership Agreement.

     - The Merger will afford the Company a greater degree of control over its business operations and enhance the uniformity of its activities, which has the potential to increase the efficiency of the Company and favorably impact revenues and growth.

     - The Preferred Shares are convertible into common stock of the Company, which may increase the demand for common stock of the Company and bolster the per share price of the Company's common stock.

     - The Merger could result in greater trading activity in the Company's common stock, enhancing investor interest in the Company and the stock's price.

     - The Preferred Shares will offer preferences over the Company's common shareholders in the unlikely event of the liquidation of the Company.

FAIRNESS

     The General Partner believes that the Merger is in the best interests of and fair to the Unitholders. The Unitholders will receive a more liquid security in exchange for those they presently hold, as it is anticipated that the Preferred Shares will be traded on AMEX and they are convertible into the common stock of the Company, which is already traded on the AMEX. Moreover, the Preferred Shares are entitled to quarterly cumulative dividends and will afford their holders preferences over the Company's common shareholders in the event of the liquidation of the Company. The General Partner did not obtain a fairness opinion with regard to the Merger. See "FAIRNESS OPINION."

THE PREFERRED SHARES

     In connection with the Merger, the Company will issue to the Unitholders up to 71,921 Preferred Shares on the basis of one (1) Preferred Share for every two
(2) Units. The total number of Preferred Shares issued in connection with the Merger was based upon the Exchange Value and the total number of Units outstanding at the time of the Merger.

     The Preferred Shares will be nonvoting, convertible preferred stock of the Company, designated Series 1, with a par value of $1.00 and a stated value of $20.00. The Preferred Shares are entitled to cumulative dividends at a rate of $1.20 per annum and are redeemable by the Company at a price of $24.00 per Share and may be converted into the common stock of the Company (the "Common Shares") at a rate of 6 2/3 Common Shares per 1 Preferred Share. See "THE PREFERRED SHARES."

DISSENTERS' RIGHTS

     If the Merger is approved, all Units will be converted to the right to exchange the Units for Preferred Shares only. There are no dissenters' rights under Delaware law.

CONFLICTS OF INTEREST

     In considering the General Partner's recommendation that you vote in favor of the Merger, you should be aware that the officers and directors of the Company and its affiliates have interests in the Merger that are different from, or in addition to, the interests of the Unitholders generally, including interlocking management and certain ownership interests. For a more detailed discussion of those matters, see "INTERESTS OF CERTAIN PERSONS IN THE MERGER."

ACCOUNTING TREATMENT

     The transaction will be accounted for using the purchase method of accounting in accordance with GAAP. Prior to the transactions, the Company, through W-B, owns approximately 85% of WBDC and WBDC owns 50% of the Partnership. Therefore, only the portion of the transactions resulting in the Company acquiring the remaining interests of WBDC and the Partnership will be accounted for under the purchase method of accounting.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     The following statements are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995:

          (i) Certain statements, including possible or assumed future results of operations of the Company contained in this Prospectus including any forecasts, projections and descriptions of anticipated cost savings or other synergies referred to herein, and certain statements incorporated by reference from documents filed with the Commission by the Company including any statements contained herein or therein regarding the development or possible or assumed future results of operations of the Company's businesses, the markets for the Company's services and products, regulatory developments, and the effects of the Merger and Corporate Merger;

          (ii) any statements preceded by, followed by or that include the words "believes," "expects," anticipates," "intends" or similar expressions; and

          (iii) other statements contained or incorporated by reference herein regarding matters that are not historical facts.

     Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. You are cautioned not to place undue reliance on such statements, which speak only as of the date thereof.

     Among the factors that could cause actual results to differ materially are: customer growth, the speed and degree to which competition enters those markets in which the Company competes, acceptance by AMEX of the Company's application for listing, state and federal regulatory and/or legislative initiatives, the ability of the Merger and Corporate Merger to successfully enhance the uniformity of the Company's activities and bolster its esteem among investors, the economic climate, and other risks detailed from time to time in the reports filed with the SEC by the Company and further discussed in this Prospectus. See, "INVESTMENT CONSIDERATIONS."

     The cautionary statements contained or referred to in this section should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by the Company or persons acting on its behalf. Except for its ongoing obligation to disclose material information as required by the federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

SELECTED FINANCIAL INFORMATION

               SELECTED WENDT-BRISTOL HEALTH SERVICES CORPORATION

                        HISTORICAL FINANCIAL INFORMATION
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                    AT OR FOR
                                  THE SIX MONTHS               AT OR FOR THE YEAR ENDED DECEMBER 31,
                                      ENDED        --------------------------------------------------------------
                                  JUNE 30, 1998       1997         1996         1995         1994         1993
                                  --------------   ----------   ----------   ----------   ----------   ----------
                                   (UNAUDITED)
INCOME STATEMENT DATA:
  Revenues......................    $    5,471     $   20,819   $   21,341   $   20,856   $   19,487   $   19,488
  Income (loss) from continuing
    operations..................    $      107     $    1,782   $     (246)  $      217   $      204   $     (238)
  Income (loss) from continuing
    operations per common share
    (A).........................    $     0.02     $     0.26   $    (0.04)  $     0.04   $     0.03   $    (0.03)
  Cash dividends declared per
    common share................    $       --     $       --   $       --   $       --   $       --   $       --
  Ratio of earnings to fixed
    charges.....................         1.248          2.213        0.810        1.183        1.141        0.815

BALANCE SHEET DATA:
  Book value per common share...    $     1.05     $     1.04   $     0.76   $     0.79   $     0.88   $     0.86
  Total assets..................    $   21,556     $   21,997   $   23,918   $   22,807   $   26,508   $   23,920
  Long-term debt................    $    9,781     $    9,152   $   12,081   $    7,881   $    7,965   $    9,249
  Redeemable preferred stock....    $       --     $       --   $       --   $       --   $       --   $       --
  Stockholders' equity
    (deficit)...................    $    6,330     $    6,445   $    4,742   $    4,543   $    7,200   $    6,964
  Shares outstanding at end of
    period......................     6,023,479      6,181,226    6,236,020    5,719,758    8,195,244    8,141,796

---------------

(A) Calculated on a diluted share basis

                       WENDT-BRISTOL DIAGNOSTICS CO. LP.

                   SELECTED HISTORICAL FINANCIAL INFORMATION
                        (IN THOUSANDS, EXCEPT UNIT DATA)

                                            AT OR FOR
                                          THE SIX MONTHS          AT OR FOR THE YEAR ENDED DECEMBER 31,
                                              ENDED        ----------------------------------------------------
                                          JUNE 30, 1998      1997       1996       1995       1994       1993
                                          --------------   --------   --------   --------   --------   --------
                                           (UNAUDITED)
INCOME STATEMENT DATA:
  Revenues..............................     $  2,159      $  4,143   $  4,218   $  4,087   $  3,824   $  3,821
  Income (loss) from continuing
    operations..........................     $   (116)     $   (155)  $    405   $    622   $    212   $    315
  Income (loss) from continuing
    operations per unit.................     $     --      $    .94   $   (.14)  $    .83   $  (1.38)  $   (.99)
  Cash distributions per unit...........     $     --      $   1.00   $     --   $   1.00   $   1.40   $   2.10

BALANCE SHEET DATA:
  Book value per unit*..................     $     --      $     --   $     --   $     --   $     --   $   1.65
  Total assets..........................     $  5,302      $  5,677   $  5,704   $  4,685   $  3,972   $  4,612
  Long-term debt........................     $  2,887      $  3,118   $  2,996   $  1,448   $  1,824   $  2,322
  Redeemable preferred stock............     $     --      $     --   $     --   $     --   $     --   $     --
  Total Partners' Capital...............     $    931      $  1,047   $  1,490   $  1,085   $    751   $    942
  Limited Partners' Capital.............     $   (214)     $   (214)  $   (206)  $   (186)  $   (182)  $    238
  Units outstanding at end of period....      143,842       143,842    143,842    143,842    143,842    143,842

---------------

* Limited Partners have a zero basis for years after 1993

                           INVESTMENT CONSIDERATIONS

     In addition to the other information contained in this Prospectus, the following risk factors should be carefully considered in evaluating the Company and its business before directing WBO's vote with respect to the Merger.

CONSIDERATIONS ASSOCIATED WITH THE MERGER

     There is no guarantee as to the prices at which the Preferred Shares will trade after the Merger. This risk is exacerbated by the fact that the Company will be simultaneously issuing and registering Preferred Shares in connection with the merger of Wendt-Bristol Acquisition, Inc., an Ohio corporation and wholly-owned subsidiary of W-B, with and into WBDC (the "Corporate Merger"). In addition, the Company intends to issue Preferred Shares for cash in non-U.S. sales and register Preferred Shares for that purpose. The Preferred Shares to be issued in connection with the cash offering and the Corporate Merger will be Series 1 preferred stock, with the same rights and privileges of those shares described in this Prospectus. Thus, there is the possibility that the Preferred Shares may trade at prices below the value assigned to the Preferred Shares for purposes of the Merger. Moreover, the price at which the Common Stock may trade at the time of the conversion of Preferred Shares to Common Shares is uncertain and there is the possibility the price of the Common Shares could decrease. The listing of the Preferred Shares on AMEX is conditioned upon the acceptance of the Company's application for listing on the AMEX.

     The rights of holders of the Preferred Shares are also fundamentally different from those of the Unitholders. The Preferred Shares are nonvoting and will not allow the holders of the Preferred Shares to participate in the selection of the management of the Company. However, if converted, the Common Shares do have voting rights. The Preferred Shares are also subject to redemption by the Company. For a more detailed discussion of these differences, see "COMPARISON OF RIGHTS OF HOLDERS OF PREFERRED SHARES AND UNITS."

     The affiliated nature of the parties to the Merger raises the possibility of conflicted interests playing a role in the structuring of the Merger. In addition, the Company, the Partnership, and LLC share management and this interlocking management structure could have caused the management of any of the parties to base its decision-making on the interests of one of the other parties to the Merger. No unaffiliated representative was retained by the parties to represent the interests of the Unitholders and no fairness opinion was obtained. The General Partner is not only participating in the Merger as the general partner of the Partnership, but is also party to the Corporate Merger in which WBA will be merged with and into the General Partner.

     The Merger also involves a fundamental change in the nature of the Unitholders' investment in a finite-life entity with a life of 30 years from the date of its formation and in which the Unitholders might receive a distribution upon liquidation, to an investment in an infinite-life entity in which shareholders will recover their investment from the sale of their Preferred Shares and not from liquidation proceeds. Additionally, the Unitholders will be moved from an investment with returns based upon approved distributions subject to the Partnership Agreement to one driven by dividends that must be declared by the board of directors of the Company, though such dividends are cumulative. The tax treatment of the Partnership and the Company is also vastly different, as the Company is subject to federal tax as a C corporation, while the Partnership is not subject to federal tax at all. Finally, dissenting Unitholders are not entitled to receive cash based on an appraisal of their Units or other dissenters' rights under Delaware law. If the Merger is approved, all the Units will be subject to exchange for Preferred Shares only.

ADVERSE TAX CONSEQUENCES

     The Merger is taxable and Unitholders will be required to recognize gain or loss as a result of the merger. For further discussion of the tax consequences of the Merger, see "FEDERAL INCOME TAX CONSEQUENCES."

CONSIDERATIONS ASSOCIATED WITH THE COMPANY

     The health care industry is highly competitive and the Company faces competition from other entities and institutions, both public and private. Some of these institutions have greater financial and other resources than the Company. Moreover, changes in economic, political or market conditions could have an adverse impact upon the Company's financial performance.

     Certain components of the Company's organizational structure also present risks. The Company's Certificate of Incorporation contains provisions limiting the remedies shareholders of the Company may seek for breaches of fiduciary duties by the directors. The Company has also elected in its Certificate of Incorporation not to be governed by the anti-takeover provisions of Delaware General Corporation Law, which limit the types and timing of business combinations with interested shareholders of the Company.

REGULATORY CONCERNS

     The health care industry is subject to extensive state and federal regulation and changes in these regulations or a failure to comply with them could have an adverse impact on the Company's business. See "CERTAIN INFORMATION CONCERNING THE COMPANY -- REGULATION OF THE HEALTH CARE INDUSTRY" and "CERTAIN INFORMATION CONCERNING THE COMPANY -- REQUIREMENT OF CERTIFICATE OF NEED."

                                   THE MERGER

GENERAL

     W-B has proposed the Merger in which (i) the Partnership and the LLC will be merged, (ii) the separate existence of the LLC will cease and the Partnership will be the surviving entity, (iii) every two (2) Units (other than those held by WBDC) will be converted to the right to receive one (1) Preferred Share (i.e., "Exchange Value"), and (iv) W-B Organizational L.P., Inc. ("WBO") and WBDC will be the only limited partners of the Partnership and the General Partner shall remain the general partner of the Partnership and those limited partner rights assigned to the Unitholders via the Units will be vested in WBO.

     The Company, the Partnership and the LLC will consummate the Merger pursuant to the terms thereof promptly after the affirmative vote of WBO based upon the directions of Unitholders holding Units representing a majority of the limited partnership interests.

BACKGROUND

     In hopes of strengthening its position in the markets in which it competes and in the esteem of investors, the Company decided to seek ways in which to energize its and its affiliates businesses and share prices. This process began as a very broad-based evaluation of the Company's business prospects in early 1997 and narrowed to an investigation of the possibility of restructuring its affiliates later in that same year. In furtherance of this restructuring and throughout the course of 1997, the Company and its affiliates divested themselves of certain of their businesses and expanded into promising markets. For a discussion of the other steps the Company and its affiliates have taken in furtherance of this restructuring, see "CERTAIN INFORMATION ABOUT THE COMPANY."

     In mid-1998, the Company's management determined that providing investors who held minority interests in its affiliates a more liquid investment in exchange for their interests, which lack an established trading market, would be beneficial in a number of different ways. First and foremost, it will allow investors who no longer wanted to retain an ownership interest in the Partnership to receive an interest in the Company and, if they choose, trade the Preferred Shares in an established trading market. The Company believes that this increased investment activity should favorably impact investors' interest in the Company. In addition, the holders of the Preferred Shares will hold a preferred position in relation to the holders of Common Shares in the unlikely event of the liquidation of the Company. These benefits are further strengthened by the fact that the Preferred Shares will grant quarterly cumulative dividends, offering the Unitholders a specified return on their investment.

     The Merger, when coupled with the Corporate Merger, will also afford the Company a greater degree of control over its business operations and enhance the uniformity of its activities, which has the potential to increase the efficiency of the Company and favorably impact revenues and growth. The Preferred Shares are also convertible into the Common Shares, which may increase the demand for the Common Shares and bolster the per share price of the Common Shares. For a more complete discussion of the benefits of the Merger, see "REASONS FOR THE MERGER."

     In furtherance of these plans, in June 1998, the Board of Directors of the Company authorized the issuance of the Preferred Shares, the filing of a registration statement with the Securities and Exchange Commission, the listing of the Preferred Shares on the AMEX and the basic terms of the Merger. Similarly, in June 1998, the Board of Directors of the General Partner approved the basic terms of the Merger and approved the basic terms of the Corporate Merger as a party thereto. Finally, effective September 16, 1998, the Board of Directors of the Company authorized the issuance and registration of the Preferred Shares to sell for cash.

PARTNERSHIP SPECIAL MEETING

     A special meeting of the Partnership will be held on October 26, 1998 at 1:00 p.m., to consider and vote upon a proposal to approve and adopt the Merger Agreement (the "Special Meeting"). Only holders of Units at the close of business on September 30, 1998 are entitled to receive notice of and direct the manner in which the Unitholder wants his vote to be cast by WBO. Pursuant to the Partnership Agreement, the Unitholders have no voting rights other than the right to direct the casting of votes by WBO and may attend the Special Meeting. A majority of the outstanding limited partnership interests, whether represented in person or by proxy, is required in order for a quorum to be present at the Special Meeting. The affirmative vote of a majority of the outstanding limited partnership interests is necessary to approve and adopt the Merger Agreement and authorize the Merger.

     THE GENERAL PARTNER BELIEVES THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY TO BE FAIR AND IN THE BEST INTERESTS OF THE UNITHOLDERS AND RECOMMENDS THAT UNITHOLDERS DIRECT WBO TO VOTE IN FAVOR OF THE MERGER.

TERMS OF MERGER AGREEMENT

     The following is a summary of the material terms of the Merger Agreement. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the terms of the Merger Agreement, a copy of which is attached as Appendix B of this Prospectus and is incorporated herein by reference.

     Effect of the Merger. Under the terms of the Merger Agreement (i) the Partnership and the LLC will be merged, (ii) the separate existence of the LLC will cease and the Partnership will be the surviving entity, (iii) every two (2) Units (other than those held by WBDC) will be converted to the right to receive one (1) Preferred Share based upon the Exchange Value, and (iv) WBO along with WBDC will be the only limited partners and the General Partner will remain the general partner of the Partnership after the Merger and those economic rights assigned to the Unitholders via the Units shall be vested in WBO.

     Conditions to the Consummation of the Merger. The closing for the Merger will take place promptly after the receipt of consents of Unitholders holding units representing a majority of the limited partnership interests. Other conditions to the closing, all of which may be waived in writing by the appropriate party, are (i) the declaration of the effectiveness of the registration statement for the Preferred Shares under the Securities Act of 1933, as amended, (ii) the approval of the Preferred Shares for listing on AMEX, subject to official notice of issuance, (iii) all actions to be taken by the Partnership and LLC in connection with the consummation of the Merger, and (iv) all certificates, opinions, instruments and other documents required to effect the Merger are completed to the satisfaction of the Partnership and LLC.

     Conversion of Units to the Preferred Shares. Upon the effectiveness of the Merger, each Unitholder will have such Unitholder's Units converted into the right to receive those number of Preferred Shares represented by the product of the Exchange Value multiplied by such Unitholder's Units. The "Exchange Value" shall be one Preferred Share for two Units. The Company will not pay any dividend or make any distribution on the Preferred Shares to any record holder of Units until the holder surrenders for exchange his or its certificates which represent the Units. The Company will instead pay the dividend or make the distribution to an exchange agent designated by it (the "Exchange Agent") in trust for the benefit of the holder pending surrender and exchange. The Company may cause the Exchange Agent to return Shares and any dividends and distributions thereon remaining unclaimed 180 days after the effectiveness of the Partnership Merger, and thereafter each remaining record holder of outstanding Units shall be entitled to look to the Company (subject to abandoned property, escheat, and other similar laws) as a general creditor with respect to the Shares and any dividends and distributions thereon.

     Amendment of the Merger Agreement. The parties to the Merger Agreement may amend any of its provisions at any time prior to the approval of the Merger by the Unitholders with the prior authorization of their respective board of directors, manager or general partner, as the case may be; provided, however, that any amendment effected subsequent to the approval of Unitholders will be subject to the restrictions contained in the Delaware Code. In order to be valid, any amendment must be in writing and signed by all of the parties to the Merger Agreement.

     Termination of the Merger Agreement. Any time prior to the filing of the Certificate of Merger with the Secretary of State of Delaware and with the prior authorization of their respective board of directors, manager or general partner, the Partnership, LLC and the Company may, by mutual written consent, terminate the Merger Agreement. In the event the Merger and the Merger Agreement fails to receive the requisite approval of the Unitholders, the Partnership, LLC or the Company may terminate the Merger Agreement at any time upon written notice to the other parties to the Merger Agreement.

NO FRACTIONAL PREFERRED SHARES

     No fractional Preferred Shares will be issued by the Company in the Merger. In lieu of receiving any fractional Preferred Share, each Unitholder who would otherwise have been entitled to a fractional Preferred Share upon surrender of Unit certificates for exchange will receive cash (without interest) in an amount rounded to the nearest whole dollar.

REASONS FOR THE MERGER

     The Company believes that the exchange of the Units, which lack an established trading market, for the Preferred Shares, which (upon the approval of the Company's listing application) will be traded on the AMEX, will result in greater trading activity in the Company's securities, thereby bolstering investor interest in the Company. Additionally, the Preferred Shares are also convertible into the Common Shares, which may increase the demand for the Common Shares and bolster the price of the Common Shares. Thus, the Unitholder will also gain a more liquid and readily transferable security as a result of the Merger. The Preferred Shares will have preferences over the Company's common shareholders in the event of the liquidation of the Company. Moreover, the Preferred Shares offer a specified return in the form of a quarterly cumulative dividend, while the Units are entitled to distributions only when authorized under the Partnership Agreement.

     The Merger will also afford the Company a greater degree of control over its business operations and enhance the uniformity of its activities, which has the potential to increase the efficiency of the Company and favorably impact revenues and growth. It is hoped that unifying the Company's holdings will facilitate future restructurings and allow the Company to better position itself to compete in the various markets in which it is involved. The Company believes that these factors, when coupled with the Company's efforts over the past several years to focus more directly on those markets which it believes to be the most promising, may help bolster the Company's stock price and better face the competitive challenges of the markets in which it competes.

CONSIDERATION OF ALTERNATIVES

     W-B proposed the Merger, but the General Partner participated in structuring the merger to the extent that the parties to the Merger share management. For a discussion of this shared management structure, see "INTERESTS OF CERTAIN PERSONS IN THE MERGER." Though the potential alternative of continuing the operations of the Partnership as presently conducted was not considered, such a course of action would have resulted in the Unitholders retaining their less liquid securities that do not have the benefits of a specified return or liquidation preference. The Company's restructuring strategy, moreover, would have fallen short of its objective of refocusing its businesses and increasing revenues through greater control over its operations. In addition, the hope for a favorable impact on the Common Shares would not be realized. The General Partner believes that these factors outweigh the benefits of the continuation of the Partnership, which include (i) the Unitholders maintaining an interest in the Partnership to pursue the same investment objectives; (ii) the Unitholders being afforded the same tax advantages and not be subject to federal income tax on the Partnership level; and (iii) the Unitholders avoiding the risks associated with the Merger.

     Additionally, the potential alternative of liquidating the Partnership was not considered. Potential benefits of liquidating the Partnership would include the avoidance of the risks associated with the Merger and the continued operation of the Partnership. Liquidation would provide for final liquidation of the Unitholders' investment and a possible distribution of cash, though not necessarily in an amount that would allow

Unitholders to realize their original investment. Also, the Unitholders would have the potential to reinvest those funds received upon liquidation into similar or different investments.

     However, such a course of action would not allow the Unitholders or the Company to realize those benefits associated with the Merger. The enhanced liquidity, and specified return in the form of cumulative dividends associated with the Preferred Shares would not be realized. Furthermore, the Company's restructuring strategy would fall short of its objectives, since focusing on those businesses conducted by the Partnership is central to the restructuring plan and liquidating the Partnership would, therefore, be counterproductive. Also, the impact on the Common Shares might be less significant and could potentially be negative.

FAIRNESS OPINION

     The General Partner did not obtain a fairness opinion regarding the Merger. The General Partner concluded that the terms of the Merger and, more specifically, the benefits afforded by the conversion of Units to Preferred Shares, were in the best interest of the Unitholders and the Partnership. For further discussion of the benefits of the Merger, see "REASONS FOR THE MERGER." Furthermore, the Merger will only take place if Unitholders holding Units representing a majority of the assigned limited partnership interests direct WBO to approve the Merger.

EFFECTIVE TIME OF MERGER

     The Merger shall be effective at the time the Certificate of Merger with respect to the Merger is filed with the Delaware Secretary of State, or at such later time as may be specified in the Certificate of Merger or such later date as the parties may agree. It is anticipated that such filing will be made as promptly as is practicable after the requisite approval of the Unitholders has been obtained and the other conditions to the Merger have been satisfied or waived.

ACCOUNTING TREATMENT

     The transaction will be accounted for using the purchase method of accounting in accordance with GAAP. Prior to the transactions, the Company, through W-B, owns approximately 85% of WBDC and WBDC owns 50% of the Partnership. Therefore, only the portion of the transactions resulting in the Company acquiring the remaining interests of WBDC and the Partnership will be accounted for under the purchase method of accounting.

FEDERAL INCOME TAX CONSEQUENCES

     The following discussion describes the material federal income tax consequences that may result from the Merger. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable existing and proposed Treasury Department regulations promulgated thereunder (the "Regulations"), rulings of the Internal Revenue Service (the "Service"), and applicable court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences as described herein. Furthermore, there is no assurance that there will not be differences of opinion as to the interpretation of provisions of the Code and Regulations and their application to the Merger.

     Readers of this Prospectus should be aware that this discussion does not address all United States federal income tax consequences that may be relevant to certain individuals or entities in light of their particular circumstances, such as those who are dealers in securities, subject to the alternative minimum tax provision of the Code, foreign persons, insurance companies, banking institutions, regulated investment companies, real estate investment trusts, or other persons or entities to which special rules apply by virtue of the nature of their specific activities. In addition, the following discussion does not address the tax consequences under foreign, state or local tax laws.

     Certain Tax Differences Between the Ownership of Units and Preferred Shares. The Unitholders are treated as limited partners of the Partnership for federal income tax purposes. The Partnership is not subject to federal income taxation and, instead, each Unitholder is required to take into account his or her share of income, deductions or loss of the Partnership, regardless of whether any cash is distributed. The character of income to each Unitholder is dependent upon its character to the Partnership. Upon consummation of the Merger, the Unitholders will, in essence, receive Preferred Shares in exchange for their Units and thereby become shareholders of the Company which is a corporation for federal income tax purposes.

     In contrast to the tax treatment of the Partnership, the Company is subject to corporate income taxation. The Company's shareholders will only be taxed based on the amount of distributions received from the Company. Each shareholder of the Company will receive a Form 1099-DIV reporting the amount of taxable and nontaxable distributions paid to him or her during the preceding year. The extent to which such distributions are taxable depends upon the amount of the Company's earnings and profits. The character of distributions to the Company shareholders is not dependant on its character to the Company and is generally characterized as ordinary dividend income to the Company shareholders. In addition, such income is classified as portfolio income under the passive loss rules. Furthermore, deductions and losses are not passed through to the Company shareholders.

     Tax Consequences of the Merger to Unitholders. As the result of the Merger, a Unitholder will, for federal income tax purposes, recognize gain or loss equal to the difference, if any, between (i) such Unitholder's income tax basis in his or her Units and (ii) the sum of the Exchange Value of the Preferred Shares (i.e., $20.00 per Preferred Share) plus any cash such Unitholder receives in lieu of a fractional Preferred Share. Except as described below in the discussion pertaining to sec. 751 of the Code, the gain or loss will be taxed as a capital gain or loss.

     Section 751 of the Code to some extent requires a Unitholder to treat, for federal income tax purposes, the disposition of his or her Units as a disposition of the Unitholder's share of each of the Partnership's assets. In particular, under Section 751 of the Code, the portion of gain or loss recognized by a Unitholder which is attributable to the Unitholder's interest in Partnership "unrealized receivables" (as defined in Section 751(c)) and "inventory items" (as defined in Section 751(d)) is characterized as ordinary income or loss. "Unrealized receivables" include (i) rights or payments for goods delivered (or to be delivered) or services rendered (or to be rendered) to the extent not previously included in the Partnership's income and (ii) ordinary income the Partnership would be required to include in income under various depreciation recapture provisions of the Code if the Partnership were to sell all of its assets. "Inventory" includes, in addition to inventory or property held primarily for sale in the ordinary course of business, any other property of the Partnership which, on sale or exchange by the Partnership, would be considered property other than a capital asset and other than Section 1231 property. The Partnership's "unrealized receivables" and "inventory" are sometimes referred to as its "Section 751 assets".

     After the Partnership's Section 751 assets are determined, the amount realized, or purchase price, for a Unitholder's Units must be allocated among the Partnership's Section 751 assets ("Unitholder's Section 751 Asset Price"). Generally, the allocation should be based on the Unitholder's share (based on his proportionate partnership interest) of the fair market value of each of the Partnership's assets. Recapture gain associated with depreciated property would generally be allocated to those Unitholders who benefitted from depreciation deductions attributable to the depreciated property during the life of the Partnership.

     Additionally, the portion of each Unitholder's basis in his Units attributable to the Partnership's Section 751 assets must be determined ("Unitholder's Section 751 Asset Basis"). Generally, this determination is made by finding the basis the Unitholder would have in his proportionate share of the Partnership's assets if they were distributed to the Unitholder immediately prior to the Merger.

     The difference between the Unitholder's Section 751 Asset Purchase Price and the Unitholder's Section 751 Asset Basis is ordinary income (or loss). The difference between the balance of the amount realized by the Unitholder and the balance of the Unitholder's tax basis is capital gain (or loss).

     Regulation sec. 1.751-1(a)(3) requires each Unitholder to submit with his or her income tax return for the tax year including the Merger a statement containing certain information pertaining to the foregoing Section 751 analysis. The Partnership will provide to each Unitholder a summary of information the Unitholder may use in preparing such statement.

STOCK EXCHANGE LISTING

     Conditioned upon approval for listing, the Preferred Shares will be publicly traded on AMEX.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the General Partner's recommendation that you vote in favor of the Merger, you should be aware that the officers and directors of the Company, the General Partner and their affiliates have interests in the Merger that are different from, or in addition to, the interests of the shareholders of the Company and the Unitholders.

     Interlocking Management. Marvin D. Kantor, Sheldon A. Gold and Reed A. Martin (the "Management Group") are members of the boards of directors and officers of the Company and WBDC and Mr. Gold is the manager of LLC. WBDC is the general partner of the Partnership and a party to the Corporate Merger.

     Ownership Interests. The entities that are parties to the Merger have interlocking ownership structures, as they are affiliated companies. The Company holds 100% of the outstanding common stock of W-B and W-B is the sole member of LLC. W-B also holds 100% of the outstanding common stock of WBO and in excess of 85% of WBDC. WBDC is the sole general partner of the Partnership. The Management Group also holds common stock in the Company. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

     No Unaffiliated Representative Retained. The Company and the General Partner did not retain an unaffiliated representative to act on behalf of the Unitholders for the purposes of negotiating the terms of the Merger or determining the Exchange Value.

REGULATORY APPROVALS

     Compliance with certain federal and state regulatory requirements relating to offering the Preferred Shares and the consummation of the Merger is required.

EXPENSES OF MERGER

     General. The terms "Merger Costs" mean all the costs associated with the Merger. Assuming the Merger is approved, the Merger Costs are estimated to be as follows:

                        SOLICITATION/COMMUNICATION COSTS

Printing....................................................  $4,000
Postage.....................................................  $  500
                                                              ------
          Subtotal..........................................  $4,500

                            PRECLOSING MERGER COSTS

Legal Fees..................................................  $20,000
Registration, Listing and Filing Fees.......................  $ 1,500
Accounting..................................................  $ 7,500
                                                              -------
          Subtotal..........................................  $29,000

                              MERGER CLOSING COSTS

Miscellaneous...............................................  $ 1,000
TOTAL MERGER COSTS..........................................  $34,500
                                                              =======

     Allocation of Costs. If the Merger is approved, all Merger Costs will be paid by the Company. If the Merger is rejected, all Merger Costs will be borne by the Company.

                   CERTAIN INFORMATION CONCERNING THE COMPANY

     The Company, through its 100% subsidiary W-B, has evolved through the years as an outpatient health care provider. The Company's operations consist of ownership and operation of a nursing home, a retail pharmacy, acting as managing partner of two multi-disciplinary diagnostic/radiology centers and a radiation therapy center, and wholly-owning a third diagnostic center. These centers provide diagnostic imaging techniques, including magnetic resonance imaging
(MRI), CT Scans, ultra-sound, x-ray, bone densitometry, mammography, fluoroscopy, out-patient angiography and, where applicable, radiation therapy.

     In 1997, the Company sold, through its subsidiaries, two of its three nursing homes, including its Alzheimer's and related syndromes facility, and two of its three retail pharmacies. The Company also ceased operations of its Medicare-certified home health agency, which had conducted business through Wendt-Bristol Home Health Care Company, a wholly-owned subsidiary of the Company. Additionally, in the fourth quarter of 1997, the Company opened a radiation therapy center in which it is the managing partner.

     The Company plans to selectively and aggressively expand its diagnostics and radiation therapy business activity. During 1998, the Company has commenced construction of a major 31,000 square feet, two-building center including radiology, nuclear medicine, cytology, radiation therapy, Positron Emission Tomography (the first PET Scanner in central Ohio), and a therapy and rehab center. WBDC has a participating partnership relationship (20%) in the rehab center, a 22 1/2% interest and management in the radiation therapy, and 100% ownership in the radiology, PET, nuclear and cytology operations. WBDC also has a 50% interest in the land and buildings associated to the new center. The Company also broke ground on previously acquired land adjacent to its Kenny Road diagnostic and radiology facility, to construct a Women's Health Center dedicated to the early detection of breast disease including an ambulatory surgery unit for breast surgery.

     The Company receives a fee (a percentage of collected revenues) for those operations where it serves as a managing partner.

     The Company's primary activities are currently located in Central Ohio.

     Nursing Homes. The Company owned and operated two nursing homes in Columbus, Ohio (147 beds and 75 beds) until December 31, 1997 and leases (with an option to buy) the premises and operates the one remaining nursing home in Springfield, Ohio (100 beds).

     Medical and Related Services. During February 1987, W-B formed WBDC for the purpose of establishing an outpatient medical diagnostic imaging center. The center was financed through the formation of the Partnership, of which WBDC is the general partner and currently receives management fees in addition to its share of the profits. The center opened in April 1988 in Columbus, Ohio. The center specializes in diagnostic imaging techniques, including magnetic resonance imaging (MRI), CT Scans, Ultrasound, X-ray, Mammography, Bone Densitometry and 3-D imaging. In the fourth quarter of 1996, the Center opened a suite to accommodate a new angiography/fluoroscopy unit.

     Pharmacies. The Company operates one retail pharmacy in a downtown Columbus department store.

     Employees: Labor Relations. The Company had approximately 200 employees at June 30, 1998. The Company considers its relations with its employees to be good.

     Patents and Trademarks. The Company owns registered trademarks, including "the Best of Health!", which are utilized in connection with the marketing of Company services and products.

     Industry Segments. The operations of the Company and its subsidiaries fall within two industry segments: Nursing homes; and Medical services and other. Additional information about each of the industry segments, for the respective periods indicated, follows:

     Financial information by industry segments for the years ended December 31, 1997, 1996 and 1995 is as follows:

                                                               YEAR ENDED DECEMBER 31
                                                      -----------------------------------------
                                                         1997           1996           1995
                                                      -----------    -----------    -----------
Revenues/sales to unaffiliated customers:
  Nursing homes.....................................  $13,428,624    $13,147,964    $12,604,828
  Medical services and other........................    7,390,267      8,193,238      8,251,370
Operating income or (loss):
  Nursing homes.....................................    1,560,091        865,837        857,040
  Medical services and other........................     (552,308)       (79,340)       508,625
Equity in earnings of unconsolidated affiliates
  Nursing homes.....................................           --             --             --
  Medical services and other........................      198,680             --             --
Identifiable assets:
  Nursing homes.....................................    9,291,623     13,311,345     12,353,302
  Medical services and other........................   12,704,896     10,606,760     10,454,023
Investment in net assets of unconsolidated
  affiliates
  Nursing homes.....................................           --             --             --
  Medical services and other........................      640,980             --             --
Depreciation expense:
  Nursing homes.....................................      209,502        354,152        365,780
  Medical services and other........................      613,861        610,563        536,912
Capital expenditures:
  Nursing homes.....................................      278,606        184,143        178,880
  Medical services and other........................    1,233,485      1,236,352        968,133

     Regulation of the Health Care Industry. The Company must comply with extensive federal, state and local government regulations applicable to the health care industry and the pharmacy business.

     Nursing homes are subject to federal and state government regulation, including the necessity of obtaining and maintaining a license, certification for participating in the Medicare and/or Medicaid programs, and/or registration. There are also licensing requirements for nurses and other professional staff of the nursing home. The operations and activities of nursing homes are also affected by the Medicare/Medicaid conditions of participation and other relevant federal and local laws. Activities of nursing homes which are regulated, include, but are not limited to, release of medical records, patient confidentiality rights and the dispensing of drugs. In addition, there are federal and state requirements as to patient rights. Failure to abide by the federal and state laws governing the operations of nursing homes, including the requirements governing the foregoing areas, leads to termination of licensure and/or decertification and loss of reimbursement, private enforcement rights by the patient, and other sanctions.

     The State of Ohio currently licenses nursing homes which are privately owned and operated. A private owner cannot operate a nursing home without a license. In addition to licensure requirements, in the case of long-term care facilities, the Ohio Department of Health, the Ohio Department of Human Services, and the United States Department of Health and Human Services are the principal regulatory agencies to whose jurisdiction the Company is subject.

     The Company remains in good standing with all requisite agencies.

     There are substantial federal laws and regulations which impact the pharmacy business. Federal laws include the Federal Food, Drug and Cosmetic Act, the Federal Trade Commission Act, the Consumer Product Safety Act, the Poison Prevention Packaging Act, and the Hazardous Substances Act.

     States generally require that pharmacies and pharmacists be licensed or registered by applicable state agencies. In addition, there are state laws and regulations issued pursuant thereto governing aspects of retail pharmacy operations, including (i) who may write and dispense prescriptions, (ii) how prescriptions must be filled, (iii) how prescription drugs and controlled substances must be stored and safeguarded, (iv) when generic drugs may be substituted, and (v) the uses for which certain drugs may be prescribed. These laws are generally designed to insure the identity, strength, quality and purity and to regulate the packaging, labeling and dispensing of drugs. Regulations are issued by an administrative body in each state, typically a pharmacy board. These agencies are empowered to impose sanctions, including license or registration revocations for noncompliance. In addition, each pharmacy and pharmacist is bound by standards of professional practice. The Company has not experienced, nor does it expect to experience, any difficulties in compliance with regulations promulgated by these agencies.

     The Company also may be affected, directly or indirectly, by legislation affecting medical cost reimbursements. In recent years, Congress has enacted legislation aimed at controlling the cost to certain patients of medical products and services through the regulation of the primary federal and state reimbursement programs: Medicare, a federal program for certain elderly or disabled patients and certain patients suffering from end stage renal disease, and Medicaid, a jointly sponsored federal and state program which focuses on assisting certain qualified recipients.

     Legislative proposals to regulate or control health care costs and to institute a national health insurance program have been made from time to time and are currently receiving further consideration. Because these proposals vary, their potential effect on the health care industry also vary. If, in the future, legislation or regulations were to be adopted that would significantly reduce governmental reimbursement rates or rates charged to private-pay patients, such legislation or regulations could have a material adverse effect on the Company. Because a significant portion of all nursing home revenues on an industry-wide basis are derived from the federal and state governments, the Company and the industry as a whole will continue to be affected by changes in government programs and regulations.

     Requirement of Certificate of Need. Under the current Certificate of Need ("CON") law, there is a moratorium on the approval of new nursing home beds until June 30, 1999. In recent years, CON laws and regulations have been relaxed and even eliminated in certain instances.

     The acquisition of an MRI does not require a CON and is not reviewable (unless the cost is $2 million or more), but does require filing a notice of intent with the Director of Health and the local health care agency 60 days prior to the purchase.

     New construction or renovation of a nursing home costing $2 million or more requires a CON. Capital expenditures of $2 million or more on behalf of a health care facility in connection with the provision of a health service do require filing a notice of intent with the Director of Health and the local health agency 60 days prior to obligating the capital expenditure.

     The Company's business operations and plans must comply with the foregoing laws. There can be no guarantee that such laws will not be expanded in the future.

     Manufacture of Medical Equipment. Until October 1991, the Company was also engaged in the business of manufacturing durable medical equipment and furniture through its Healthcare Division located in Passaic, New Jersey.

     On October 1, 1991, the Company sold all of the assets (other than the real estate and plant thereon, which is presently leased to the buyer) of its Healthcare Division to a wholly-owned subsidiary of Graham-Field Health Products, Inc., pursuant to an Agreement dated August 31, 1991, between the Company and Graham-Field, Inc., as amended on October 1, 1991.

     The New Jersey Department of Environmental Protection and Energy (the "Department") determined that the Passaic, New Jersey, real estate of the Company did not completely comply with applicable New Jersey laws and regulations pertaining to the environment. The contamination in question had resulted primarily from underground tanks, long abandoned by prior owners of the site, and the contents thereof. All of such tanks have been removed by the Company. In part the contamination was also attributable to the method, initiated by prior operators, of disposal of solvents. The Company has incurred total costs of $1,078,000 related to environmental matters in New Jersey, of which $241,000 was spent in the five fiscal (calendar) years ended December 31, 1997.

PROPERTIES

     The Company leases approximately 7,200 square feet of space in a downtown Columbus, Ohio, office building which serves as the Company's, WBDC's, LLC's and the Partnership's general offices.

     The pharmacy operated by W-B is a leased premises located in a department store in downtown Columbus, Ohio (3,300 square feet). In addition, a warehouse (3,200 square feet) is leased in Columbus, Ohio to store records and durable medical equipment used at the pharmacy. The Company closed two pharmacies during 1997: one leased premises in Columbus, Ohio (4,000 square feet) and one leased premises in Canal Winchester, Ohio (4,000 square feet).

     The facilities of the Partnership consist of an 8,000 square foot, two-story building in Columbus, Ohio, which serves as its general offices and diagnostic and radiology center; such owned facilities are subject to mortgage indebtedness in the amount of approximately $683,000 at June 30, 1998.

     In February 1998, a subsidiary of the Company opened a 3,200 square feet diagnostic center in Granville, Ohio. This one story center, Wendt-Bristol Erinwood, operates on leased premises.

     The nursing homes of the Company operated during 1997 consist of one owned 147-bed home in Columbus, Ohio, (sold at December 31, 1997), one owned 75-bed Alzheimer's and related syndromes center (sold at December 31, 1997) and one 100-bed home with leased facilities in Springfield, Ohio. The lease expires in July, 2015. In November, 1994 the Company acquired approximately 2 acres of land adjacent to the Alzheimer's center for approximately $144,000. The property is not subject to any mortgage indebtedness and is being considered by the Company for the future development of a diagnostic, Women's Health and/or radiation therapy center.

     The present aggregate annual rentals of all remaining property leases referred to are approximately $528,000 and their terms have expiration dates ranging through July 2015.

     The Company believes that the facilities described or referred to above are adequate and sufficient for its present needs and requirements. It should also be noted that, in 1998, the Company has been pursuing the acquisition/lease of facilities to accommodate the operations of additional radiological and diagnostic ventures formed with unrelated third parties.

     The Company owns land and a plant located in Passaic, N.J., which were formerly used by its Healthcare Division (manufacturer of durable medical equipment), which was sold on October 1, 1991. This property was leased to the purchaser at the time of the transaction and the mortgage amortization schedule coincides with the term of the lease.

                           MANAGEMENT OF THE COMPANY

DIRECTORS AND OFFICERS OF THE COMPANY

     The following table and the text following the table set forth certain information with respect to the Directors and Executive Officers (being all of the directors of the Company, except for Dr. Penn, Mr. Del Ponte, Mr. Levine and Mr. Fernie) of the Company. Each Director serves until the next annual meeting of stockholders of the Company and until his successor is elected and qualifies, unless such Director resigns or dies prior thereto. Each Executive Officer serves at the pleasure of the Board of Directors.

NAME                         AGE              CURRENT POSITIONS WITH COMPANY
----                         ---              ------------------------------
Marvin D. Kantor...........  70     Chairman of the Board, Director
Sheldon A. Gold............  55     President, Treasurer, Chief Executive Officer,
                                    Director, member of Audit Committee
Reed A. Martin.............  44     Executive Vice President, Chief Operating Officer
                                    and Director
Harold T. Kantor...........  65     Vice Chairman of the Board, Director
Paul H. Levine.............  58     Director, member of Audit Committee
Gerald M. Penn.............  61     Director, Vice President of Medical Affairs (1998)
Clemente Del Ponte.........  47     Director
Charles R. Cicerchi........  38     Vice President of Finance, Principal Financial and
                                    Accounting Officer
David E. Fernie............  50     Director; member of Audit Committee

     Marvin D. Kantor has been Chairman of the Board since May 1988; prior to June 1993 he had also been President and Chief Executive Officer of the Company and W-B since May 1988. In addition, he is a Director of all of the Company's subsidiaries. He is a brother of Harold T. Kantor.

     Sheldon A. Gold is a certified public accountant and has been President and Chief Executive Officer of the Company since June 1993. Prior thereto and since March 1992 he had been Vice Chairman of the Board and since May 1988 he had been Executive Vice President, Treasurer, and Chief Financial and Accounting Officer of the Company. He again became Treasurer and Chief Financial and Accounting Officer of the Company in July 1992, until May, 1996. In addition, he has been a Director of the Company since May 1988. He has also been the President of W-B since June 1993, Executive Vice President between 1979 and June 1993, and Chief Financial and Accounting Officer of W-B since 1979 through May 1996.

     Reed A. Martin, elected as a Director in May 1992, has since June 1993 been Executive Vice President and Chief Operating Officer, since May 1991 he had been a Senior Vice President of the Company supervising operations. Mr. Martin is a son-in-law of Marvin D. Kantor.

     Harold T. Kantor has been Vice-Chairman since June 1993 and a Director of the Company since May 1988. In addition, he has been Vice President of W-B since October 1985. He is a brother of Marvin D. Kantor.

     Paul H. Levine has been a Director since January, 1990 and serves on the audit and stock option committee. He is President of Nichols and Levine Asset Management, Inc., a registered investment advisor. Mr. Levine is an attorney and a certified public accountant and has been active in venture capital, investment banking and financial consulting since 1972. He is also a Director of Learning Technologies, Inc.

     Dr. Gerald M. Penn, M.D., Ph.D., was elected as a director on February 8, 1995 and became the Vice President of Medical Affairs of the Company on January 1, 1998. He serves on the stock option committee and also served on the audit committee through December 31, 1997. Dr. Penn was previously Chairman and Medical Director of the Department of Pathology at Grant Medical Center 1981-1996. Educated at The Ohio State University, Doctor Penn received his medical degree from the College of Medicine and a doctoral degree in biochemistry. He completed a pathology residency at University Hospital and postgraduate training at The Rockefeller University, New York, NY. He is board certified in clinical and anatomical pathology, immunopathology and hematopathology. He serves on the Board of Trustees of the Columbus Medical Association Foundation.

     Clemente Del Ponte was elected as a director of the Company on June 18, 1997. For the past five years he has been the managing director of McBridge Advisory, Ltd., an import/export consulting agency. Prior thereto, he was an independent consulting agent. Mr. Del Ponte resides in Lugano, Switzerland.

     Charles R. Cicerchi is a certified public accountant and has been Vice President of Finance since joining the Company in September, 1994. Prior thereto, he was Controller of Speer Industries, a mechanical contractor, where he was responsible for all accounting and treasury functions from the period 1990 to 1994. Since May, 1996 he has been the Principal Financial and Accounting Officer of the Company.

     David E. Fernie was elected as a director of the Company on July 30, 1998 and is a member of the Audit Committee. He has been Professor of Education at Ohio State University since 1984. Prior to that, he was an Assistant Professor at the University of Houston. He received his Ed.D. from University of Massachusetts at Amherst and his Bachelors degree in political theory from Harvard College.

                             EXECUTIVE COMPENSATION

GENERAL

     The following table sets forth the total annual compensation paid or accrued by the Company and its subsidiaries to or for the account of (i) the President (the chief executive officer) of the Company and (ii) for the Company's most highly compensated executive officers other than the chief executive officer who were serving as executive officers at December 31, 1997 and with respect to each of whom such compensation exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM
                                                                         COMPENSATION
                                                                            AWARDS
                                                                         ------------
                                                                          SECURITIES
                                                 ANNUAL COMPENSATION      UNDERLYING
NAME AND                                         --------------------      OPTIONS/       ALL OTHER
PRINCIPAL POSITION                               YEAR     SALARY ($)       SARS(#)       COMP. ($)**
------------------                               -----    -----------    ------------    -----------
Sheldon A. Gold................................  1997      $160,000               *        $15,532
President and Chief Executive Officer            1996      $150,000        50,000/0             --
                                                 1995      $140,000               *             --
Marvin D. Kantor...............................  1997      $140,000               *        $65,028
Chairman of the Board                            1996      $130,000               *        $75,866
                                                 1995      $127,404               *        $65,028

---------------
 * Not applicable

** Includes life insurance premiums paid by the Company for each of named persons (see Note 11 of the Notes to the Consolidated Financial Statements herein). For the fiscal year ended December 31, 1997, the amounts paid by the Company for each of the named persons is:

                                                                LIFE
NAME                                                          INSURANCE
----                                                          ---------
Sheldon A. Gold.............................................   $15,532
Marvin D. Kantor............................................   $65,028

OPTIONS

     The following table sets forth information respecting the grant by the Company of options to purchase shares of its Common Stock and other information related to options granted by the Company:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                          INDIVIDUAL GRANTS
                                 --------------------------------------------------------------------
                                  NUMBER OF       % OF TOTAL
                                  SECURITIES     OPTIONS/SARS    EXERCISE
                                  UNDERLYING      GRANTED TO     OR BASE                   GRANT DATE
                                 OPTIONS/SARS    EMPLOYEES IN     PRICE      EXPIRATION     PRESENT
NAME                             GRANTED (#)     FISCAL YEAR      ($/SH)        DATE       VALUE ($)
----                             ------------    ------------    --------    ----------    ----------
None

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                                           VALUE OF
                                                                         NUMBER OF        UNEXERCISED
                                                                        UNEXERCISED      IN-THE-MONEY
                                                                      OPTIONS/SARS AT    OPTIONS/SARS
                                                                       FY-END-# SHRS      AT FY END-S
                                             SHARES                   ---------------    -------------
                                            ACQUIRED       VALUE       EXERCISABLE/      EXERCISABLE/
                                           ON EXERCISE    REALIZED     UNEXERCISABLE     UNEXERCISABLE
                                           -----------    --------    ---------------    -------------
Sheldon A. Gold..........................       0            0           50,000/0          $62,500/0

     All options held by Mr. Sheldon A. Gold were exercisable at December 31, 1997. All were "in-the-money". American Stock Exchange reported quotations for the Common Stock of the Company on December 31, 1997, are: high, $1.25; low $1.1875; and close, $1.25; such prices on July 31, 1998 are: high, $1,4375; low, $1.4375; and close, $1.4375. The exercise price of each of the options of Mr. Sheldon A. Gold is $.875 and the options expire on May 23, 2001.

STOCK OPTION PLAN

     In 1983, the Company adopted an Incentive Stock Option Plan which was amended in 1989 and 1998 (as amended, the "Plan"). Pursuant to the Plan, the Company is authorized to grant stock options to purchase up to 500,000 shares of Common Stock of the Company, subject to anti-dilution provisions, to key personnel, including eligible directors, officers and employees of the Company. In the event that any option granted under the Plan shall terminate prior to its exercise in full for any reason, then the shares subject to the option not acquired by exercise of the option shall be added to the shares otherwise available for the grant of options under the Plan. Options granted under the Plan may be those intended to qualify as "incentive stock options", as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or those not intended so to qualify. At July 31, 1998, options to purchase an aggregate of 347,000 shares of Common Stock of the Company, subject to anti-dilution provisions, could still be granted under the Plan.

     The Plan is currently administered by a Committee of the Board of Directors of the Company consisting of Messrs. Levine and Penn, which have the authority (except with respect to stock options to non-employee directors which are mandated by the Plan) to determine the grantees of the options, whether options granted are to be "incentive stock options" or non-incentive stock options except that non-employee directors must receive non-incentive stock options, the number of shares to be covered by each option, the time at which each option is exercisable, the method of payment, and certain other provisions of the option. Options may be granted for a term not to exceed 10 years (five years with respect to a 10% stockholder) and are not transferable or assignable other than by will or the laws of descent and distribution.

     An option may be exercised within twelve months after the death or disability of the optionee, to the extent the option was exercisable at the time of death or disability. The exercise price of all options (other than non-incentive stock options granted to persons other than non-employee directors) must be at least equal to the fair market value of shares of Common Stock of the Company on the date of grant, or 110% of such fair market value with respect to any optionee who is a 10% stockholder of the Company.

     The Plan will terminate on April 25, 2001. The Board of Directors of the Company may, however, terminate the Plan at any time prior to such date. Termination of the Plan will not alter or impair, without the consent of the optionee, any of the rights or obligations under any option theretofore granted under the Plan.

     The Plan provides that no option granted thereunder shall be exercisable if the Company shall, at any time and in its sole discretion, determine that (i) the listing upon any securities exchange, registration or qualification under any state or federal law of any shares otherwise deliverable upon such exercise, or (ii) the consent or approval of any regulatory body of the satisfaction of withholding tax or other withholding liabilities, is necessary or appropriate in connection with such exercise. In any of such events, the exercisability of the option is suspended and is not effective unless and until such withholding, listing, registration, qualification or approval shall have been effected or obtained free of any conditions not acceptable to the Company in its sole discretion, notwithstanding any termination of any option or any portion of any option during the period when exercisability has been suspended.

     The Plan also provides that the Board or, if so designated, the Committee (of directors of the Company appointed to administer the Plan) may require, as a condition to the right to exercise an option, that the Company receive from the option holder, at the time of any such exercise, the representation, warranties and agreements to the effect that the shares acquired upon exercise of such options are being purchased by the option holder only for investment and without any present intention to sell or otherwise distribute such shares and that the option holder will not dispose of such shares in transactions which, in the opinion of counsel to the Company, would violate the registration provisions of the Securities Act of 1933 and the rules and regulations thereunder. The certificates issued to evidence such shares will bear appropriate legends summarizing such restriction on the disposition thereof.

SPLIT-DOLLAR INSURANCE POLICIES

     The following table sets forth information as of December 31, 1997, concerning split-dollar insurance policies on the lives of the named persons in the Summary Compensation Table(1):

                                                  INITIAL FACE                  INSURANCE PREMIUMS
                                                   AMOUNT OF                   ADVANCED IN EXCESS OF
NAME OF INSURED(2)                                   POLICY         ISSUED         CASH VALUE(5)
------------------                                ------------     --------    ---------------------
Marvin D. Kantor................................   $1,500,000(3)   06/08/92          $421,000
Sheldon A. Gold.................................   $  375,000(4)   09/11/86          $ 67,000

---------------
(1) See footnote to the Summary Compensation Table for information respecting Company premium payments for the fiscal year ended December 31, 1997.

(2) The beneficiaries of the policies are the spouses of the insured.

(3) The policy is an increasing death benefit policy (through use of dividends) and has replaced a previous universal life policy.

(4) The policy is of the universal life nature, whereby the cash value is added to the face value at all times, including death.

(5) Represents monies advanced by the Company in excess of cash value available in the policies.

     The Company, pursuant to split-dollar agreements, has purchased life insurance on the lives of certain officers (including named persons in the Summary Compensation Table) and key employees on a "split-dollar" basis. The program is designed so that advances of premium payments (the "advances") the Company makes on behalf of each insured are collateralized by assignment of the related life insurance policy (i.e., the accumulated policy cash value and the policy death benefit).

     The insured person owns the policy and, with the consent of the Company, is permitted to borrow from the cash surrender value of the policy.

     Under the "split-dollar" agreements, the Company upon death or other separation from service of the insured receives the return of the advances from the death benefits or cash surrender value, if any, of the policy, as the case may be.

     The Company has represented its intention and obligation to maintain the policies. The individuals have enhanced the realization of these receivables by pledging a portion of their common stock ownership in the Company.

SECTION 401(k) PLAN

     Effective July 1, 1989, the Company established a Plan and Trust (the "401(k)Plan") intended to comply with the provisions of Section 401(k) of the Internal Revenue Code.

     All full-time (as defined) employees of the Company and of its subsidiaries (collectively referred to under this sub-caption as the "Company") who were employees on July 1, 1989, and persons who became employees thereafter and are continuously employed for one year are eligible to participate in the 401(k) Plan. Under the 401(k) Plan, an eligible employee who elects to participate defers a portion (the "Portion") of his compensation, as defined, the Portion being up to the maximum which will not cause the 401(k) Plan to favor Highly-Compensated Employees, as defined, or cause the 401(k) Plan to exceed the maximum amount allowable as a deduction to the company under Section 404 of the Code. The Company contributes under the 401(k) Plan, for the account of such eligible employee, an amount equal to the Portion; in substance the contribution is being made by the eligible employee.

     The 401(k) Plan provides that the Company shall make a contribution (which is in addition to the contribution referred to in the preceding sentence and shall be in shares of Common Stock of the Company) equal to 10% of the aggregate amount of all contributions made by participants, except that for this purpose a maximum of 10% of the compensation of each participant is taken into account. The 401(k) Plan also provides that the Company may contribute a discretionary amount to all participants out of its current or accumulated Net Profit, as defined, for the applicable Fiscal Year, as defined.

     All contributions of the participant vest immediately. Contributions of the Company vest in accordance with the number of years of service of the participant with vesting of 20% after one year of service and thereafter increasing by 20% increments for each year so that after five years or more of service, the Company's contributions become fully vested. Notwithstanding the foregoing, the Company's contributions fully vest upon the retirement, death, disability of a participant (all as defined in the 401(k) Plan) or in the event that the 401(k) Plan is terminated in whole, or to the extent particular participants are affected thereby, in part.

     The Trustee under the 401(k) Plan, Merrill Lynch Trust Company, invests cash contributed or otherwise held under the Plan as it is instructed by the employee participants, who have the discretion of fund selection.

     Distributions from the 401(k) Plan are made available on a participant's retirement, death, disability, or the termination of employment for any reason other than the foregoing. Advance distributions on account of hardship may be made in limited circumstances as provided in the 401(k) Plan.

     Payment of vested amounts are made in accordance with directions of the Committee, appointed by the Company to act under the 401(k) Plan, either in one lump sum payment or in annual cash installments over a period not to exceed 10 years.

COMPENSATION OF DIRECTORS

     Non-employee Directors of the Company receive $650 for each meeting of the Board of Directors of the Company which they attend and such Directors are also reimbursed for any expenses incurred. In addition, beginning January 1, 1995 all non-employee directors are compensated $500 per month for serving as director of the Company. No additional amounts are paid for committee participation.

     In addition, Non-Employee Directors have been granted stock options under the Plan to purchase shares of Common Stock of the Company. "Non-Employee Directors" are defined in the Plan as Directors of the

Company who are not also employees of the Company, who have served as Directors for twelve consecutive full months, and who at the end of such period are continuing to serve as Directors. Dr. Gerald M. Penn was elected as a director in February, 1995 and was granted options on February 1, 1995 to purchase up to an aggregate of 10,000 shares, subject to anti-dilution provisions, at a price of $.375 per share. David E. Fernie was elected as a director in July 1998 and was granted options on July 30, 1998 to purchase up to an aggregate of 10,000 shares subject to anti-dilution provisions at a price of $1.375 per share. The Stock Option Plan also provides for a grant of additional stock options to each Director who received an option ("initial option") as hereinbefore described, each of such additional options to provide for the purchase of an aggregate maximum of 1,000 shares of Common Stock of the Company at a price per share equal to the fair market value of the Common Stock of the Company on the date of grant, subject to anti-dilution provisions, one of such additional options to be granted on each successive anniversary of the date of grant of the initial option, provided that such Director continues on such anniversary to be a Non-Employee Director. Pursuant to the Second Amendment of the Stock Option Plan, on each fifth anniversary of receiving the initial 10,000 stock option, such Non-Employee Director will receive an option for 10,000 shares instead of 1,000 shares. Pursuant to the provisions of the Plan, Mr. Levine received on July 11, 1994, options to purchase an aggregate of 1,000 shares of the common stock of the Company at a price of $.6875 per share, subject to anti-dilution provisions; he received on July 11, 1995, options to purchase an aggregate of 1,000 shares of common stock of the Company at a price of $.4375 per share, subject to anti-dilution provisions; he received on July 11, 1996, options to purchase an aggregate of 1,000 shares of common stock of the Company at a price of $.875 per share, subject to anti-dilution provisions, he received on July 11, 1997, options to purchase an aggregate of 1,000 shares of common stock of the Company at a price of $1.1875 per share, subject to anti-dilution provisions; and on July 30, 1998 he received options to purchase an aggregate of 10,000 shares of common stock of the Company at a price of $1.375 per share, subject to anti-dilution provisions. Dr. Penn received on February 1, 1996, options to purchase an aggregate of 1,000 shares of common stock of the Company at a price of $.375 per share, subject to anti-dilution provisions, he received on February 1, 1997, options to purchase an aggregate of 1,000 shares of common stock of the Company at a price of $1.435, subject to anti-dilution provisions and he received on February 1, 1998, options to purchase an aggregate of 1,000 shares of common stock of the Company at a price of $1.25 per share, subject to anti-dilution provisions. Each of the stock options referred to in this paragraph are exercisable commencing on the date of grant and ending on the fifth anniversary of such date. None of the options referred to in this paragraph have been exercised.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The table below presents as of July 31, 1998, certain information (1) with respect to any person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended ) who is known to the Company to be the beneficial owner of more than five percent of any class of the Company's voting securities and (2) as to each class of equity securities of the Company or any of its parents or subsidiaries, other than directors' qualifying shares, beneficially owned by each director and executive officer of the Company and by all directors and executive officers of the Company as a group.

                                                                      AMOUNT AND NATURE AND       PERCENT
TITLE OF CLASS                                  NAME                 BENEFICIAL OWNERSHIP(1)    OF CLASS(2)
--------------                                  ----                 -----------------------    ------------
Common Stock                     Marvin D. Kantor                             872,920              13.88%
                                 Two Nationwide Plaza
                                 Suite 760
                                 Columbus, Ohio 43215
Common Stock                     Harold T. Kantor                             222,475               3.54%
Common Stock                     Sheldon A. Gold                              106,375(3)            1.69%
Common Stock                     Reed A. Martin                                15,751(4)               --
Common Stock                     Paul H. Levine                                15,500(5)               --
Common Stock                     Dr. Gerald M. Penn                            16,000(6)               --
Common Stock                     Clemente Del Ponte                           658,200(7)           10.47%
                                 Dollard House
                                 Wellington Quay
                                 Dublin 2 Ireland
Common Stock                     David E. Fernie                               10,000(8)               --
Common Stock                     All Directors and Executive                1,917,221(9)           30.49%
                                 Officers   as a Group (7 persons)
Common Stock                     Gerald F. Schroer                            413,800(10)           6.58%
                                 25109 Detroit Road
                                 Westlake, Ohio 44145

---------------
 (1) The individuals named have direct ownership and sole voting and investment power, except as otherwise indicated.

 (2) Percent of class shown net of treasury shares (see (9) below). Except as otherwise indicated, shares owned by the individuals named represent less than 1% of the outstanding shares of Common Stock of the Company.

 (3) Includes 13,750 shares of Common Stock which Mr. Gold may acquire by exercising Warrants and 50,000 shares of common stock which Mr. Gold may acquire by exercising options granted to him under the Company's Stock Option Plan.

 (4) Includes 1,100 shares of Common Stock which Mr. Martin may acquire by exercising Warrants and 10,000 shares of Common Stock which he may acquire by exercising options granted to him under the Company's Stock Option Plan.

 (5) Includes 15,000 shares of Common Stock which Mr. Levine may acquire by exercising options granted under the Company's Stock Option Plan.

 (6) Includes 13,000 shares of Common Stock which Dr. Penn may acquire by exercising options granted under the Company's Stock Option Plan.

 (7) All of the shares are in the record name of McBridge Advisory, Ltd. of which Mr. Del Ponte is the managing director of said company.

 (8) Includes 10,000 shares of Common Stock which Mr. Fernie may acquire by exercising options granted under the Company's Stock Option Plan.

 (9) Includes 14,850 shares of Common Stock which may be acquired by exercise of Warrants and 128,000 shares which may be acquired by exercise of options granted under the Company's Stock Option Plan.

(10) Pursuant to a July 6, 1998 letter from Mr. Schroer.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     MHK Corp., of which Marvin D. Kantor and Harold T. Kantor are the sole shareholders, has incurred indebtedness to the Company. The largest amount of such indebtedness outstanding in 1997 was $799,718; 1996 was $809,435; and 1995 was $773,638. On June 30, 1998, the amount of such indebtedness, exclusive of interest, outstanding was approximately $724,000. Interest at 9% totaling $68,328 and $61,823 has been charged, through December 31, 1997 and 1996, respectively. A significant portion of this indebtedness arose effective January 1, 1995, when the Company sold the operating assets of a subsidiary's retail liquor store and two lounges in Florida to MHK Corp. The purchase price was equivalent to the net book value of the net assets which totaled $574,949 as adjusted for certain 1995 transactions. Additional advances were made in 1995 and 1996. Collateral for this indebtedness includes the operating assets of MHK Corp. and additional commercial real estate property owned by the Kantors in Dayton, Ohio.

     The President and CEO of the Company has incurred indebtedness to the Company. The largest amount of such indebtedness outstanding in 1997 was $243,412; 1996 was $243,412; and 1995 was $204,975. On June 30, 1998, the amount of such indebtedness was approximately $199,000. No interest is paid or charged on such indebtedness. The President/CEO has granted collateral to the Company to enhance the realization of the indebtedness, which is evidenced by a promissory note providing for minimum annual payments of $15,000, as amended.

     Certain executive officers and directors of the Company are limited partners owning less than an aggregate 10% interest in the Partnership and WBDC is the general partner of the Partnership.

                  CERTAIN INFORMATION REGARDING COMPANY STOCK
                             AND PARTNERSHIP UNITS

     Prices are not available for the Units, as they are not listed on any exchange.

     Price Range of Common Stock of the Company:

                                                               HIGH           LOW
                                                              -------       -------
1996
1st Quarter.................................................       3/4          7/16
2nd Quarter.................................................    1  1/2           1/2
3rd Quarter.................................................    1  3/4
4th Quarter.................................................    1  3/4        1  1/8

1997
1st Quarter.................................................    1  5/8        1  1/4
2nd Quarter.................................................    1 7/16        1
3rd Quarter.................................................    1  1/2        1
4th Quarter.................................................    1 7/16        1 1/16

1998
1st Quarter.................................................    1  3/8        1 1/16
2nd Quarter.................................................    1  5/8        1  1/8

                               PERFORMANCE GRAPHS

     This chart shows the Company's performance in the form of cumulative total return to shareholders from December 31, 1992 until December 31, 1997 in comparison to Standard and Poor's 500 and Standard and Poor's 500 Healthcare Composite Index.

                           TOTAL SHAREHOLDER RETURNS
                             (DIVIDENDS REINVESTED)

                                                             ANNUAL RETURN PERCENTAGE
                                                                   YEARS ENDING
                                                    ------------------------------------------
                  COMPANY/INDEX                     DEC 93   DEC 94   DEC 95   DEC 96   DEC 97
                  -------------                     ------   ------   ------   ------   ------
Wendt-Bristol Health Svc Cp.......................  (25.00)  (41.73)   28.60   166.90   (16.67)
Health Care-500...................................   (8.40)   13.12    57.85    20.75    43.72
S&P 500 Index.....................................   10.08     1.32    37.58    22.96    33.36

                                                              INDEXED RETURNS
                                                               YEARS ENDING
                                            ---------------------------------------------------
                                             BASE
                                            PERIOD
              COMPANY/INDEX                 DEC 92   DEC 93   DEC 94   DEC 95   DEC 96   DEC 97
              -------------                 ------   ------   ------   ------   ------   ------
Wendt-Bristol Health Svc Cp...............   100      75.00    43.70    56.20   150.00   125.00
Health Care-500...........................   100      91.60   103.61   163.55   197.49   283.82
S&P 500 Index.............................   100     110.08   111.53   153.45   188.68   251.63

                              THE PREFERRED SHARES

     Pursuant to the Company's Certificate of Incorporation, the total amount of shares of capital stock the Company is authorized to issue is 12,500,000, consisting of 12,000,000 shares of common stock, par value $.01 per share and 500,000 shares of preferred stock, par value $1.00 per share. The board of directors of the Company is authorized by the Certificate of Incorporation to determine the power, preferences and rights of any preferred shares issued by the Company. The board of directors by resolution as set forth in The Wendt-Bristol Health Services Corporation Terms of Series 1 Cumulative Dividend Convertible Preferred Stock, attached hereto as Appendix C, has determined that the Preferred Shares will nonvoting, preferred stock, designated Series 1, with a par value of $1.00 and a stated value of $20.00 and redeemable by the Company at a price of $24.00 per Preferred Share. The Preferred Shares are entitled to quarterly cumulative dividends at a rate of $1.20 per Preferred Share per annum on such conditions and at such times as set forth in the board of directors' resolutions declaring such dividends. The Preferred Shares may be converted into Common Shares at a rate of 6 2/3 Common Shares per Preferred Share. The board of directors has authorized the issuance of up to 115,000 Preferred Shares in connection with the Merger and the Corporate Merger and an additional 385,000 Preferred Shares to be sold in an offering for cash. The Preferred Shares are not entitled to preemptive rights. There are no restrictions on the repurchase or redemption of the Preferred Shares by the Company while there is an arrearage in the payment of dividends or sinking fund installments.

         COMPARISON OF RIGHTS OF HOLDERS OF PREFERRED SHARES AND UNITS

GENERAL

     As a result of the Merger, Unitholders will become preferred shareholders of the Company, and the rights of former Unitholders will thereafter be governed by the Company's Certificate of Incorporation, its Bylaws and the Delaware General Corporation Law. The rights of Unitholders are presently governed by the Amended and Restated Agreement and Certificate of Limited Partnership of the Partnership (the "Partnership Agreement") and the Delaware Revised Uniform Limited Partnership Act. The following summary sets forth the material differences between the rights of holders of the Preferred Shares and the Unitholders under these governing documents and bodies of law. This summary is qualified in its entirety by reference to the full text of each such documents and the applicable state statutes.

VOTING RIGHTS

     The holders of the Preferred Shares do not have voting rights, but do have the right to convert the Preferred Shares to the Common Shares, which do have certain voting rights. Unitholders do not have any authority to bind the Partnership or participate in the management of the Partnership, powers which are granted to the General Partner. Though the Unitholders have been assigned all the economic rights and privileges held by WBO, WBO retains the voting rights attendant to the limited partnership interests. However, pursuant to the Partnership Agreement, WBO must vote the limited partnership interests it holds in accordance with the written instructions it receives from the Unitholders. Consequently, all references to WBO in a voting context contained in this Prospectus implicate the Unitholders' right and power to direct WBO's voting through the submission of written instructions.

     WBO cannot participate in the selection of the Partnership's general partner initially, though a majority vote by WBO and the approval of the existing general partner is necessary in order to appoint successor and additional general partners. However, the general partner may not cause the Partnership to merge or consolidate with another entity, unless the Partnership is the surviving entity, or sell all or substantially all of the Partnership's assets under certain circumstances without the affirmative vote by WBO of more than 50% of the aggregate number of outstanding limited partnership interests.

MANAGEMENT

     As discussed above, management of the Partnership is vested in the General Partner while management of the Company is vested in the board of directors. Neither the Unitholders nor the holders of the Preferred Shares are entitled to participate in the management of the respective entities or the selection of directors or general partners. Holders of the Common Shares, however, are entitled to vote in the election of directors.

CONVERTIBILITY

     The Preferred Shares are convertible into the Common Shares, whereas the Units are not convertible.

LIQUIDITY

     There is no established market for the transfer of the Units. Conditioned upon the approval of the Preferred Shares for listing on AMEX, subject to official notice of issuance, the Preferred Shares will be publicly traded on AMEX. The Common Shares are publicly traded on AMEX.

NATURE OF INTEREST

     The Preferred Shares represent a direct ownership interest in the Company as opposed to the Units, which represent an assignment of the limited partnership interest held by WBO.

DIVIDENDS AND DISTRIBUTIONS

     The Preferred Shares are entitled to quarterly cumulative dividends at a rate of $1.20 per Preferred Share per annum on such conditions and at such times as set forth in the board of directors resolutions declaring such dividends. The Unitholders are entitled to distributions from available cash flow upon the terms and conditions set forth in the Partnership Agreement.

FEDERAL TAXATION

     The Partnership is not subject to federal tax, while the Company is subject to federal tax as a C corporation.

REMOVAL OF DIRECTORS AND THE GENERAL PARTNER

     The Company's Articles of Incorporation provide that a director may be removed from office by either the majority vote of the stockholders of the class that elected such director or by the affirmative vote of 3/4 of the board of directors. The Partnership Agreement states that a general partner may be removed with or without cause upon the affirmative vote of the limited partners of the Partnership and the satisfaction of certain additional requirements, but the Unitholders themselves have no right to participate in the removal of a general partner, other than through directing the WBO vote.

ANNUAL MEETINGS

     The Company is required to hold an annual meeting in the months of May or June of each year. The Partnership is not required to hold an annual meeting.

CALLING OF MEETINGS

     Shareholders of the Company may call a special meeting of the shareholders at the request in writing by shareholders owning a majority of the issued and outstanding capital stock of the Company entitled to vote. Meetings of the Partnership may be called by solely the General Partner and must be called by the General Partner upon receipt of written request for a meeting signed by 10% or more in interest of the Unitholders.

NOTICE OF MEETINGS

     Notice of annual or special shareholder meetings must be provided to shareholders of the Company at least 10 days and no more than 50 days prior to such meeting in writing. Though notice of meetings is required to be provided to Unitholders pursuant to the Partnership Agreement, neither the Partnership Agreement nor Delaware law impose a requirement upon the timing of such notice.

AMENDMENT OF GOVERNING DOCUMENTS

     The Company's Bylaws may be amended, altered or repealed and new bylaws adopted by the board of directors or by the shareholders. Pursuant to Delaware law, an amendment of the Company's Certificate of Incorporation first requires a resolution proposing the amendment be adopted by the Company's board of directors. The amendment must then be adopted by the affirmative vote of a majority of the shareholders. In the event the amendment would alter the aggregate number of authorized shares, the par value or the special rights of a class of shares, such class (even of nonvoting shares) shall be entitled to vote on the adoption of such amendment.

     The General Partner may make certain amendments to the Partnership Agreement of the Partnership without the consent or approval of the Unitholders or WBO. These changes include: (i) a change in the name of the Partnership or location of its principal place of business; (ii) the admission, substitution, termination or withdrawal of a general or limited partner; (iii) a change necessary for the Partnership to qualify for limited liability; (iv) a change necessary or advisable in the opinion of the general partner to avoid being treated as an association taxable as a corporation for federal income tax purposes; (v) an inconsequential change that does not adversely affect the Unitholders or WBO; (vi) a change necessary to cure an ambiguity or correct a provision of the Partnership Agreement; (vii) a change necessary or desirable to satisfy the requirements, conditions or guidelines in any opinion, directive, order, regulation or ruling of any federal or state agency or contained in any statute or to facilitate the trading of the Units or compliance with a rule or regulation of a securities exchange on which the Units are listed; (ix) a change that is required or specifically contemplated by the Partnership Agreement; (x) a change relating to allocations, provided certain conditions are met; and (xi) changes necessitated by the repeal, amendment or modification of Delaware law that requires an amendment of the Partnership Agreement. All other amendments to the Partnership Agreement require the majority vote of the limited partnership interests by WBO, but the concurrence of the General Partner is not necessary.

PREFERENCES UPON LIQUIDATION

     Since the Preferred Shares are preferred stock, in the event of the dissolution of the Company, the holders of the Preferred Shares would occupy a preferred position upon the liquidation of the Company's assets relative to the other shareholders of the Company. The Unitholders, however, would occupy the same liquidation priority as the other equity interest holders of the Partnership.

INDEMNIFICATION

     The Company is required to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent to the Company against expenses (including attorneys' fees), judgment, fines and amounts paid in settlement actually and reasonably believed to be in or not opposed to the best interests of the Company. In the case of a criminal action, indemnification will be provided if the individual had no reason to believe his conduct was unlawful. Indemnification will also be provided by the Company to directors, officers, employees and agents of the Company as a result of a threatened, pending or completed action by or in the right of the Company to procure a judgment in its favor against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. However, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged liable for negligence or misconduct in the performance of his duty to the Company unless the court in which such action or suit was brought determines otherwise. If successful on the merits, such persons shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the matter.

     Whether an individual has met the standards of conduct set forth above is left to the determination of a majority of the disinterested members of the board of directors, unless a quorum is not available or an independent legal opinion dictates otherwise, in which case the determination will be reached by the shareholders of the Company. The payment of such expenses may be made prior to the final disposition of the matter, upon the authorization of the board of directors and the receipt of an undertaking by such individual to repay the advance amount if indemnification is ultimately determined to be inappropriate.

     The Partnership Agreement provides for the indemnification of the General Partner, its affiliates, and all officers, directors, employees and agents of the General Partner and its affiliates from and against liabilities incurred as a result of the business of the Partnership; provided that, such person's conduct did not constitute actual fraud, negligence, misconduct or breach of fiduciary duty. Such person must have also acted in good faith and in a manner it believed to be in, or not opposed to, the interests of the Partnership.

TERM

     The Company's existence is of perpetual duration. The Partnership will continue in existence until the close of business December 31, 2017, unless earlier terminated pursuant to the Partnership Agreement.

REDEMPTION

     The Preferred Shares are subject to redemption by the Company at a price of $24.00 per Preferred Share. The Units may be redeemed by the Partnership if the Partnership or General Partner determine that the Unitholder is not eligible to hold the Units upon those terms and conditions contained in the Partnership Agreement.

INVESTMENT OBJECTIVES

     The principal investment objectives of the Partnership and the Company are essentially the same: to preserve invested capital, maximize the potential for capital appreciation and to expand the revenues of each business. The Company's investment objectives, however, are focused on the more diffuse goal of enhancing the performance of a number of different businesses, rather than one single business as is the case with the

Partnership. The Company is presently engaged in a strategy of attempting to consolidate its holdings and gain greater control over its business in order to focus on those markets it believes are the most promising.

BORROWING POLICIES

     Both the Company and the Partnership have broad powers to borrow funds in furtherance of their investment objectives. While the ability of the Company to incur indebtedness provides additional sources of funds and additional investment opportunities, there are also certain risks inherent in incurring indebtedness. However, the ability to borrow funds is not substantially different in the Company than in the Partnership, as the board of directors of the Company and the General Partner both have extensive authority in this regard.

                            REVIEW OF INVESTOR LISTS

     Under Delaware law, a shareholder of the Company is entitled, upon written demand, to inspect and copy the record of stockholders, at any time during normal business hours, for a purpose reasonably related to his or her interest as a shareholder. Pursuant to the Partnership Agreement, Unitholders may, upon 20 days prior written notice and at such Unitholder's own expense, receive a list of the name and last known address of each partner and Unitholder of the Partnership.

                                 EXCHANGE VALUE

     The Exchange Value for the Merger shall be one (1) Preferred Share for every two (2) Units. The Exchange Value is based upon the price the initial Unitholders paid for their Units, namely, $10 and the stated value of the Preferred Shares, $20. This approach was used in order to ensure that the Unitholders would receive securities that matched the initial investment in the Partnership (exclusive of distributions) and could be traded in an established market, conditioned upon the acceptance of the Company's application for listing on the AMEX.

     No Preferred Shares will be issued to the General Partner in exchange for its interest and the General Partner shall remain the general partner of the Partnership after the consummation of the Merger.

                                 LEGAL MATTERS

     American Health Care Centers, Inc. ("AHCC") had filed a complaint for Declaratory Judgment action against Ethan Allen Care Center, Inc. ("EACC") on June 26, 1995 in the Court of Common Pleas, Clark County, Ohio (Case No. 95-CV-0326). EACC is a subsidiary of W-B. AHCC is the landlord under a lease with EACC for its nursing home facility doing business as Bristol House of Springfield. AHCC seeks a Declaration that EACC is in default of the lease and seeks the right to repurchase the license for the nursing home. AHCC's Motion for Summary Judgment was denied by the court. EACC is presently current on its rent obligation but is disputing the calculation of late rent charges imposed under the lease.

     Although not directly subject to the aforementioned complaint, the Company has filed a complaint seeking payment of a receivable related to a Share Transfer Agreement with AHCC. Such amounts became due in February 1996, one year after final settlement of certain State of Ohio Medicaid receivables, as provided in the Agreement. Both cases are currently scheduled for different trial dates during 1998.

                                                                      APPENDIX A

               WENDT-BRISTOL DIAGNOSTICS COMPANY L.P. SUPPLEMENT

               WENDT-BRISTOL DIAGNOSTICS COMPANY L.P. SUPPLEMENT

     This supplement (the "Supplement") is prepared for and relates to the merger (the "Merger") of Wendt-Bristol Acquisition LLC, a Delaware limited liability company ("LLC"), with and into Wendt-Bristol Diagnostics Company L.P., a Delaware limited partnership (the "Partnership") of which Wendt-Bristol Diagnostics Company, an Ohio corporation (the "General Partner"), is the general partner. A registration statement on Form S-4 has been filed by The Wendt-Bristol Health Services Corporation, a Delaware corporation (the "Company") with the Securities and Exchange Commission relating to the issuance of Preferred Shares in connection with the Merger. All cross-references contained herein are to the Prospectus of the Company attached hereto as Appendix A.

                                   THE MERGER

     The Wendt-Bristol Company, a Delaware corporation and controlling shareholder of the General Partner, has proposed the Merger in which (i) the Partnership and the LLC will be merged, (ii) the separate existence of the LLC will cease and the Partnership will be the surviving entity, (iii) every two (2) Depository Units of the Partnership (the "Units") will be converted to the right to receive one (1) Preferred Share (the "Exchange Value"), and (iv) W-B Organizational L.P., Inc. ("WBO") will be the only limited partner of the Partnership and the General Partner shall remain the general partner of the Partnership and those limited partner rights assigned to the Unitholders via the Units will be vested in WBO. See, "THE MERGER" and "EXCHANGE VALUE."

     The Company, the Partnership and the LLC will consummate the Merger pursuant to the terms thereof promptly after the affirmative vote of WBO based upon the directions of Unitholders holding Units representing a majority of the limited partnership interests.

     Upon completion of the Merger, the Depository Unit holders of the Partnership (the "Unitholders") shall receive Preferred Shares in exchange for their Units in an amount determined according to the Exchange Value. See "THE PREFERRED SHARES". Application is being made for the Preferred Shares to be listed on the American Stock Exchange (the "AMEX").

THE SHARES

     In connection with the Merger, the Company will issue to the Unitholders up to 71,921 Preferred Shares on the basis of one (1) Preferred Share for every two
(2) Units. The total number of Preferred Shares issued in connection with the Merger was based upon the Exchange Value and the total number of Units outstanding at the time of the Merger. See, "EXCHANGE VALUE."

     The Preferred Shares will be nonvoting, convertible preferred stock of the Company, designated Series 1, with a par value of $1.00 and a stated value of $20.00. The Preferred Shares are entitled to cumulative dividends at a rate of $1.20 per annum and are redeemable by the Company at a price of $24.00 per Share and may be converted into the common stock of the Company (the "Common Shares") at a rate of 62/3 Common Shares per 1 Preferred Share. See "THE PREFERRED SHARES."

EXCHANGE VALUE

     The Exchange Value for the Merger shall be one (1) Preferred Share for every two (2) Units. The Exchange Value is based upon the price the initial Unitholders paid for their Units, namely, $10 and the stated value of the Preferred Shares, $20. This approach was used in order to ensure that the Unitholders would receive securities that matched the initial investment in the Partnership (exclusive of distributions) and could be traded in an established market, conditioned upon the acceptance of the Company's application for listing on the AMEX.

     No Preferred Shares will be issued to the General Partner in exchange for its interest and the General Partner shall remain the general partner of the Partnership after the consummation of the Merger.

                                    FAIRNESS

     The General Partner believes that the Merger is in the best interests of and fair to the Unitholders and recommends that the Unitholders vote in favor of the Merger. The Unitholders will receive a more liquid security in exchange for those they presently hold, as it is anticipated that the Preferred Shares will be traded on AMEX (conditioned upon acceptance of the Company's listing application) and they are convertible into the common stock of the Company, which is already traded on the AMEX. The Exchange Value is also based on the initial offering price of the Units. Moreover, the Preferred Shares are entitled to quarterly cumulative dividends and will afford their holders preferences over the Company's common shareholders in the event of the liquidation of the Company. The General Partner did not obtain a fairness opinion with regard to the Merger. See "FAIRNESS OPINION."

                           INVESTMENT CONSIDERATIONS

     The following risk factors should be carefully considered in evaluating the Company and its business before directing WBO's vote with respect to the Merger. For further discussion of each risk factor, see "INVESTMENT CONSIDERATIONS."

CONSIDERATIONS ASSOCIATED WITH THE MERGER

     There is no guarantee as to the prices at which the Preferred Shares will trade after the Merger. This risk is exacerbated by the fact that the Company will be simultaneously issuing and registering Preferred Shares in connection with the merger of Wendt-Bristol Acquisition, Inc., an Ohio corporation and wholly-owned subsidiary of W-B, with and into WBDC (the "Corporate Merger"). In addition, the Company intends to issue Preferred Shares for cash in non-U.S. sales and register Preferred Shares for that purpose. Thus, there is the possibility that the Preferred Shares may trade at prices below the value assigned to the Preferred Shares for purposes of the Merger. Moreover, the price at which the Common Stock may trade at the time of the conversion of Preferred Shares to Common Shares is uncertain and there is the possibility the price of the Common Shares could decrease. The listing of the Preferred Shares on AMEX is conditioned upon the acceptance of the Company's application for listing on the AMEX.

     The rights of holders of the Preferred Shares are also fundamentally different from those of the Unitholders. For a more detailed discussion of these differences, see "COMPARISON OF RIGHTS OF HOLDERS OF PREFERRED SHARES AND UNITS."

     The affiliated nature of the parties to the Merger, their shared management and the fact that some of the parties will also be participating in the Corporate Merger raises the possibility of conflicted interests playing a role in the structuring of the Merger. See "INTERESTS OF CERTAIN PERSONS IN THE MERGER."

     The Merger also involves a fundamental change in the nature of the Unitholders' investment in a finite-life entity with a life of 30 years from the date of its formation and in which the Unitholders might receive a distribution upon liquidation, to an investment in an infinite-life entity in which shareholders will recover their investment from the sale of their Preferred Shares and not from liquidation proceeds. Additionally, the Unitholders will be moved from an investment with returns based upon approved distributions subject to the Partnership Agreement to one driven by dividends that must be declared by the board of directors of the Company, though such dividends are cumulative.

     Finally, dissenting Unitholders are not entitled to receive cash based upon an appraisal of their Units or other dissenters' rights under Delaware law. If the Merger is approved, all the Units will be subject to exchange for Preferred Shares only.

TAX CONSEQUENCES

     The tax treatment of the Partnership and the Company is also vastly different, as the Company is subject to federal tax as a C corporation, while the Partnership is not subject to federal tax at all. The Merger is taxable and Unitholders will be required to recognize gain or loss as a result of the merger. For further discussion of the tax consequences of the Merger, see "FEDERAL INCOME TAX CONSEQUENCES."

CONSIDERATIONS ASSOCIATED WITH THE COMPANY

     The health care industry is highly competitive and the Company faces competition from other entities and institutions, both public and private. Some of these institutions have greater financial and other resources than the Company. Moreover, changes in economic, political or market conditions could have an adverse impact upon the Company's financial performance.

     Certain components of the Company's organizational structure also present risks. The Company's Certificate of Incorporation contains provisions limiting the remedies shareholders of the Company may seek for breaches of fiduciary duties by the directors. The Company has also elected in its Certificate of Incorporation not to be governed by the anti-takeover provisions of Delaware General Corporation Law, which limit the types and timing of business combinations with interested shareholders of the Company.

REGULATORY CONCERNS

     The health care industry is subject to extensive state and federal regulation and changes in these regulations or a failure to comply with them could have an adverse impact on the Company's business. See "REGULATION OF THE HEALTH CARE INDUSTRY" and "REQUIREMENT OF CERTIFICATE OF NEED."

                             ADDITIONAL INFORMATION

     No other supplements were required to be prepared in relation to the Merger. However, those items incorporated by reference in the Prospectus are available upon request from Sandra W. Weber, Secretary, The Wendt-Bristol Health Services Corporation, Two Nationwide Plaza, Site 760, Columbus, Ohio 43215.

                                                                      APPENDIX A

                                   PROSPECTUS
                                       OF
                 THE WENDT-BRISTOL HEALTH SERVICES CORPORATION

                                                                      APPENDIX B

                                MERGER AGREEMENT

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                MERGER AGREEMENT

                                     AMONG

                 THE WENDT-BRISTOL HEALTH SERVICES CORPORATION,

                         WENDT-BRISTOL ACQUISITION LLC

                                      AND

                     WENDT-BRISTOL DIAGNOSTICS COMPANY L.P.

                               SEPTEMBER 25, 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

1.   Definitions.................................................     1
     (a) "Buyer-owned Units".....................................     1
     (b) "Partnership Agreement".................................     1
     (c) "Person"................................................     1
     (d) "Preferred Shares"......................................     1
     (e) "Prospectus"............................................     1
     (f) "Requisite Unitholder Approval".........................     1
     (g) "SEC"...................................................     1
     (h) "Securities Act"........................................     1
     (i) "Target Unit"...........................................     1
     (j) "Target Unitholder".....................................     1
2.   Basic Transaction...........................................     1
     (a) The Merger..............................................     1
     (b) Closing.................................................     1
     (c) Actions at the Closing..................................     1
     (d) Effect of Merger........................................     2
       (i) General...............................................     2
       (ii) Partnership Agreement................................     2
       (iii) General Partner.....................................     2
       (iv) Conversion of Target Units...........................     2
       (v) Conversion of Membership Interest of the Transitory
           Subsidiary............................................     2
     (e) Procedure for Payment...................................     2
     (f) Closing of Transfer Records.............................     2
3.   Covenants...................................................     3
     (a) General.................................................     3
     (b) Notices and Consents....................................     3
     (c) Regulatory Matters and Approvals........................     3
       (i) Federal and State Securities Laws.....................     3
       (ii) Partnership Agreement................................     3
4.   Conditions to Obligation to Close...........................     3
     (a) Conditions to Obligation of the Buyer and the Transitory
         Subsidiary..............................................     3
     (b) Conditions to Obligation of the Target..................     3
5.   Termination.................................................     4
     (a) Termination of Agreement................................     4
     (b) Effect of Termination...................................     4
6.   Miscellaneous...............................................     4
     (a) No Third-Party Beneficiaries............................     4
     (b) Entire Agreement........................................     4
     (c) Succession and Assignment...............................     4
     (d) Counterparts............................................     4
     (e) Headings................................................     4
     (f) Notices.................................................     4
     (g) Governing Law...........................................     5
     (h) Amendments and Waivers..................................     5
     (i) Severability............................................     5

                                MERGER AGREEMENT

     This Agreement is entered into effective the 25th day of September, 1998, by and among The Wendt-Bristol Health Services Corporation, a Delaware corporation ( "BUYER"), Wendt-Bristol Acquisition LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Buyer ("TRANSITORY SUBSIDIARY"), and Wendt-Bristol Diagnostics Company L.P., a Delaware limited partnership ("TARGET"). Buyer, Transitory Subsidiary, and Target are referred to collectively herein as the "PARTIES."

     This Agreement contemplates a transaction in which the Buyer (or its wholly owned Subsidiary) will acquire all of the outstanding limited partnership units of the Target for the Preferred Shares through a merger of the Transitory Subsidiary with and into the Target.

     Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

     1.  DEFINITIONS.

          (a) "BUYER-OWNED UNITS" means any Target Unit that the Buyer, the Transitory Subsidiary, or any of their affiliates own beneficially.

          (b) "PARTNERSHIP AGREEMENT" means the Amended and Restated Agreement and Certificate of Limited Partnership of Wendt-Bristol Diagnostics Company L.P.

          (c) "PERSON" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

          (d) "PREFERRED SHARES" means the Series 1 preferred stock of the Buyer.

          (e) "PROSPECTUS" means the final prospectus relating to the registration of the Preferred Shares under the Securities Act.

          (f) "REQUISITE UNITHOLDER APPROVAL" means the affirmative vote of the holders of a majority of the Target Units in favor of this Agreement and the Merger.

          (g) "SEC" means the Securities and Exchange Commission.

          (h) "SECURITIES ACT" means the Securities Act of 1933, as amended.

          (i) "TARGET UNIT" means any Depository Unit of the Target.

          (j) "TARGET UNITHOLDER" means any Person who or which holds any Target Units.

     2.  BASIC TRANSACTION.

          (a) THE MERGER. On and subject to the terms and conditions of this Agreement, Transitory Subsidiary will merge with and into the Target ("MERGER") at the Effective Time. The Target shall be the entity surviving the Merger ("SURVIVING ENTITY").

          (b) CLOSING. The closing of the transactions contemplated by this Agreement ("CLOSING") shall take place at the offices of Schottenstein, Zox & Dunn Co., L.P.A. in Columbus, Ohio, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine ("CLOSING DATE").

          (c) ACTIONS AT THE CLOSING. At the Closing, (i) Target and Transitory Subsidiary will file with the Secretary of State of the State of Delaware a Certificate of Merger ("CERTIFICATE OF MERGER"), and (ii) the Buyer will cause the Surviving Entity to deliver the Preferred Shares to the Exchange Agent in the manner provided below in this sec.2.

          (d) EFFECT OF MERGER.

             (i) GENERAL. The Merger shall become effective at the time ("EFFECTIVE TIME") the Target and the Transitory Subsidiary file the Certificate of Merger with the Secretary of State of the State of Delaware. The Merger shall have the effect set forth under Delaware law. The Surviving Entity may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Target or the Transitory Subsidiary in order to carry out and effectuate the transactions contemplated by this Agreement.

             (ii) PARTNERSHIP AGREEMENT. The Partnership Agreement of the Surviving Entity as in effect immediately prior to the Effective Time shall remain unchanged.

             (iii) GENERAL PARTNER. The general partner of Target shall continue as the general partner of the Surviving Entity at and as of the Effective Time (retaining their respective positions and terms of office).

             (iv) CONVERSION OF TARGET UNITS.  At and as of the Effective Time,
        (A) the Target Unitholders (other than any Buyer-owned Unit) shall have the right to receive 1 Preferred Share ("CONVERSION RATIO") for each two
        (2) Target Units (the "MERGER CONSIDERATION"), and (B) each Buyer-owned Unit shall be cancelled; provided, however, that the Merger Consideration shall be subject to equitable adjustment in the event of any split, distribution, or other change in the number of Target Units outstanding. No Target Unit shall be deemed to be outstanding or to have any rights other than those set forth above in this sec.2(d)(iv) after the Effective Time. No fractional Preferred Shares shall be issued and, in lieu thereof, cash shall be paid to such Target Unitholders at the rate of $10.00 per Target Unit.

             (v) CONVERSION OF MEMBERSHIP INTEREST OF THE TRANSITORY SUBSIDIARY. At and as of the Effective Time, the Membership Interests of the Transitory Subsidiary shall be cancelled.

          (e) PROCEDURE FOR PAYMENT.

             (i) Immediately after the Effective Time, (A) the Buyer will furnish to an exchange agent selected by it ("EXCHANGE AGENT") a stock certificate (issued in the name of the Exchange Agent or its nominee) representing that number of Preferred Shares equal to the product of (I) the Conversion Ratio times (II) the number of outstanding Target Units (other than any Buyer-owned Units) and (B) the Buyer will mail a letter of transmittal (with instructions for its use) each record holder of outstanding Target Units for the holder to use in surrendering the certificates which represented his or its Target Units in exchange for a certificate representing the number of Preferred Shares to which he or it is entitled.

             (ii) The Buyer will not pay any dividend or make any distribution on Preferred Shares (with a record date at or after the Effective Time) to any record holder of outstanding Target Units until the holder surrenders for exchange his or its certificates which represented Target Units. The Buyer instead will pay the dividend or make the distribution to the Exchange Agent in trust for the benefit of the holder pending surrender and exchange.

             (iii) The Buyer may cause the Exchange Agent to return any Preferred Shares and dividends and distributions thereon remaining unclaimed 180 days after the Effective Time, and thereafter each remaining record holder of outstanding Target Units shall be entitled to look to the Buyer (subject to abandoned property, escheat, and other similar laws) as a general creditor thereof with respect to the Buyer Shares and dividends and distributions thereon to which he or it is entitled upon surrender of his or its certificates.

          (f) CLOSING OF TRANSFER RECORDS. After the close of business on the Closing Date, transfers of Target Units outstanding prior to the Effective Time shall not be made on the stock transfer books of the Surviving Entity.

     3. COVENANTS. The Parties agree as follows with respect to the period from and after the execution of this Agreement:

          (a) GENERAL. Each of the Parties will use its reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in sec.4 below).

          (b) NOTICES AND CONSENTS. The Target will give any notices to third parties, and will use its reasonable efforts to obtain any third party consents, that the Buyer reasonably may request.

          (c) REGULATORY MATTERS AND APPROVALS. Each of the Parties will give any notices to, make any filings with, and use its reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies. Without limiting the generality of the foregoing:

             (i) FEDERAL AND STATE SECURITIES LAWS. The Buyer will prepare and file with the SEC a registration statement under the Securities Act relating to the offering and issuance of the Preferred Shares (the "REGISTRATION STATEMENT") and may make certain associated filings as may be required under state law. The filing Party in each instance will use its reasonable efforts to respond to the comments of the SEC or state securities agency, as the case may be, thereon and will make any further filings (including amendments and supplements) in connection therewith that may be necessary, proper, or advisable.

             (ii) PARTNERSHIP AGREEMENT. The Target will call a special meeting of its Target Unitholders (the "SPECIAL MEETING"), as soon as reasonably practicable in order that the Target Unitholders may consider and vote upon the adoption of this Agreement and the approval of the Merger in accordance with the Partnership Agreement and Delaware law.

     4.  CONDITIONS TO OBLIGATION TO CLOSE.

          (a) CONDITIONS TO OBLIGATION OF THE BUYER AND THE TRANSITORY SUBSIDIARY. The obligation of each of the Buyer and the Transitory Subsidiary to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

             (i) the Registration Statement shall have become effective under the Securities Act;

             (ii) all actions to be taken by the Target in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer and the Transitory Subsidiary.

     The Buyer and the Transitory Subsidiary may waive any condition specified in this sec.4(a) if they execute a writing so stating at or prior to the Closing.

          (b) CONDITIONS TO OBLIGATION OF THE TARGET. The obligation of the Target to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

             (i) the Registration Statement shall have become effective under the Securities Act;

             (ii) this Agreement and the Merger shall have received the Requisite Unitholder Approval; and

             (iii) all actions to be taken by the Buyer and the Transitory Subsidiary in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Target.

     The Target may waive any condition specified in this sec.4(b) if it executes a writing so stating at or prior to the Closing.

     5.  TERMINATION.

          (a) TERMINATION OF AGREEMENT. Any of the Parties may terminate this Agreement with the prior authorization of its manager, general partner or board of directors, as the case may be (whether before or after the Requisite Unitholder Approval), as provided below:

             (i) the Parties may terminate this Agreement by mutual written consent at any time prior to the Effective Time; or

             (ii) any Party may terminate this Agreement by giving written notice to the other Parties at any time after the Special Meeting in the event this Agreement and the Merger fail to receive the Requisite Unitholder Approval.

          (b) EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to sec.5(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).

     6.  MISCELLANEOUS.

          (a) NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that the provisions in sec.2 above concerning payment of the Merger Consideration are intended for the benefit of the Target Unitholders.

          (b) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

          (c) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

          (d) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

          (e) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          (f) NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

        If to the Target:       Wendt-Bristol Diagnostics Company L.P.
                                Two Nationwide Plaza
                                280 North High Street, Suite 760
                                Columbus, Ohio 43215
                                Attn: Sheldon A. Gold, President
        If to the Buyer:        The Wendt-Bristol Health Services Corporation
                                Two Nationwide Plaza
                                280 North High Street, Suite 760
                                Columbus, Ohio 43215
                                Attn: Sheldon A. Gold, President
        If to the Transitory    Wendt-Bristol Acquisition LLC
        Subsidiary:             Two Nationwide Plaza
                                280 North High Street, Suite 760
                                Columbus, Ohio 43215
                                Attn: Sheldon A. Gold, President

     Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

          (g) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

          (h) AMENDMENTS AND WAIVERS. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors, general partner or manager, as the case may be; provided, however, that any amendment effected subsequent to stockholder approval will be subject to the restrictions contained in Delaware law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

          (i) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective the date first above written.

                                        THE WENDT-BRISTOL HEALTH SERVICES
                                        CORPORATION
                                        By: /s/ SHELDON A. GOLD

                                           -------------------------------------
                                           Sheldon A. Gold, President

                                        WENDT-BRISTOL ACQUISITION LLC

                                        By: /s/ SHELDON A. GOLD

                                           -------------------------------------
                                           Sheldon A. Gold, Manager

                                        WENDT-BRISTOL DIAGNOSTICS COMPANY L.P.

                                        ----------------------------------------

                                        By: WENDT-BRISTOL DIAGNOSTICS COMPANY
                                        Its: General Partner

                                             By: /s/ SHELDON A. GOLD

                                             -----------------------------------
                                             Sheldon A. Gold, President

                                                                      APPENDIX C

                 THE WENDT-BRISTOL HEALTH SERVICES CORPORATION
                     TERMS OF SERIES 1 CUMULATIVE DIVIDEND
                          CONVERTIBLE PREFERRED STOCK

                 THE WENDT-BRISTOL HEALTH SERVICES CORPORATION
       TERMS OF SERIES 1 CUMULATIVE DIVIDEND CONVERTIBLE PREFERRED STOCK

     Resolved, that pursuant to the authority vested in the board of directors of The Wendt-Bristol Health Services Corporation by its Certificate of Incorporation, as amended, the board of directors hereby assigns the attributes of previously authorized preferred stock, a series of preferred stock designated as Series 1 Cumulative Dividend Convertible Preferred Stock ("Series"), consisting of 500,000 shares, $1 par value each, with a stated value of $20.00 per share, of which the preferences and other special rights and the qualifications, limitations, or restrictions on such preferences and rights shall be as follows:

                                   DIVIDENDS

     The holders of record of shares of this Series shall be entitled to receive, when and as declared by the board of directors out of funds legally available therefor, cash dividends at the rate of $1.20 per share per annum, payable quarterly on such dates as may from time to time be determined by the board of directors, in preference to and in priority over dividends upon the Common Stock of the Corporation and all other shares of Preferred Stock of the Corporation that are by their terms expressly made junior as to dividends to this Series. The holders of shares of this Series shall not be entitled to any dividends other than the cash dividends provided for in this Section. No dividends shall be declared or paid on the Common Stock of the Corporation during any period when the Corporation has failed to pay a quarter-annual dividend on this Series for any preceding quarter.

                                  LIQUIDATION

     In the event of a liquidation, dissolution, or winding up of the Corporation, the holders of shares of this Series shall be entitled to receive out of the assets of the Corporation an amount equal to $20 per share, plus any accrued and unpaid dividends thereon to the date fixed for distribution, in preference to and in priority over any such distribution upon the Common Stock of the Corporation and all other shares of Preferred Stock of the Corporation that are by their terms expressly made junior as to liquidation preferences to this Series. If the assets of the Corporation are not sufficient to pay such amounts in full to the holders of this Series and all other Series of Preferred Stock of the Corporation ranking equally as to liquidation preferences with the shares of this Series, the holders of this Series and of all such other Series shall share ratably in any such distribution of assets in accordance with the amounts that would be payable on such distribution if the amounts to which the holders of this and all such other Series are entitled were paid in full.

                                   REDEMPTION

     This Series may be redeemed, in whole or in part, at the option of the Corporation by resolution of its board of directors, at any time and from time to time, at the redemption price per share of $24 plus any accrued and unpaid dividends thereon to the date fixed for redemption.

     In the event that less than the entire number of the shares of this Series outstanding is at any one time redeemed by the Corporation, the shares to be redeemed shall be selected by lot in a manner determined by the board of directors of the Corporation.

     Not less than thirty nor more than sixty days prior to the date fixed for any redemption of this Series or any part thereof, a notice specifying the time and place of such redemption shall be given by first-class mail, postage prepaid, to the holders of record of the shares of this Series selected for redemption at their respective addresses as the same shall appear on the books of the Corporation, but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for redemption. Any notice that was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives the notice.

     After the giving of any notice of voluntary redemption and prior to the close of business on the date fixed for such redemption, the holders of shares of this Series called for redemption may convert such stock into

Common Stock of the Corporation in accordance with the conversion privileges set forth below in "Conversion Privilege and Price." After the date fixed for the redemption of shares of this Series by the Corporation, the holders of shares selected for redemption shall cease to be stockholders with respect to such shares and shall have no interest in or claims against the Corporation by virtue thereof and shall have no other rights with respect to such shares, except the right to receive the moneys payable upon such redemption from the Corporation, without interest thereon, upon surrender (and endorsement, if required by the Corporation) of their certificates, and the shares represented thereby shall no longer be deemed to be outstanding. The Corporation may, at its option, at any time after a notice of redemption has been given, deposit the redemption price for all shares of this Series designated for redemption and not yet redeemed, plus any accrued and unpaid dividends thereon to the date fixed for redemption, with the transfer agent or agents for this Series, as a trust fund for the benefit of the holders of the shares of this Series designated for redemption.

     From and after the making of such deposit, the holders of the shares designated for redemption shall cease to be stockholders with respect to such shares and shall have no interest in or claim against the Corporation by virtue thereof and shall have no other rights with respect to such shares, except the right to receive from such trust fund the moneys payable upon such redemption, without interest thereon, upon surrender (and endorsement, if required by the Corporation) of their certificates, and the shares represented thereby shall no longer be deemed to be outstanding. Such deposit shall not impair the right of conversion provided for herein. Any moneys deposited by the Corporation pursuant to this Section for the redemption of shares thereafter converted into Common Stock shall be returned to the Corporation forthwith upon their conversion, and any balance of such moneys remaining unclaimed at the end of the five years commencing on the date fixed for redemption shall be repaid to the Corporation upon its request expressed in a resolution of its board of directors, subject to applicable escheat laws.

                                   NON-VOTING

     Except as otherwise expressly provided below or as required by Law, this Series shall be non-voting.

                        CHANGES IN PREFERRED STOCK TERMS

     The Corporation may, by resolution of its board of directors or as otherwise permitted by law, from time to time alter or change the preferences, rights, or powers of this Series. However, no such alteration or change shall be made that adversely affects the preferences, rights, or powers of the shares of all outstanding Series of Preferred Stock of the Corporation without the affirmative vote or the written consent as provided by law of the holders of at least two thirds of the outstanding shares of all Series of Preferred Stock, voting as a single class. No alteration or change shall be made that adversely affects the preferences, rights, or powers of this but not all outstanding Series of Preferred Stock of the Corporation, without the affirmative vote or written consent as provided by law of the holders of at least two thirds of the outstanding shares of this and any other Series so affected by such alteration or change, voting as a single class. The holders of this Series shall not be entitled to participate in any such class vote if, at or prior to the time when any such alteration or change is to take effect, provision is made pursuant to "Redemption" above for the redemption of all shares of this Series at the time outstanding. Nothing in this paragraph shall require a class vote or consent in connection with the authorization, designation, increase, or issuance of any shares of any class or series of stock (including additional shares of this Series) that ranks junior to or on a parity with shares of this Series as to dividends and liquidation rights, or in connection with the authorization, designation, increase, or issuance of any bonds, mortgages, debentures, or other obligations of the Corporation.

                         CONVERSION PRIVILEGE AND PRICE

     The holders of shares of this Series shall have the right, at their option, to convert such shares into full-paid and nonassessable shares of Common Stock of the Corporation. Each share of this Series shall be convertible into 6 and 2/3 share of Common Stock. See Adjustment of Conversion Ratio below.

     In case shares of this Series are called for redemption by the Corporation pursuant to "Redemption" above, the right to convert such shares shall cease and terminate at the close of business on the date fixed for redemption by the Corporation.

                              CONVERSION PROCEDURE

     In order to convert shares of this Series into Common Stock, the holder shall surrender at the office of any transfer agent for this Series designated for that purpose by the board of directors, or at any such other office as may be designated by the board of directors, the certificate or certificates therefor, duly endorsed or assigned to the Corporation or in blank, and shall give written notice to the Corporation at said office that he elects to convert such shares. No payment or adjustment shall be made upon any conversion on account of any dividends accrued on the shares of this Series surrendered for conversion or on account of any dividends on the Common Stock issued upon conversion.

     Shares of this Series shall be deemed to have been converted immediately prior to the close of business on the day of the surrender of such shares for conversion in accordance with the foregoing provisions and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock at such time. As promptly as practicable on or after the conversion date, the Company shall issue and shall deliver at said office a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion, together with a payment in lieu of any fraction of a share, as hereafter provided, to the person or persons entitled to receive the same.

     No fractional shares of Common Stock shall be issued upon conversion, but, instead of any fraction of a share that would otherwise be issuable, the Corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the market price per share of Common Stock at the close of business on the day of conversion. The market value of a share of Common Stock shall be the last reported sale price on the American Stock Exchange on the last business day prior to the conversion date when the American Stock Exchange is open, or, if there is no reported sale on such day, the last reported closing bid price on the American Stock Exchange at the close of trading on that day. If the Common Stock is not then listed on the American Stock Exchange, the market value shall be the prevailing market value of the Common Stock on any other securities exchange or in the open market, as determined by the Corporation, which determination shall be conclusive.

     The Corporation will pay any and all documentary, stamp, or similar taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of shares of this Series. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of this Series so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

     The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock (or held in treasury), for the purpose of effecting the conversion of the shares of this Series, the full number of shares of Common Stock then deliverable upon the conversion of all shares of this Series then outstanding.

                         ADJUSTMENT OF CONVERSION RATIO

     If the Corporation subdivides or combines in a larger or smaller number of shares its outstanding shares of Common Stock, then the number of shares of Common Stock issuable upon the conversion of this Series shall be proportionally increased in the case of a subdivision and decreased in the case of a combination, effective in either case at the close of business on the date that the subdivision or combination becomes effective.

     If the Corporation is recapitalized, is consolidated with or merged into any other corporation, or sells or conveys to any other corporation all or substantially all of its property as an entity, provision shall be made as part of the terms of the recapitalization, consolidation, merger, sale, or conveyance so that the holders of this Series may receive, in lieu of the Common Stock otherwise issuable to them upon conversion of this Series, at the same conversion ratio, the same kind and amount or securities or assets as may be distributable upon the recapitalization, consolidation, merger, sale, or conveyance with respect to the Common Stock.

     If the Corporation at any time pays to the holders of its Common Stock a dividend in Common Stock, the number of shares of common stock issuable upon the conversion of Preferred Stock shall be proportionally increased, effective at the close of business on the record date for determination of the holders of the Common Stock entitled to the dividend.

     If the Corporation at any time pays any dividend or makes any distribution on its Common Stock in property (other than cash or Common Stock of the Corporation), then the number of shares of Common Stock issuable upon the conversion of this Series shall be equitably adjusted at the close of business on the record date for determination of the holders of the Common Stock entitled to said dividend or distribution.

     These adjustments shall be made successively if more than one of these events occurs. However, no adjustment in the conversion ratio of this Series into Common Stock shall be made by reason of:

          (a) the payment of a cash dividend on the Common Stock or on any other class of stock of the Corporation;

          (b) the purchase, acquisition, redemption, or retirement by the Corporation of any shares of common stock or of any other class of stock of the Corporation, except as provided above in connection with a subdivision or combination of the outstanding Common Stock of the Corporation;

          (c) the issuance, other than as provided above, of any shares of Common Stock, or of any securities of the Corporation convertible into common stock or into other securities of the Corporation, or of any rights, warrants or options to subscribe for or purchase shares of Common Stock or other securities of the Corporation.

                   NOTICE TO HOLDERS OF CERTAIN TRANSACTIONS

     The Corporation shall cause a notice to be mailed to the transfer agent or agents for this Series, and to the holders of record of shares of this Series at their respective addresses as the same shall appear on the books of the Corporation, in case of any transaction which would result in a change in the conversion formula.

                                NO OTHER RIGHTS

     The shares of this Series shall not have any relative, participating, optional, or other special rights or powers other than as set forth above and in the Certificate of Incorporation of the Corporation, as amended.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
PRO FORMA FINANCIAL STATEMENTS OF WENDT-BRISTOL HEALTH
  SERVICES CORPORATION AND SUBSIDIARIES
  Consolidated Pro Forma Balance Sheet at June 30, 1998
     (Unaudited)............................................   F-2
  Consolidated Pro Forma Statement of Operations for the Six
     Months Ended June 30, 1998 (Unaudited).................   F-3
  Consolidated Pro Forma Statement of Operations for the
     Year Ended December 31, 1997 (Unaudited)...............   F-4
  Computation of Pro Forma Earnings Per Share for the Six
     Months Ended June 30, 1998 and Year Ended December 31,
     1997 (Unaudited).......................................   F-5
  Notes to Pro Forma Financial Statements (Unaudited).......   F-7
FINANCIAL STATEMENTS OF WENDT-BRISTOL HEALTH SERVICES
  CORPORATION AND SUBSIDIARIES
  Consolidated Balance Sheets as of June 30, 1998
     (Unaudited) and December 31, 1997......................   F-8
  Consolidated Statements of Operations (Unaudited) for the
     Three and Six Months ended June 30, 1998 and 1997......   F-9
  Consolidated Statements of Cash Flow (Unaudited) for the
     Six Months Ended June 30, 1998 and 1997................  F-10
  Notes to Consolidated Financial Statements for the Six
     Months Ended June 30, 1998 and 1997....................  F-11
  Management's Discussion and Analysis of Financial
     Condition and Results of Operations for the Six Months
     Ended June 30, 1998 and 1997...........................  F-15
  Report of Independent Auditors............................  F-18
  Consolidated Balance Sheets as of December 31, 1997 and
     1996...................................................  F-19
  Consolidated Statements of Operations for the Years Ended
     December 31, 1997, 1996 and 1995.......................  F-20
  Consolidated Statements of Stockholders' Equity for the
     Years Ended December 31, 1997, 1996, and 1995..........  F-21
  Consolidated Statements of Cash Flows for the Years Ended
     December 31, 1997, 1996 and 1995.......................  F-22
  Notes to Consolidated Financial Statements for the Years
     ended December 31, 1997, 1996 and 1995.................  F-23
  Management's Discussion and Analysis of Financial
     Condition and Results of Operations for the Years Ended
     December 31, 1997, 1996 and 1995.......................  F-44
FINANCIAL STATEMENTS OF WENDT-BRISTOL DIAGNOSTICS
  COMPANY L.P.
  Balance Sheets as of June 30, 1998 (Unaudited) and
     December 31, 1997......................................  F-46
  Statements of Operations (Unaudited) for the Three and Six
     Months ended June 30, 1998 and 1997....................  F-47
  Statements of Cash Flow (Unaudited) for the Six Months
     Ended June 30, 1998 and 1997...........................  F-48
  Notes to Financial Statements for the Six Months Ended
     June 30, 1998 and 1997.................................  F-49
  Report of Independent Auditors............................  F-51
  Balance Sheets as of December 31, 1997 and 1996...........  F-52
  Statements of Operations for the Years Ended December 31,
     1997, 1996 and 1995....................................  F-53
  Statement of Changes in Partner's Capital for the Years
     Ended December 31, 1997 and 1996.......................  F-54
  Statements of Cash Flows for the Years Ended December 31,
     1997, 1996 and 1995....................................  F-55
  Notes to Financial Statements for the Years ended December
     31, 1997, 1996 and 1995................................  F-56

                        PRO FORMA FINANCIAL INFORMATION

                 THE WENDT-BRISTOL HEALTH SERVICES CORPORATION
                                AND SUBSIDIARIES

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                              AS AT JUNE 30, 1998
                                  (UNAUDITED)

                                                        DIAGNOSTICS                      DIAGNOSTICS    PREFERRED
                                                          COMPANY        PRO FORMA        CO. L.P.      FOR CASH      PRO FORMA
                                                         PRO FORMA    WITH DIAGNOSTICS    PRO FORMA     PRO FORMA      WITH ALL
                                          HISTORICAL    ADJUSTMENTS     COMPANY ONLY     ADJUSTMENTS   ADJUSTMENTS   TRANSACTIONS
                                          -----------   -----------   ----------------   -----------   -----------   ------------
                                                             ASSETS
Current assets:
 Cash...................................  $ 2,118,463    $(77,142)      $ 2,041,321      $   21,884    $7,007,000    $ 9,070,205
 Restricted Cash........................      191,297                       191,297                                      191,297
 Receivables:
   Trade, net of allowance for doubtful
     accounts of $185,000...............    2,426,566                     2,426,566                                    2,426,566
   Notes receivable.....................      332,435                       332,435                                      332,435
   Allocation due from limited
     partnership........................      628,000                       628,000        (628,000)
   Miscellaneous........................      933,028                       933,028                                      933,028
                                          -----------    --------       -----------      ----------    ----------    -----------
                                            4,320,029                     4,320,029        (628,000)                   3,692,029
                                          -----------    --------       -----------      ----------    ----------    -----------
 Inventories............................      187,912                       187,912                                      187,912
 Prepaid expenses and other.............      163,632                       163,632                                      163,632
                                          -----------    --------       -----------      ----------    ----------    -----------
       Total current assets.............    6,981,333     (77,142)        6,904,191        (606,116)    7,007,000     13,305,075
                                          -----------    --------       -----------      ----------    ----------    -----------
Property, plant and equipment, at
 cost...................................   14,394,625                    14,394,625         716,295                   15,110,920
 Less: Accumulated depreciation and
   amortization.........................   (5,056,926)                   (5,056,926)        (95,132)                  (5,152,058)
                                          -----------    --------       -----------      ----------    ----------    -----------
                                            9,337,699                     9,337,699         621,163                    9,958,862
                                          -----------    --------       -----------      ----------    ----------    -----------
Investments and other assets:
 Notes and other receivables, net of
   current portion......................      398,734                       398,734                                      398,734
 Notes receivable from officers,
   employees and related parties, net of
   amounts payable......................      866,941                       866,941                                      866,941
 Life insurance premiums receivable.....    1,026,027                     1,026,027                                    1,026,027
 Investment in unconsolidated
   affiliates...........................      627,043                       627,043                                      627,043
 Advances to unconsolidated affiliates,
   net..................................      677,854                       677,854                                      677,854
 Excess of cost over assets of
   businesses and subsidiaries acquired,
   less amortization....................      348,167     398,214           746,381         835,566                    1,581,947
 Deferred charges.......................      962,658                       962,658                                      962,658
 Other assets...........................      330,012                       330,012         229,194                      559,206
                                          -----------    --------       -----------      ----------    ----------    -----------
       Total investments and other
        assets..........................    5,237,436     398,214         5,635,650       1,064,760                    6,700,410
                                          -----------    --------       -----------      ----------    ----------    -----------
                                          $21,556,468    $321,072       $21,877,540      $1,079,807    $7,007,000    $29,964,347
                                          ===========    ========       ===========      ==========    ==========    ===========
                                                           LIABILITIES
Current liabilities:
 Accounts payable.......................  $ 3,287,550                   $ 3,287,550                                  $ 3,287,550
 Accrued expenses and other liabilities
   Salaries and wages...................      215,993                       215,993                                      215,993
   Taxes, other than federal income
     taxes..............................      160,017                       160,017                                      160,017
   Interest.............................      122,803                       122,803                                      122,803
   Other................................      293,600                       293,600                                      293,600
 Long-term obligations classified as
   current..............................      987,001                       987,001                                      987,001
 Federal income taxes payable...........       40,000                        40,000                                       40,000
                                          -----------    --------       -----------      ----------    ----------    -----------
       Total current liabilities........    5,106,964                     5,106,964                                    5,106,964
                                          -----------    --------       -----------      ----------    ----------    -----------
Long-term obligations, less amounts
 classified as current..................    9,780,951                     9,780,951                                    9,780,951
                                          -----------    --------       -----------      ----------    ----------    -----------
       Total liabilities................   14,887,915                    14,887,915                                   14,887,915
                                          -----------    --------       -----------      ----------    ----------    -----------
Minority interests......................      338,712    (554,463)         (215,751)        215,751
                                          -----------    --------       -----------      ----------    ----------    -----------
Stockholders' equity:
 Preferred stock........................                  857,140           857,140       1,438,420     7,700,000      9,995,560
 Common stock...........................       82,485                        82,485                                       82,485
 Capital in excess of par...............   10,244,985                    10,244,985                                   10,244,985
 Retained earnings (deficit)............   (1,230,094)     18,395        (1,211,699)       (574,364)     (693,000)    (2,479,063)
                                          -----------    --------       -----------      ----------    ----------    -----------
                                            9,097,376     875,535         9,972,911         864,056     7,007,000     17,843,967
 Treasury stock, at cost................   (2,767,535)                   (2,767,535)                                  (2,767,535)
                                          -----------    --------       -----------      ----------    ----------    -----------
       Total stockholders' equity.......    6,329,841     875,535         7,205,376         864,056     7,007,000     15,076,432
                                          -----------    --------       -----------      ----------    ----------    -----------
                                          $21,556,468    $321,072       $21,877,540      $1,079,807    $7,007,000    $29,964,347
                                          ===========    ========       ===========      ==========    ==========    ===========

                        PRO FORMA FINANCIAL INFORMATION

         THE WENDT-BRISTOL HEALTH SERVICES CORPORATION AND SUBSIDIARIES

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                                  (UNAUDITED)

                                                   DIAGNOSTICS                      DIAGNOSTICS    PREFERRED
                                                     COMPANY        PRO FORMA        CO. L.P.      FOR CASH      PRO FORMA
                                                    PRO FORMA    WITH DIAGNOSTICS    PRO FORMA     PRO FORMA      WITH ALL
                                      HISTORICAL   ADJUSTMENTS     COMPANY ONLY     ADJUSTMENTS   ADJUSTMENTS   TRANSACTIONS
                                      ----------   -----------   ----------------   -----------   -----------   ------------
Revenues:
  Net sales.........................  $  548,432                    $  548,432                                   $  548,432
  Service income....................   4,922,457                     4,922,457                                    4,922,457
                                      ----------    --------        ----------       ---------       ----        ----------
                                       5,470,889                     5,470,889                                    5,470,889
                                      ----------    --------        ----------       ---------       ----        ----------
Cost and expenses:
  Cost of sales.....................     415,668                       415,668                                      415,668
  Selling, general and
    administrative expenses, net....   4,470,657      14,749         4,485,406          30,947                    4,516,353
                                      ----------    --------        ----------       ---------       ----        ----------
                                       4,886,325      14,749         4,901,074          30,947                    4,932,021
                                      ----------    --------        ----------       ---------       ----        ----------
Operating income before
  depreciation......................     584,564     (14,749)          569,815         (30,947)                     538,868
Depreciation........................     372,419                       372,419          31,711                      404,130
                                      ----------    --------        ----------       ---------       ----        ----------
Operating income....................     212,145     (14,749)          197,396         (62,658)                     134,738
Other income (expense):
  Minority interests in loss
    (earnings), net of tax..........     169,456      11,745           181,201        (181,201)
  Interest expense, net.............    (264,717)                     (264,717)                                    (264,717)
  Equity in earnings of
    unconsolidated affiliates.......     (18,937)                      (18,937)                                     (18,937)
  Other, net........................      12,942                        12,942                                       12,942
                                      ----------    --------        ----------       ---------       ----        ----------
                                        (101,256)     11,745           (89,511)       (181,201)                    (270,712)
                                      ----------    --------        ----------       ---------       ----        ----------
Income before income taxes..........     110,889      (3,004)          107,885        (243,859)                    (135,974)
Income tax benefit (expense)........      (3,500)                       (3,500)         82,912                       79,412
                                      ----------    --------        ----------       ---------       ----        ----------
Net income..........................  $  107,389    $ (3,004)       $  104,385       $(160,947)                  $  (56,562)
                                      ==========    ========        ==========       =========       ====        ==========
Income per common share:
  Basic.............................  $     0.02                    $     0.01                                   $    (0.06)
                                      ==========    ========        ==========       =========       ====        ==========
  Diluted...........................  $     0.02                    $     0.01                                   $    (0.06)
                                      ==========    ========        ==========       =========       ====        ==========
Weighted average shares outstanding:
  Basic.............................   6,092,009                     6,092,009                                    6,092,009
                                      ==========    ========        ==========       =========       ====        ==========
  Diluted...........................   6,136,807                     6,136,807                                    6,136,807
                                      ==========    ========        ==========       =========       ====        ==========
Ratio of earnings to fixed
  charges...........................       1.248                                                                      0.424
                                      ==========                                                                 ==========

                        PRO FORMA FINANCIAL INFORMATION

                 THE WENDT-BRISTOL HEALTH SERVICES CORPORATION
                                AND SUBSIDIARIES

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)

                                                DIAGNOSTICS                      DIAGNOSTICS    PREFERRED
                                                  COMPANY        PRO FORMA        CO. L.P.      FOR CASH      PRO FORMA
                                                 PRO FORMA    WITH DIAGNOSTICS    PRO FORMA     PRO FORMA      WITH ALL
                                  HISTORICAL    ADJUSTMENTS     COMPANY ONLY     ADJUSTMENTS   ADJUSTMENTS   TRANSACTIONS
                                  -----------   -----------   ----------------   -----------   -----------   ------------
Revenues:
  Net sales.....................  $ 2,435,334                   $ 2,435,334                                  $ 2,435,334
  Service income................   18,383,557                    18,383,557                                   18,383,557
                                  -----------    --------       -----------       ---------       ----       -----------
                                   20,818,891                    20,818,891                                   20,818,891
                                  -----------    --------       -----------       ---------       ----       -----------
Cost and expenses:
  Cost of sales.................    1,820,352                     1,820,352                                    1,820,352
  Selling, general and
    administrative expenses,
    net.........................   17,167,393      29,497        17,196,890          61,894                   17,258,784
                                  -----------    --------       -----------       ---------       ----       -----------
                                   18,987,745      29,497        19,017,242          61,894                   19,079,136
                                  -----------    --------       -----------       ---------       ----       -----------
Operating income before
  depreciation..................    1,831,146     (29,497)        1,801,649         (61,894)                   1,739,755
Depreciation....................      823,363                       823,363          63,421                      886,784
                                  -----------    --------       -----------       ---------       ----       -----------
Operating income................    1,007,783     (29,497)          978,286        (125,315)                     852,971
Other income (expense):
  Minority interests in loss
    (earnings), net of tax......      176,888     128,038           304,926        (304,926)
  Interest expense, net.........   (1,264,878)                   (1,264,878)                                  (1,264,878)
  Equity in earnings of
    unconsolidated affiliates...      198,680                       198,680                                      198,680
  Gain on sale of nursing homes
    assets......................    1,778,007                     1,778,007                                    1,778,007
  Other, net....................       84,633                        84,633                                       84,633
                                  -----------    --------       -----------       ---------       ----       -----------
                                      973,330     128,038         1,101,368        (304,926)                     796,442
                                  -----------    --------       -----------       ---------       ----       -----------
Income before income taxes......    1,981,113      98,541         2,079,654        (430,241)                   1,649,413
Income tax benefit (expense)....     (199,500)                     (199,500)        146,282                      (53,218)
                                  -----------    --------       -----------       ---------       ----       -----------
Net income......................  $ 1,781,613    $ 98,541       $ 1,880,154       $(283,959)                 $ 1,596,195
                                  ===========    ========       ===========       =========       ====       ===========
Income per common share:
  Basic.........................  $      0.29                   $      0.29                                  $      0.16
                                  ===========    ========       ===========       =========       ====       ===========
  Diluted.......................  $      0.26                   $      0.27                                  $      0.16
                                  ===========    ========       ===========       =========       ====       ===========
Weighted average shares
  outstanding:
  Basic.........................    6,224,241                     6,224,241                                    6,224,241
                                  ===========    ========       ===========       =========       ====       ===========
  Diluted.......................    6,916,241                     7,201,954                                   10,248,091
                                  ===========    ========       ===========       =========       ====       ===========
Ratio of earnings to fixed
  charges.......................        2.213                                                                      1.289
                                  ===========                                                                ===========

                  COMPUTATION OF PRO FORMA EARNINGS PER SHARE

                               BASIC AND DILUTED
                         SIX MONTHS ENDED JUNE 30, 1998
                                  (UNAUDITED)

                                                         PRO FORMA                                  PRO FORMA
                                        DIAGNOSTICS   WITH DIAGNOSTICS   DIAGNOSTICS   PREFERRED     WITH ALL
                           HISTORICAL     COMPANY       COMPANY ONLY      CO. L.P.     FOR CASH    TRANSACTIONS
                           ----------   -----------   ----------------   -----------   ---------   ------------
BASIC EARNINGS
Net income...............  $  107,389    $  (3,004)      $  104,385      $ (160,947)                $  (56,562)
Less: Preferred stock
  dividends..............                  (25,714)         (25,714)        (43,153)    (231,000)     (299,867)
                           ----------    ---------       ----------      ----------    ---------    ----------
Net income available to
  common shareholders....     107,389a     (28,718)          78,671a       (204,100)    (231,000)     (356,429)a
                           ----------    ---------       ----------      ----------    ---------    ----------
DILUTED EARNINGS
Add: Effect of
  convertible bonds......
  Effect of options......
  Preferred stock
     dividends*..........
                           ----------    ---------       ----------      ----------    ---------    ----------
Income assuming
  conversions............     107,389b     (28,718)          78,671b       (204,100)    (231,000)     (356,429)b
                           ==========    =========       ==========      ==========    =========    ==========
Weighted average shares
  outstanding:
  Basic..................   6,092,009a   6,092,009        6,092,009a      6,092,009    6,092,009     6,092,009a
                           ----------    ---------       ----------      ----------    ---------    ----------
  Effect of convertible
     bonds...............
  Effect of options......      44,798                        44,798                                     44,798
  Effect of preferred
     shares*.............
                           ----------    ---------       ----------      ----------    ---------    ----------
  Diluted shares.........   6,136,807b   6,092,009        6,136,807b      6,092,009    6,092,009     6,136,807b
                           ----------    ---------       ----------      ----------    ---------    ----------
Income per common share:
  Basic..................  $   0.0176a                   $   0.0129a                                $  (0.0585)a
                           ==========    =========       ==========      ==========    =========    ==========
  Diluted................  $   0.0175b                   $   0.0128b                                $  (0.0581)b
                           ==========    =========       ==========      ==========    =========    ==========

                  COMPUTATION OF PRO FORMA EARNINGS PER SHARE

                               BASIC AND DILUTED
                          YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)

                                                         PRO FORMA                                  PRO FORMA
                                        DIAGNOSTICS   WITH DIAGNOSTICS   DIAGNOSTICS   PREFERRED     WITH ALL
                           HISTORICAL     COMPANY       COMPANY ONLY      CO. L.P.     FOR CASH    TRANSACTIONS
                           ----------   -----------   ----------------   -----------   ---------   ------------
BASIC EARNINGS
Net income...............  $1,781,613    $  98,541       $1,880,154      $ (283,959)                $1,596,195
Less: Preferred stock
  dividends..............                  (51,428)         (51,428)        (86,305)    (462,000)     (599,733)
                           ----------    ---------       ----------      ----------    ---------    ----------
Net income available to
  common shareholders....   1,781,613a      47,113        1,828,726a       (370,264)    (462,000)      996,462a
                           ----------    ---------       ----------      ----------    ---------    ----------
DILUTED EARNINGS
Add: Effect of
  convertible bonds......      35,200                        35,200                                     35,200
  Effect of options......      15,017                        15,017                                     15,017
  Preferred stock
     dividends...........                   51,428           51,428          86,305      462,000       599,733
                           ----------    ---------       ----------      ----------    ---------    ----------
Income assuming
  conversions............   1,831,830b      98,541        1,930,371b       (283,959)                 1,646,412b
                           ==========    =========       ==========      ==========    =========    ==========
Weighted average shares
  outstanding:
  Basic..................   6,224,241a   6,224,241        6,224,241a      6,224,241    6,224,241     6,224,241a
                           ----------    ---------       ----------      ----------    ---------    ----------
  Effect of convertible
     bonds...............     500,000                       500,000                                    500,000
  Effect of options......     192,000                       192,000                                    192,000
  Effect of preferred
     shares..............                  285,713          285,713         479,473    2,566,664     3,331,850
                           ----------    ---------       ----------      ----------    ---------    ----------
  Diluted shares.........   6,916,241b   6,509,954        7,201,954b      6,703,714    8,790,905    10,248,091b
                           ----------    ---------       ----------      ----------    ---------    ----------
Income per common share:
  Basic..................  $   0.2862a                   $   0.2938a                                $   0.1601a
                           ==========    =========       ==========      ==========    =========    ==========
  Diluted................  $   0.2649b                   $   0.2680b                                $   0.1607b
                           ==========    =========       ==========      ==========    =========    ==========

---------------
* The Preferred shares were not included in the computation because they would be anti-dilutive.

                    NOTES TO PRO FORMA FINANCIAL STATEMENTS
                                  (UNAUDITED)

     The unaudited pro forma combined financial statements give effect to the Mergers using the purchase method of accounting, after giving effect to the pro forma adjustments and assumptions described in the accompanying notes. These unaudited pro forma financial statements have been prepared as if the Mergers had occurred on December 31, 1996.

NOTE 1. -- PRO FORMA ADJUSTMENTS FOR WENDT-BRISTOL DIAGNOSTICS COMPANY

     The market value of the Wendt-Bristol Diagnostics Company 171,429 minority common shares (approximately 14.5% of the total outstanding) was determined by converting the 171,429 shares into 42,857 shares (4:1 ratio) of Wendt-Bristol Health Services Preferred Stock with a stated value of $20 per share. The difference between the purchase price of $857,140 and the amount due to the minority shareholders of $414,680 results in an excess of cost over assets acquired (goodwill) of $442,460 being recorded on the balance sheet of Wendt-Bristol Health Services. Such amount is being amortized over fifteen years.

     The pro forma balance sheet includes adjustments for the payment of preferred dividends at the annual rate of $1.20 per share. The pro forma statements of operations include adjustments for depreciation, amortization of goodwill, and the inclusion of the minority share of earnings, now included in the consolidated statements of Wendt-Bristol Health Services Corporation.

NOTE 2. -- PRO FORMA ADJUSTMENTS FOR WENDT-BRISTOL DIAGNOSTICS COMPANY L.P.

     The market value of the Wendt-Bristol Diagnostics Company L.P. 143,842 minority units was determined by converting the 143,842 units into 71,921 shares (2:1 ratio) of Wendt-Bristol Health Services Preferred Stock with a stated value of $20 per share. The difference between the purchase price of $1,438,420 and the amount due from the minority unitholders of $206,282 results in a fair market revaluation of fixed assets of $716,295 and an excess cost over assets acquired (goodwill) of $442,460 being recorded on the balance sheet of Wendt-Bristol Health Services. The fixed assets are depreciated over 10-40 years and the goodwill is amortized over fifteen years.

     The pro forma balance sheet includes adjustments for the payment of preferred dividends at the annual rate of $1.20 per share and for partnership distributions made in 1997. The pro forma statements of operations include adjustments for depreciation, amortization of goodwill, and the inclusion of the minority share of losses, net of tax, now included in the consolidated statements of Wendt-Bristol Health Services Corporation.

NOTE 3. -- PRO FORMA ADJUSTMENTS FOR THE SALE OF PREFERRED SHARES FOR CASH

     The pro forma balance sheet includes adjustments for the sale of 385,000 preferred shares for cash and for the payment of preferred dividends at the annual rate of $1.20 per share.

NOTE 4. -- RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges was calculated assuming a sale of 100% of the preferred stock offered for cash that would result in an increase of $7,700,000 of cash to the Company. Earnings related to the use of such cash have not been provided herein. On an initial pro forma basis, exclusive of earnings related to the utilization of the $7,700,000 cash, the earnings would be inadequate to cover fixed charges for the six months ended June 30, 1998 by approximately $511,000. Pro forma depreciation for this same period amounts to approximately $404,000.

                 THE WENDT-BRISTOL HEALTH SERVICES CORPORATION
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                   AS AT JUNE 30, 1998 AND DECEMBER 31, 1997

                                                               JUNE 30,      DECEMBER 31,
                                                                 1998            1997
                                                              -----------    ------------
                                                              (UNAUDITED)
                           ASSETS
Current assets:
  Cash......................................................  $ 2,118,463    $   625,609
                                                              -----------    -----------
  Restricted cash...........................................      191,297        221,120
                                                              -----------    -----------
  Receivables:
    Trade, net of allowance for doubtful accounts of
     $185,000 (June) and $201,000 (December)................    2,426,566      2,878,726
    Notes receivable........................................      332,435      3,236,900
    Allocation due from limited partnership (Notes 2 and
     8).....................................................      628,000        440,000
    Miscellaneous...........................................      933,028      1,210,664
                                                              -----------    -----------
                                                                4,320,029      7,766,290
                                                              -----------    -----------
  Inventories...............................................      187,912        202,951
  Prepaid expenses and other................................      163,632        148,825
                                                              -----------    -----------
         Total current assets...............................    6,981,333      8,964,795
                                                              -----------    -----------
Property, plant and equipment, at cost......................   14,394,625     13,081,583
  Less: Accumulated depreciation and amortization...........   (5,056,926)    (4,742,587)
                                                              -----------    -----------
                                                                9,337,699      8,338,996
                                                              -----------    -----------
Investments and other assets:
  Notes and other receivables, net of current portion.......      398,734        420,651
  Notes receivable from officers, employees and related
    parties, net of amounts payable.........................      866,941        902,271
  Life insurance premiums receivable........................    1,026,027        972,451
  Investment in unconsolidated affiliates...................      627,043        640,980
  Advances to unconsolidated affiliates.....................      677,854        451,110
  Excess of cost over assets of businesses and subsidiaries
    acquired, less amortization.............................      348,167        355,439
  Deferred charges..........................................      962,658        691,158
  Other assets..............................................      330,012        258,668
                                                              -----------    -----------
         Total investments and other assets.................    5,237,436      4,692,728
                                                              -----------    -----------
                                                              $21,556,468    $21,996,519
                                                              ===========    ===========
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $ 3,287,550    $ 3,307,082
  Accrued expenses and other liabilities:
    Salaries and wages......................................      215,993        533,346
    Taxes, other than federal income taxes..................      160,017        219,885
    Interest................................................      122,803        117,313
    Other...................................................      293,600        874,814
  Long-term obligations classified as current...............      987,001        986,148
  Federal income taxes payable..............................       40,000         40,000
                                                              -----------    -----------
         Total current liabilities..........................    5,106,964      6,078,588
                                                              -----------    -----------
Long-term obligations, less amounts classified as current...    9,780,951      9,151,637
                                                              -----------    -----------
         Total liabilities..................................   14,887,915     15,230,225
                                                              -----------    -----------
Minority interests..........................................      338,712        321,168
                                                              -----------    -----------
Stockholders' equity:
  Common stock: $.01 par; authorized: 12,000,000 shares
    issued: 8,248,480 shares................................       82,485         82,485
  Capital in excess of par..................................   10,244,985     10,244,805
  Retained earnings (deficit)...............................   (1,230,094)    (1,337,483)
                                                              -----------    -----------
                                                                9,097,376      8,989,807
  Treasury stock, at cost, 2,225,001 shares (June) and
    2,067,254 shares (December).............................   (2,767,535)    (2,544,681)
                                                              -----------    -----------
         Total stockholders' equity.........................    6,329,841      6,445,126
                                                              -----------    -----------
                                                              $21,556,468    $21,996,519
                                                              ===========    ===========

    The accompanying notes are an integral part of the financial statements.

                 THE WENDT-BRISTOL HEALTH SERVICES CORPORATION
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
           FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 1998 AND 1997
                                  (UNAUDITED)

                                               SIX MONTHS ENDED            THREE MONTHS ENDED
                                                   JUNE 30                      JUNE 30
                                          --------------------------    ------------------------
                                             1998           1997           1998          1997
                                          -----------    -----------    ----------    ----------
Revenues:
  Net sales.............................  $   548,432    $ 1,420,408    $  261,445    $  736,429
  Service income........................    4,922,457      9,052,493     2,627,064     4,540,943
                                          -----------    -----------    ----------    ----------
                                            5,470,889     10,472,901     2,888,509     5,277,372
                                          -----------    -----------    ----------    ----------
Costs and expenses:
  Cost of sales.........................      415,668      1,063,273       236,474       560,139
  Selling, general and administrative
     expenses, net......................    4,470,657      8,269,707     2,157,261     4,128,764
                                          -----------    -----------    ----------    ----------
                                            4,886,325      9,332,980     2,393,735     4,688,903
                                          -----------    -----------    ----------    ----------
Operating income before depreciation....      584,564      1,139,921       494,774       588,469
Depreciation............................      372,419        513,053       179,267       280,092
                                          -----------    -----------    ----------    ----------
Operating income........................      212,145        626,868       315,507       308,377
Equity in earnings of unconsolidated
  affiliates, net of minority interests
  in consolidated affiliates (Note 6)...      150,519        102,641        64,226        66,412
                                          -----------    -----------    ----------    ----------
                                              362,664        729,509       379,733       374,789
                                          -----------    -----------    ----------    ----------
Other income (expense):
  Interest expense......................     (264,717)      (613,341)     (161,699)     (299,295)
  Other, net............................       12,942         52,256         2,182        34,952
                                          -----------    -----------    ----------    ----------
                                             (251,775)      (561,085)     (159,517)     (264,343)
                                          -----------    -----------    ----------    ----------
Income before income taxes..............      110,889        168,424       220,216       110,446
Income tax expense......................       (3,500)       (11,700)       (5,100)       (5,300)
                                          -----------    -----------    ----------    ----------
Net income..............................  $   107,389    $   156,724    $  215,116    $  105,146
                                          ===========    ===========    ==========    ==========
Income per common share: (Note 5)
  Basic.................................  $      0.02    $      0.03    $     0.04    $     0.02
                                          ===========    ===========    ==========    ==========
  Diluted...............................  $      0.02    $      0.02    $     0.03    $     0.02
                                          ===========    ===========    ==========    ==========
Weighted average shares outstanding:
  Basic.................................    6,092,009      6,241,865     6,045,854     6,247,161
                                          ===========    ===========    ==========    ==========
  Diluted...............................    6,136,807      6,291,130     6,600,689     6,285,869
                                          ===========    ===========    ==========    ==========

    The accompanying notes are an integral part of the financial statements.

                 THE WENDT-BRISTOL HEALTH SERVICES CORPORATION
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997
                                  (UNAUDITED)

                                                               SIX MONTHS ENDED JUNE 30
                                                              --------------------------
                                                                 1998           1997
                                                              -----------    -----------
Cash flows from operating activities:
  Net income................................................  $   107,389    $   156,724
                                                              -----------    -----------
  Adjustments required to reconcile net income to net cash
    provided by operating activities:
    Amortization, depreciation and other, net...............      379,691        554,087
    Provision for losses on notes and accounts receivable...       48,938         68,763
    Loss (gain) on disposition of assets....................        3,297        (18,621)
    Minority interest in earnings (losses) of consolidated
     affiliates.............................................     (169,456)        31,462
    Equity in net losses (earnings) of unconsolidated
     affiliates.............................................       18,937       (134,103)
    Changes in assets and liabilities:
      Purchase of receivables...............................                    (607,229)
      Other changes in receivables..........................      680,858       (394,225)
      Merchandise inventories...............................       15,039         92,774
      Prepaid expenses and other current assets.............       (2,991)        (3,041)
      Accounts payable......................................      (19,532)       126,822
      Accrued expenses and other liabilities................     (952,945)    (1,113,049)
      Deferred charges and other............................     (342,838)       (70,219)
                                                              -----------    -----------
         Total adjustments..................................     (341,002)    (1,466,579)
                                                              -----------    -----------
Net cash used in operating activities.......................     (233,613)    (1,309,855)
                                                              -----------    -----------
Cash flows from investing activities:
  Proceeds from the sale of assets..........................                      40,000
  Advances to unconsolidated affiliates.....................     (226,744)
  (Increase) decrease in notes receivable...................    2,926,382       (153,215)
  Investment in unconsolidated affiliates...................       (5,000)      (457,300)
  Disbursements to related parties and former affiliates,
    net.....................................................      (18,246)       (24,196)
  Utilization of or (deposit to) restricted cash............       29,823       (129,257)
  Capital expenditures......................................     (168,805)      (151,023)
                                                              -----------    -----------
Net cash provided by (used in) investing activities.........    2,537,410       (874,991)
                                                              -----------    -----------
Cash flows from financing activities:
  Distributions to limited partners, net....................                    (143,842)
  Treasury stock purchased..................................     (234,490)
  Purchase of partnership units of subsidiary...............       (1,000)
  Proceeds from officer obligation..........................       50,000         90,000
  Principal payments of officer obligation..................      (50,000)      (115,000)
  Proceeds from stock options...............................                       4,375
  Principal payments of long-term obligations...............     (575,453)      (702,856)
  Proceeds from long-term obligations.......................                   3,554,934
  Net payments to securitization program....................                    (392,287)
                                                              -----------    -----------
Net cash provided by (used in) financing activities.........     (810,943)     2,295,324
                                                              -----------    -----------
Net increase in cash........................................    1,492,854        110,478
Cash at beginning of period.................................      625,609        890,670
                                                              -----------    -----------
Cash at end of period.......................................  $ 2,118,463    $ 1,001,148
                                                              -----------    -----------
Cash paid during the three months for:
  Interest, net of interest income..........................  $   259,227    $   565,573
  Income taxes..............................................  $    36,000    $    12,450
Supplemental disclosures of noncash investing and financing
  activity:
  A subsidiary and a partnership, of which the subsidiary is the managing general partner, purchased equipment which
    was financed by entering into installment finance
    agreements
    Increase in equipment cost, net.........................  $ 1,205,620    $   740,418
    Increase in long-term obligations.......................   (1,205,620)      (740,418)

    The accompanying notes are an integral part of the financial statements.

                 THE WENDT-BRISTOL HEALTH SERVICES CORPORATION
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.  MANAGEMENT'S REPRESENTATION

     In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments (consisting only of normal adjustments and recurring accruals) necessary to present fairly The Wendt-Bristol Health Services Corporation ("Wendt-Bristol" or "Company") and subsidiaries consolidated financial position as at June 30, 1998 and December 31, 1997 and the consolidated results of its operations for the three and six months ended June 30, 1998 and 1997 as well as the cash flows for the respective six months. The results of operations for any interim period are not necessarily indicative of results for the full year. THESE FINANCIAL STATEMENTS SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND NOTES THERETO CONTAINED IN THE WENDT-BRISTOL ANNUAL REPORT FILED AS FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997, INCLUDED HEREIN.

2.  RECLASSIFICATIONS

     Certain amounts on the balance sheet at December 31, 1997 have been reclassified to conform with the presentation at June 30, 1998.

3.  INCOME TAXES

     Federal, state and local taxes are summarized as follows:

                                                 SIX MONTHS ENDED     THREE MONTHS ENDED
                                                     JUNE 30,              JUNE 30,
                                                ------------------    ------------------
                                                 1998       1997       1998       1997
                                                -------    -------    -------    -------
Federal taxes:
  Current expense (benefit)...................  $(3,000)
State and local taxes:
  Current expense.............................    6,500     11,700     5,100      5,300
                                                -------    -------    ------     ------
          Total expense (benefit).............  $ 3,500    $11,700    $5,100     $5,300
                                                =======    =======    ======     ======

4.  STOCKHOLDERS' EQUITY

     At June 30, 1998 there were 414,538 Common Stock purchase warrants outstanding, exercisable at $3.75 per warrant. Each warrant, upon exercise, provides two and three quarters (2 3/4) shares of the Company's common stock and a Series II warrant (issuable upon completion of appropriate Securities and Exchange Commission filings) exercisable for two shares at $3.00/share. The Warrants' expiration dates, as amended by the Board of Directors in April 1998, are May 1, 1999 for the initial Warrant and May 1, 2000 for the Series II Warrants. There were no warrants exercised during the six or three months ended June 30, 1998.

5.  EARNINGS PER SHARE

     In February 1997, the Financial Accounting Standard Board issued statement of Financial Accounting Standards No. 128, "Earnings per Share," which changed the method used to calculate earnings per share. Basic earnings per share has been calculated as income available to common stockholders divided by the weighted average number of common shares outstanding. Diluted earnings per share has been calculated as diluted income available to common stockholders divided by the diluted weighted average number of common shares. Diluted weighted average number of common shares has been calculated using the treasury stock

                 THE WENDT-BRISTOL HEALTH SERVICES CORPORATION
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

method for Common Stock equivalents, which includes Common Stock issuable pursuant to stock options and Common Stock warrants. The following is provided to reconcile the earnings per share calculations:

                                                SIX MONTHS ENDED           THREE MONTHS ENDED
                                                    JUNE 30,                    JUNE 30,
                                            ------------------------    ------------------------
                                               1998          1997          1998          1997
                                            ----------    ----------    ----------    ----------
Income available to common stockholders...  $  107,389    $  156,724    $  215,116    $  105,146
  Effect of dilutive 5.5% convertible bond
     (net of tax).........................          --            --    $    9,075            --
                                            ----------    ----------    ----------    ----------
Income available to common stockholders
  and assumed conversions.................  $  107,389    $  156,724    $  224,191    $  105,146
                                            ----------    ----------    ----------    ----------
Shares:
Weighted average shares (basic)...........   6,092,009     6,241,865     6,045,854     6,247,161
Effect of dilutive securities
  Options.................................      44,798(A)     49,265(A)     49,540(A)     38,708(A)
  Warrants................................          --(B)         --(B)      5,295            --(B)
  Convertible Debt........................          --(C)         --(C)    500,000            --(C)
                                            ----------    ----------    ----------    ----------
Diluted weighted average shares...........   6,136,807     6,291,130     6,600,689     6,285,869
                                            ----------    ----------    ----------    ----------
Income per common share:
  Basic...................................  $     0.02    $     0.03    $     0.04    $     0.02
                                            ==========    ==========    ==========    ==========
  Diluted.................................  $     0.02    $     0.02    $     0.03    $     0.02
                                            ==========    ==========    ==========    ==========

---------------
(A) 1,000 stock options not associated with convertible debt were excluded from the computation of diluted EPS because the exercise price was greater than the average market price of the common shares.

(B) 414,538 warrants were excluded from the computation of diluted EPS because the exercise price was greater than the average market price of the common shares.

(C) 500,000 stock options associated with convertible debt were excluded because their exercise would be anti-dilutive.

6.  UNCONSOLIDATED AFFILIATES/MINORITY INTEREST

     The following table reflects the Company's proportionate share of the earnings (losses) of unconsolidated affiliates and the proportionate share of Minority interest attributable to investors in the (earnings) losses of consolidated affiliates.

                                                      SIX MONTHS ENDED      THREE MONTHS ENDED
                                                          JUNE 30,               JUNE 30,
                                                    --------------------    ------------------
                                                      1998        1997       1998       1997
                                                    --------    --------    -------    -------
Minority interest in (earnings) losses of
  consolidated affiliates, net of tax.............  $169,456    $(31,462)   $85,745    $19,867
Equity in earnings (losses) of unconsolidated
  affiliates......................................   (18,937)    134,103    (21,519)    46,545
                                                    --------    --------    -------    -------
                                                    $150,519    $102,641    $64,226    $66,412
                                                    ========    ========    =======    =======

                 THE WENDT-BRISTOL HEALTH SERVICES CORPORATION
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

     Unaudited financial information of the affiliates which are accounted for by the equity method is summarized below:

                            COMBINED BALANCE SHEETS

                                                               JUNE 30,      JUNE 30,
                                                                 1998          1997
                                                              ----------    ----------
Current assets..............................................  $1,027,979    $  579,537
Property, plant and equipment net of accumulated
  depreciation..............................................   7,604,279       919,858
Other non-current assets....................................     329,757       271,128
                                                              ----------    ----------
          Total assets......................................  $8,962,015    $1,770,523
                                                              ==========    ==========
Liabilities.................................................  $7,883,071    $  642,716
Equity......................................................   1,078,944     1,127,807
                                                              ----------    ----------
          Total liabilities and equity......................  $8,962,015    $1,770,523
                                                              ==========    ==========

                       COMBINED STATEMENTS OF OPERATIONS

                                                  SIX MONTHS ENDED        THREE MONTHS ENDED
                                                      JUNE 30,                 JUNE 30,
                                               ----------------------    ---------------------
                                                  1998         1997        1998         1997
                                               ----------    --------    ---------    --------
Service revenues.............................  $1,223,396    $675,547    $ 674,393    $317,869
Operating income (loss)......................  $   10,504    $254,931    $ (21,033)   $ 84,316
Net income (loss)............................  $ (129,039)   $268,206    $(102,926)   $ 93,091

     As a result of the limited liability companies being taxed as partnerships for Federal income tax purposes, there is no tax provided for earnings. See Note
2. Income Taxes.

7.  WORKERS' COMPENSATION REFUND

     One-time refunds of previously paid premiums were received from the Ohio Bureau of Workers' Compensation during the second quarter of 1998 yielding a reduction of selling, general and administrative expenses of $436,000 for the three and six months ended June 30, 1998. These premium refunds were made to all participants due to better-than-expected investment returns in the insurance fund and are not expected to recur.

8.  ALLOCATION DUE FROM LIMITED PARTNERSHIP

     A subsidiary of the Company is the general partner in a limited partnership. Based on the allocation of income in accordance with the partnership agreement, the balance is due from the limited partners for excess income allocated to the limited partners' from the general partner. It is management's estimate that all income reallocated will be restored as a result of the priorities established in the partnership agreement.

9.  NEW ACCOUNTING PRONOUNCEMENTS

     On April 3, 1998 the Accounting Standards Executive Committee issued Statement of Position (SOP) 98-5 "Reporting on the Costs of Start-up Activities" which states that the costs of start-up activities, including organization costs, should be expensed as incurred. Implementation of SOP 98-5 is required for

                 THE WENDT-BRISTOL HEALTH SERVICES CORPORATION
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

financial statements issued for fiscal years beginning after December 15, 1998 with the initial application of this SOP being reported as a cumulative effect of a change in accounting principle. Currently, the Company has an asset of approximately $267,000 included in the caption "Deferred charges" on the balance sheet at June 30, 1998, of which $79,000 was capitalized during the first six months of 1998.

10.  PLANS TO ACQUIRE MINORITY INTERESTS

     On June 23, 1998 the Company announced its plans to acquire all of the limited partner interests in Wendt-Bristol Diagnostics Co. L.P., its ten year old, initial Diagnostic and Radiology Center located in Columbus, Ohio. Additionally, the Company intends to acquire the approximate 15% of the outstanding shares that it doesn't already own in the partnership's sole general partner: Wendt-Bristol Diagnostics Company.

     The Board of Directors has approved the issuance of the Company's authorized, but unissued convertible Series A $10.00 Preferred Stock, with cumulative dividends at 6% per annum (payable quarterly) with the express intent to accomplish the acquisition of all of the minority interests in each of the two aforementioned affiliates.

     The Directors have further authorized the registration of the Preferred Shares by filing a registration statement with the Securities and Exchange Commission and a listing application with the American Stock Exchange. Such filings are anticipated utilizing the financial information contained herein along with the Annual Report for the twelve months ended December 31, 1997. It is anticipated that the issuance of the Preferred Shares and acquisition of the minority interests will be completed in the fourth quarter of 1998, subject to the approval of the limited partners, the shareholders of Wendt-Bristol Diagnostics Company, the effectiveness of a registration statement to be filed by the Company with the Securities and Exchange Commission regarding the Preferred Shares, and any necessary third party consents.

11.  SUBSEQUENT EVENT

     On July 21, 1998, the Company sold 200,000 shares of common stock held in treasury, pursuant to Regulation S of the Securities Act of 1933. The net proceeds of such shares sold totaled $265,000.

                 THE WENDT-BRISTOL HEALTH SERVICES CORPORATION
                                AND SUBSIDIARIES

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NOTE: REFERENCE SHOULD BE MADE TO THE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    HEREIN.

     Except for historical information contained herein, certain matters discussed herein are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as will likely result, are expected to, will continue, is anticipated, estimated, projection, outlook) are not statements of historical facts and may be forward-looking. Forward-looking statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, including but not limited to, economic, competitive, regulatory, growth strategies, available financing and other factors discussed elsewhere in this report and in the documents filed by the Company with the SEC. Many of these factors are beyond the Company's control. Actual results could differ materially from the forward-looking statements made. In light of these risks and uncertainties, there can be no assurance that the results anticipated in the forward-looking information contained in this report will, in fact, occur.

     Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

FINANCIAL CONDITION

     Management has positioned the Company to focus on continuing the aggressive expansion of its Diagnostic and Radiology business, including radiation therapy. During 1997 the Company ceased operations of its unprofitable home health care business and sold two of its three retail pharmacies in order to concentrate on its core business. In addition, on December 31, 1997, the company sold its two Columbus nursing homes and will use the cash from the gain on the sale to further expand into the diagnostic and radiology services industry. The sale of these two homes along with the cost savings from the closing of the home health operations further strengthened the liquidity of the Company and will allow management to focus on its diagnostic and radiology centers. In February 1998 the Company, through a subsidiary, opened its third diagnostic center in Central Ohio. This center, located in Granville, Ohio, provides enhanced diagnostic imaging techniques including magnetic resonance imaging (MRI), CT scans, ultrasound, bone densitometry, x-ray and mammography.

     The next medical center to open is the complex on Jasonway Road in Columbus, Ohio, scheduled for completion in the fourth quarter of 1998. This major facility will include the Company's second radiation oncology facility as well as an advanced diagnostic center including the first Positron Emission Tomography (PET) scanning unit in Central Ohio.

     In July 1998 the Company, through a subsidiary, broke ground on its Women's Health Center on Kenny Road. This center will focus on women's health and imaging services and will include an outpatient surgical suite for breast surgery. This 7,500 square foot center is scheduled to open in the first quarter of 1999.

     Working capital decreased approximately $1,012,000 from $2,886,000 at December 31, 1997 to $1,874,000 at June 30, 1998, due mostly from debt repayment ($575,000), treasury stock purchases

                 THE WENDT-BRISTOL HEALTH SERVICES CORPORATION
                                AND SUBSIDIARIES

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- (CONTINUED)

($234,000), and advances to unconsolidated affiliates ($227,000). Current assets decreased approximately $1,983,000 due mostly from decreases in notes receivable ($2,904,000) and accounts receivable ($452,000) offset by an increase in cash ($1,493,000). The increase in cash and decrease in notes receivable is due to the collection of the notes from the sale of the nursing homes while the decrease in accounts receivable is attributable to the collection of year-end receivables from the nursing homes that were sold. Current liabilities decreased approximately $972,000, due primarily from reductions in accrued wages ($317,000) related to the nursing homes and other accrued liabilities ($581,000) primarily related to the payment of costs associated with the sales of the nursing homes.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's liquidity position in the first half remains strong with working capital at $1,874,000 at June 30,1998. During April 1998 the Company collected the remaining balance of approximately $2.9 million on the notes receivable due from the sale of the two nursing homes. Also in April 1998, the Company secured an equipment lease line of credit for $1,000,000 with a finance company. As of June 30, 1998, $270,000 has been drawn against this lease line.

     The Company and its subsidiaries, limited partnership, and limited liability companies, have committed to certain equipment upgrades or acquisitions that will be financed either through the current equipment financing relationship or through vendor programs. The cost of such equipment currently on order is approximately $4,500,000.

     During 1998, the Company, along with a partner, has commenced construction of a major 31,000 square feet, two-building center including radiology, nuclear medicine, cytology, radiation therapy, Positron Emission Tomography (the first PET Scanner in central Ohio), and a therapy and rehab center. A subsidiary of the Company has a participating partnership relationship (20%) in the rehab center, a 22 1/2% interest and management control and responsibility in the radiation therapy, and 100% ownership in the radiology, PET, nuclear and cytology operations. The subsidiary also has a 50% interest in the land and buildings associated to the new center. In addition, the Company, through a subsidiary, is planning to expand one of its facilities by adding approximately 7,500 square feet. The adjoining addition (which will be financed with a commitment from a bank) is anticipated to cost approximately $800,000 and will be used to create one of the first major women's health centers in central Ohio.

     Management further believes the present resources will meet anticipated requirements for operations of the business. There are no further material commitments for capital expenditures.

YEAR 2000 COSTS

     The Company has addressed the year 2000 issues with its major equipment vendors and has assessed that any software upgrades necessary will be installed in a timely manner and at minimal incremental costs to the Company. Separately, the Company has been evaluating its internal accounting software; an alternate plan has been developed for the purchase of new software if the existing system cannot be year 2000 compliant in a timely manner. The costs of such software and implementation are approximately $30,000 and would be funded out of working capital. Accordingly, "Year 2000" issues are not expected to have any material impact on the Company's future financial condition or results of operations.

RESULTS OF OPERATIONS 1998 -- 1997

     Consolidated revenues from operations for the six and three months ended June 31, 1998 decreased approximately $5,002,000 or 47.8% and $2,389,000 or 45.3%, respectively, from the same periods in 1997. Net

                 THE WENDT-BRISTOL HEALTH SERVICES CORPORATION
                                AND SUBSIDIARIES

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- (CONTINUED)

sales decreased $872,000 or 61.4% while service revenues declined $4,130,000 or 45.6% for the first half and $1,914,000 or 42.1% for the quarter over the same periods last year. The decline in net sales is due to the reduction in the number of pharmacies from three in 1997 to one in 1998 while the decrease in service revenues is attributable to the sale of two nursing homes at December 31,1997. Excluding the two sold nursing homes, service revenues for the first half of 1998 are up 8% as compared to 1997 due to the opening of the new center in February 1998.

     Cost of sales decreased approximately $648,000 or 60.9% for the six months and $324,000 or 57.8% for the three months ended June 30, 1998 as compared to the corresponding periods in 1997. Gross margin for the first six months decreased to 24.2% in 1998 from 25.1% in 1997. The decreases are due primarily to the 1997 sale of two retail pharmacies, whose sales are not included in the 1998 results.

     Selling, general and administrative expenses decreased approximately $3,799,000 or 45.9% for the six months and $1,972,000 or 47.8% for the three months ended June 30, 1998 as compared to the corresponding periods in 1997. The decrease is mostly due to the reduction in expenses caused by the sale of the two nursing homes and two pharmacies and a workers' compensation refund (see note 7) offset by increases in expenses at the Diagnostic center due to additional modalities, expenses of the new Granville Center, and the expansion of mobile mammography.

     Interest expense for the six and three months ended June 30, 1998 decreased approximately $349,000 or 56.8% and $138,000 or 46.0%, respectively, as compared to the same periods in 1997. The reduction is mostly due to the reduced debt from the mortgages on the two sold nursing homes and the interest income earned on the notes receivable from the sale of the homes.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
The Wendt-Bristol Health Services Corporation
Columbus, Ohio

     We have audited the accompanying consolidated balance sheets of The Wendt-Bristol Health Services Corporation and Subsidiaries for the years ended December 31, 1997 and 1996, and the related consolidated statements of income, cash flows and changes in stockholders' equity for each of the three years in the period ended December 31, 1997. These financial statements and schedules referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Wendt-Bristol Health Services Corporation and Subsidiaries at December 31, 1997 and 1996 and the consolidated results of their operations, cash flows and changes in stockholders' equity for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          /S/ HAUSSER + TAYLOR LLP
Columbus, Ohio
April 20, 1998

         THE WENDT-BRISTOL HEALTH SERVICES CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 1997           1996
                                                              -----------    -----------
ASSETS
CURRENT ASSETS
  Cash......................................................  $   625,609    $   890,670
                                                              -----------    -----------
  Restricted cash (Note 3)..................................      221,120        381,025
                                                              -----------    -----------
  Receivables (Note 4):
    Trade, net of allowance for doubtful accounts of
     $201,000 in 1997 and $190,000 in 1996..................    2,878,726      2,014,403
    Notes receivable -- current.............................    3,236,900        120,613
    Miscellaneous...........................................    1,650,664        890,655
                                                              -----------    -----------
                                                                7,766,290      3,025,671
  Inventories...............................................      202,951        482,930
  Prepaid expenses and other current assets.................      148,825        250,947
                                                              -----------    -----------
        Total current assets................................    8,964,795      5,031,243
                                                              -----------    -----------
PROPERTY, PLANT AND EQUIPMENT (NOTES 5 AND 7)...............   13,081,583     20,880,293
  Less accumulated depreciation and amortization............   (4,742,587)    (6,135,704)
                                                              -----------    -----------
                                                                8,338,996     14,744,589
                                                              -----------    -----------
INVESTMENTS AND OTHER ASSETS
  Notes and other receivables, net of current portion.......      420,651        359,007
  Notes receivable from officers and related parties (Notes
    11B and 11C)............................................      902,271        993,580
  Life insurance premiums receivable (Note 11D).............      972,451        865,299
  Investment in unconsolidated affiliates (Note 6)..........      640,980             --
  Advances to unconsolidated affiliates, net................      451,110             --
  Excess of cost over assets of businesses and subsidiaries
    acquired, less accumulated amortization.................      355,439        621,629
  Deferred charges..........................................      691,158        956,795
  Other assets..............................................      258,668        345,963
                                                              -----------    -----------
                                                                4,692,728      4,142,273
                                                              -----------    -----------
        Total assets........................................  $21,996,519    $23,918,105
                                                              ===========    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
    Notes payable -- officer (Note 11E).....................  $        --    $    55,000
  Securitization program advances (Note 4)..................           --        392,287
  Accounts payable..........................................    3,307,082      2,729,021
  Accrued expenses and other liabilities:
    Salaries and wages......................................      533,346        482,134
    Workers' compensation...................................       50,197        380,502
    Taxes, other than federal income taxes..................      219,885        726,106
    Interest................................................      117,313        118,640
    Stock purchase agreement payable (Note 2)...............           --        325,000
    Other...................................................      824,617        841,643
  Long-term obligations classified as current (Note 7)......      986,148        750,758
  Federal income taxes payable (Note 9).....................       40,000             --
                                                              -----------    -----------
        Total current liabilities...........................    6,078,588      6,801,091
                                                              -----------    -----------
LONG-TERM OBLIGATIONS LESS AMOUNTS CLASSIFIED AS CURRENT
  (NOTES 7).................................................    9,151,637     12,080,856
                                                              -----------    -----------
        Total liabilities...................................   15,230,225     18,881,947
                                                              -----------    -----------
MINORITY INTERESTS..........................................      321,168        294,128
                                                              -----------    -----------
CONTINGENCIES AND COMMITMENTS (NOTES 4, 7, 8 AND 12)
STOCKHOLDERS' EQUITY (NOTES 2 AND 10)
  Common stock, $.01 par, authorized 12,000,000 shares;
    issued 8,248,480 shares in 1997 and 8,243,480 shares in
    1996....................................................       82,485         82,435
  Capital in excess of par..................................   10,244,805     10,238,750
  Retained earnings (deficit)...............................   (1,337,483)    (3,119,096)
                                                              -----------    -----------
                                                                8,989,807      7,202,089
  Treasury stock, at cost, 2,067,254 shares in 1997 and
    2,007,460 shares in 1996................................   (2,544,681)    (2,460,059)
                                                              -----------    -----------
                                                                6,445,126      4,742,030
                                                              -----------    -----------
        Total liabilities and stockholders' equity..........  $21,996,519    $23,918,105
                                                              ===========    ===========

    The accompanying notes are an integral part of the financial statements.

         THE WENDT-BRISTOL HEALTH SERVICES CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                         1997           1996           1995
                                                      -----------    -----------    -----------
REVENUES
  Net sales.........................................  $ 2,435,334    $ 2,816,386    $ 2,708,955
  Service income....................................   18,383,557     18,524,816     18,147,243
                                                      -----------    -----------    -----------
                                                       20,818,891     21,341,202     20,856,198
                                                      -----------    -----------    -----------
COSTS AND EXPENSES
  Cost of sales.....................................    1,820,352      2,071,596      1,920,118
  Selling, general and administrative expenses......   17,167,393     17,518,394     16,667,723
                                                      -----------    -----------    -----------
                                                       18,987,745     19,589,990     18,587,841
                                                      -----------    -----------    -----------
OPERATING INCOME BEFORE DEPRECIATION................    1,831,146      1,751,212      2,268,357
                                                      -----------    -----------    -----------
DEPRECIATION........................................      823,363        964,715        902,692
                                                      -----------    -----------    -----------
OPERATING INCOME....................................    1,007,783        786,497      1,365,665
                                                      -----------    -----------    -----------
OTHER INCOME (EXPENSE)
  Minority interests in loss (earnings), net of
     tax............................................      176,888        (76,860)      (171,701)
  Interest expense, net (Notes 4 and 7).............   (1,264,878)    (1,104,278)    (1,050,226)
  Equity in earnings of unconsolidated affiliates
     (Note 6).......................................      198,680             --             --
  Gain on sale of nursing homes assets (Note 1B)....    1,778,007             --             --
  Other, net........................................       84,633        109,254         21,008
                                                      -----------    -----------    -----------
                                                          973,330     (1,071,884)    (1,200,919)
                                                      -----------    -----------    -----------
INCOME (LOSS) BEFORE INCOME TAXES...................    1,981,113       (285,387)       164,746
INCOME TAX BENEFIT (EXPENSE) (NOTE 9)...............     (199,500)        39,109         51,979
                                                      -----------    -----------    -----------
NET INCOME (LOSS)...................................  $ 1,781,613    $  (246,278)   $   216,725
                                                      ===========    ===========    ===========
INCOME (LOSS) PER COMMON SHARE (NOTE 1)
  Basic.............................................  $      0.29    $     (0.04)   $      0.04
                                                      ===========    ===========    ===========
  Diluted...........................................  $      0.26    $     (0.04)   $      0.04
                                                      ===========    ===========    ===========
WEIGHTED AVERAGE SHARES OUTSTANDING
  Basic.............................................    6,224,241      5,825,686      6,131,770
                                                      ===========    ===========    ===========
  Diluted...........................................    6,916,241      5,825,686      6,131,770
                                                      ===========    ===========    ===========

    The accompanying notes are an integral part of the financial statements.

         THE WENDT-BRISTOL HEALTH SERVICES CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                              COMMON     CAPITAL IN      RETAINED      TREASURY
                                               STOCK    EXCESS OF PAR    EARNINGS        STOCK         TOTAL
                                              -------   -------------   -----------   -----------   -----------
BALANCE AT DECEMBER 31, 1994................  $82,407    $10,311,509    $(3,089,543)  $  (104,826)  $ 7,199,547
  Shares contributed to Retirement Plan
    (21,764 shares).........................                 (40,257)                      50,157         9,900
  Warrants exercised for common stock.......      28           3,722                                      3,750
  Treasury stock acquired (2,500,000 shares)
    (Note 2 )...............................                                           (2,887,347)   (2,887,347)
  Net income................................                                216,725                     216,725
                                              -------    -----------    -----------   -----------   -----------
BALANCE AT DECEMBER 31, 1995................  82,435      10,274,974     (2,872,818)   (2,942,016)    4,542,575
  Shares contributed to Retirement Plan
    (16,262 shares).........................                 (10,224)                      18,957         8,733
  Sale of treasury shares (500,000 shares)
    (Note 10)...............................                 (26,000)                     463,000       437,000
  Net loss..................................                               (246,278)                   (246,278)
                                              -------    -----------    -----------   -----------   -----------
BALANCE AT DECEMBER 31, 1996................  82,435      10,238,750     (3,119,096)   (2,460,059)    4,742,030
  Shares contributed to Retirement Plan
    (6,306 shares)..........................                   1,730                        7,728         9,458
  Treasury stock acquired (66,100 shares)...                                              (92,350)      (92,350)
  Stock options exercised (5,000 shares)....      50           4,325                                      4,375
  Net income................................                              1,781,613                   1,781,613
                                              -------    -----------    -----------   -----------   -----------
BALANCE AT DECEMBER 31, 1997................  $82,485    $10,244,805    $(1,337,483)  $(2,544,681)  $ 6,445,126
                                              =======    ===========    ===========   ===========   ===========

    The accompanying notes are an integral part of the financial statements.

         THE WENDT-BRISTOL HEALTH SERVICES CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                 1997         1996         1995
                                                              ----------   ----------   ----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss).........................................  $1,781,613   $ (246,278)  $  216,725
                                                              ----------   ----------   ----------
  Adjustments required to reconcile net income (loss) to net cash provided by operating activities:
    Amortization, depreciation and other, net...............     851,811      985,200      920,606
    Provision for losses on notes and accounts receivable...     153,995      110,620      105,528
    Gain on sale of nursing home assets.....................  (1,778,007)          --           --
    Gain on sale of other assets............................     (77,169)          --           --
    Life insurance premium reserve..........................          --           --     (376,000)
    Costs associated with acquisition of minority interest
      in limited partnership................................          --           --      151,950
    Minority interest in earnings (losses) of consolidated
      subsidiaries..........................................    (176,888)      76,860      171,701
    Equity in earnings of unconsolidated affiliates.........    (198,680)          --           --
    Changes in assets and liabilities:
      Receivables:
         Sale (purchase) of receivables.....................    (607,229)     970,550   (1,354,048)
         Other changes......................................    (429,771)    (534,300)     314,009
      Inventories...........................................     279,979        6,112      (29,350)
      Prepaid expenses and other current assets.............     100,045      160,611      130,423
      Accounts payable......................................     578,061     (107,453)       3,693
      Accrued expenses and other liabilities................  (1,581,208)  (1,656,355)     716,346
      Federal income taxes payable..........................      40,000     (100,000)    (220,000)
      Deferred charges and other............................      35,812     (236,455)      23,607
                                                              ----------   ----------   ----------
         Total adjustments..................................  (2,809,249)    (324,610)     558,465
                                                              ----------   ----------   ----------
         Net cash provided by (used in) operations..........  (1,027,636)    (570,888)     775,190
                                                              ----------   ----------   ----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of minority interest from limited partners.......          --           --     (250,000)
  Collection of miscellaneous receivable....................          --           --    1,700,000
  Advances to unconsolidated affiliates.....................    (451,110)          --           --
  Collection on sale of nursing homes assets................     750,000           --           --
  Proceeds from sale of other property, plant and equipment
    and investments.........................................     115,500           --           --
  Investment in unconsolidated affiliates...................    (442,300)          --           --
  Decrease (increase) in notes receivable...................    (149,137)     (33,788)     278,962
  Disbursements to related parties and former affiliates,
    net.....................................................     (62,669)    (232,575)    (184,390)
  Utilization of (deposit to) restricted cash...............    (104,382)     (70,113)     243,654
  Capital expenditures......................................    (569,676)    (544,866)    (504,321)
                                                              ----------   ----------   ----------
         Net cash provided by (used in) investing
           activities.......................................    (913,774)    (881,342)   1,283,905
                                                              ----------   ----------   ----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Distributions to limited partners, net....................    (143,842)          --     (143,842)
  Purchase of common stock of subsidiary....................     (92,230)      (8,000)      (2,000)
  Proceeds from sale of treasury stock......................          --      500,000           --
  Treasury stock purchased..................................     (92,350)          --           --
  Proceeds from officer obligation..........................      90,000      360,000           --
  Principal payments of officer obligation..................    (145,000)    (305,000)          --
  Proceeds from warrants and options exercised..............       4,375           --        3,750
  Principal payments on long-term obligations...............  (1,157,251)    (875,659)  (1,589,240)
  Proceeds from borrowing on long-term obligations..........   3,604,934    2,243,447        4,520
  Net advances from (payments to) securitization program....    (392,287)     392,287     (478,500)
                                                              ----------   ----------   ----------
         Net cash provided by (used in) financing
           activities.......................................   1,676,349    2,307,075   (2,205,312)
                                                              ----------   ----------   ----------
NET INCREASE (DECREASE) IN CASH.............................    (265,061)     854,845     (146,217)
CASH -- BEGINNING OF PERIOD.................................     890,670       35,825      182,042
                                                              ----------   ----------   ----------
CASH -- END OF PERIOD.......................................  $  625,609   $  890,670   $   35,825
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid during the years for:
    Interest, net of interest income........................  $1,266,205   $1,039,873   $1,060,226
    Income taxes............................................  $   43,816   $  141,688   $  252,593
Supplemental Disclosures of Noncash Investing and Financing
  Activity (Note 15)

    The accompanying notes are an integral part of the financial statements.

         THE WENDT-BRISTOL HEALTH SERVICES CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND GENERAL

  A.  Principles of Consolidation

     The primary business of The Wendt-Bristol Health Services Corporation and its Subsidiaries (the "Company") is to provide health care services. Through subsidiaries and a limited partnership, The Wendt-Bristol Company ("W-B"), itself a subsidiary, operates three nursing homes (two disposed of at December 31, 1997), a home health care delivery service (ceased operations during 1997), a diagnostics center featuring fixed-site magnetic resonance imaging ("MRI"), CT Scan, Sonography and other modalities. Additionally, the Company operates a retail pharmacy in Ohio and is the landlord of a non-related manufacturing building (see Note 12A).

     A subsidiary of W-B is a member in three limited liability companies. One company operates a diagnostic center that features an open-field magnetic resonance imaging device. The second company operates a radiation therapy practice. The third company has acquired land for which it has commenced construction (in 1998) of a medical complex, a significant portion of which Company affiliates will rent and operate. Investments in affiliated companies, owned 22 1/2% to 50% inclusive are stated at cost of investment plus the Company's equity in undistributed net income since acquisition. The change in the equity in net income of these companies is included in equity in earnings of unconsolidated affiliates in the Consolidated Statements of Operations.

     The consolidated financial statements include the accounts of all companies of which The Wendt-Bristol Health Services Corporation or a wholly-owned subsidiary has majority ownership or management control. All material intercompany transactions have been eliminated in consolidation.

  B. Acquisitions and Dispositions of Subsidiaries, Significant Assets, Partnership Interests or Ownership Interests

     Effective at the close of business on December 31, 1997, the Company sold all of the operating assets of two of its three nursing homes for a total purchase price of approximately $9.9 million. This was financed with cash of $750,000; assumption of mortgage debt of approximately $6.2 million and a note receivable of approximately $2.9 million. The entire note is expected to be paid in full on April 21, 1998. The following summarizes the operations of the two nursing homes for the years ended December 31, 1997, 1996 and 1995:

                                                   1997(A)     1996      1995
                                                   -------    ------    ------
                                                           (IN 000'S)
Revenues.........................................  $9,123     $9,254    $8,508
Operating income.................................   1,091      1,049       479
Net income.......................................     495        110      (110)

---------------
(A) Excludes gain on sale of nursing home assets

     During December 1996, the Wendt-Bristol Diagnostics Company ("Diagnostics") formed Wendt-Bristol Crosswoods, Ltd. During January 1997, Diagnostics invested $325,000 for a 50% interest in this new entity. Such funds were used to acquire operating assets, including an open field magnetic resonance imaging device. Operations of this new diagnostics center began in January 1997 and has expanded to include helical CT and additional modalities during 1997.

     During 1997, Diagnostics acquired a 22.5% interest in Wendt-Bristol at Park Oncology Center, Ltd., a venture that was formed to own and operate a radiation therapy center. Operations began during the fourth quarter 1997.

         THE WENDT-BRISTOL HEALTH SERVICES CORPORATION AND SUBSIDIARIES

     During 1997, Diagnostics acquired a 50% interest in Jasonway, Ltd., a venture that was formed to construct and rent a medical and office complex. Construction is anticipated to be completed by third quarter 1998.

     During 1997, the Company ceased to operate its home health care delivery services. Loss from operations approximated $91,000, $124,000, and $47,000 for the years ended December 31, 1997, 1996, 1995, respectively, which is included in the Consolidated Statements of Operations.

     During March 1995, the Company acquired 345,000 common shares in a subsidiary of the Company, Diagnostics, for approximately $744,000 (see Note 2). The purchase of these common shares in addition to nominal subsequent activity has increased the Company's ownership to approximately 86%. The acquisition cost exceeded the underlying equity in net assets ("goodwill") by $146,700. See Note 1H for further discussion with respect to amortization.

     In 1995, the Company purchased the limited partnership interests for cash of $250,000. The purchase price in excess of the limited partnership's book basis approximating $151,000 has been expensed in the Consolidated Statement of Operations and included in the caption "Other, net".

  C.  Statement of Cash Flows

     For purposes of the statement of cash flows, the Company considers all highly liquid debt investments purchased with a maturity of three months or less to be cash. No such investments were purchased during 1997, 1996 or 1995.

  D.  Concentrations of Credit Risk

     Credit risk associated with cash balances in excess of federally-insured amounts is minimized by using several accounts at major financial institutions.

  E.  Accounts Receivable

     In May, 1996 the Company and certain of its subsidiaries entered into a financing arrangement involving the sale of their trade accounts receivable. This financing arrangement terminated through payment in March, 1997 (see Note
4).

     The agreement provided for the Company's sale of its health care trade accounts receivable, subject to various terms and conditions, with limited recourse, with the Company continuing to service the accounts. A sale was recorded when the health care accounts receivable were transferred to the purchaser, net of contractual allowances. Such sales are not included in the Consolidated Statement of Operations and no gain or loss arises in the transaction.

     Certain receivables from the Company's medical services segment are due from third party payors, including Medicare, Medicaid and commercial insurance carriers, under contractual arrangements by which payment may be at a discount from billed charges, as is customary within the health care industry. The Company estimates and records allowances for such discounts to billed charges to recognize revenues based on amounts expected to be recovered.

     A significant portion of the income earned by the nursing homes is related to services provided to Medicaid patients. The income reported for the nursing homes is based on cost reports filed with the State of Ohio and such reports are subject to audit and adjustment by Medicaid auditors.

         THE WENDT-BRISTOL HEALTH SERVICES CORPORATION AND SUBSIDIARIES

  F.  Inventories

     Inventories are stated at the lower of cost or market, determined on the first-in, first-out basis. Inventories at December 31, 1997 and 1996 were $202,951 and $482,930, respectively. These inventories consist of retail pharmaceuticals, durable medical equipment and supplies.

  G.  Property, Plant and Equipment

     Property, plant and equipment are stated at cost. Depreciation for financial reporting purposes is computed using principally the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the primary lease term or the life of the related improvement, whichever period is shorter. Expenditures for major renewals and betterments that extend the useful lives of property, plant and equipment are capitalized. Expenditures for maintenance and repairs are charged to operations as incurred.

  H.  Excess of Cost Over Assets of Businesses and Subsidiaries Acquired

     Costs of acquired businesses in excess of the value of net assets (i.e., goodwill) are amortized over periods ranging from 20 to 40 years, except for goodwill associated with the manufacturing real estate, which is being amortized over the estimated remaining life of the building. During the fourth quarter of 1997, the Company deducted the remaining goodwill of approximately $189,000 associated to its interest in Health America against the gain on the sale of the nursing homes. Amortization expense excluding this one-time adjustment for the years ended December 31, 1997, 1996, and 1995, approximated $28,400, $20,500 and $17,900, respectively. Accumulated amortization at December 31, 1997, 1996 and 1995, was $141,900, $163,000, and $141,200, respectively. Goodwill consists of an amount applicable to the manufacturing real estate and the purchase of common shares of Diagnostics Company (see Note 1B).

     The Company periodically evaluates the recoverability of intangibles resulting from business acquisitions and measures the amount of impairment, if any, by assessing current and future levels of income and cash flows as well as other factors, such as business trends and prospects and market and economic conditions. There were no such impairment adjustments at December 31, 1997, 1996 and 1995.

  I.  Deferred Charges

     The Company has included in deferred charges costs that are being amortized over future periods ranging from 5 to 11 years. Deferred charges are predominantly costs associated with financing, costs incurred for staff training, opening new facilities and a rent adjustment to properly recognize rental income on the leased manufacturing facility.

  J.  Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

  K.  Income (Loss) per Share

     Per share amounts were computed using the weighted average number of shares outstanding during each period for basic which was adjusted for the effect of dilutive potential common shares in the computation of diluted EPS. (See Note
10)

         THE WENDT-BRISTOL HEALTH SERVICES CORPORATION AND SUBSIDIARIES

  L.  Income Taxes

     The Company utilizes the liability method of accounting for income taxes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income taxes, and are measured using the enacted tax rates and laws that will be in effect or expected to continue in effect when the differences are expected to reverse. (See Note 9).

  M.  Financial Instruments and Fair Value

     The estimated fair value of amounts reported in the financial statements have been determined using available market information and valuation methodologies, as applicable (see Note 16).

     The Company enters into foreign currency contracts in order to reduce the impact of certain foreign currency fluctuations. The Company does not enter into financial instruments for trading or speculative purposes. Gains and losses related to qualifying hedges of firm commitments are deferred and are recognized as income or as adjustments of carrying amounts when the hedged transaction occurs.

  N.  Stock Based Compensation

     The Company utilizes the provisions of Accounting Principles Board ("APB") No. 25, "Accounting for Stock Issued to Employees" which utilizes the intrinsic value based method. The Financial Accounting Standards Board ("FASB") Statement No. 123, "Accounting for Stock-Based Compensation", which utilizes a fair value based method is effective for the Company's year beginning January 1, 1996. The FASB requires disclosure for new employee stock options of the impact to the financial statements of utilizing the intrinsic value versus the fair value based method (see Note 10).

  O.  Accounting Pronouncements for 1998

     The FASB has issued three pronouncements for fiscal years beginning after December 15, 1997 -- SFAS No. 130 -- "Reporting of Comprehensive Income"; SFAS No. 131 -- "Disclosures about Segments of an Enterprise and Related Information", and SFAS No. 132 -- "Employers' Disclosures about Pensions and Other Postretirement Benefits". The Company believes that the effect of the adoption of the above will not be material to its financial position or results of operations.

NOTE 2.  PRIVATE COMMON STOCK TRANSACTIONS

     On February 27, 1995, the Company, pursuant to a certain Stock Exchange Agreement (the "Agreement") by and between the Company and the Insurance Commissioner of the Commonwealth of Pennsylvania, as Statutory Liquidator (the "Statutory Liquidator") for Corporate Life Insurance Company ("CLIC") and successor to CLIC, agreed to sell to the Statutory Liquidator thirty thousand (30,000) preferred shares (par value $100 per share or a total of $3,000,000) owned by the Company in Life Holdings, Inc., in exchange for two million (2,000,000) shares of the Company's common stock and three hundred thousand (300,000) shares of common stock of Wendt-Bristol Diagnostics Company ("Diagnostics"), a majority-owned consolidated subsidiary of the Company, owned by CLIC. The closing of the transaction contemplated by the Agreement occurred on March 2, 1995. The value assigned to (i) the Company's 2,000,000 common shares of $2,481,091 ($1.24 per share) and (ii) the Diagnostics 300,000 common shares of $518,909 ($1.73 per share) equal $3,000,000. The Company's common shares have been included in Treasury Stock on the accompanying balance sheet for 1997, 1996 and 1995; while Diagnostic's common shares are recorded as an additional investment in a consolidated subsidiary, which is eliminated in consolidation except for goodwill.

         THE WENDT-BRISTOL HEALTH SERVICES CORPORATION AND SUBSIDIARIES

     In addition, as part of the transaction contemplated by the Agreement, the Company or its designee agreed to purchase from the Statutory Liquidator, within ninety (90) days, subject to extension, five hundred thousand (500,000) additional shares of common stock of the Company for a price of $.80 per share, and forty-five thousand (45,000) additional shares of common stock of Diagnostics for a price of $5.00 per share. This resulted in increases in Treasury Stock of the Company of $400,000 (see Note 10 for sale of treasury stock) and $225,000 recorded as a further increase in the investment in a consolidated subsidiary which is eliminated in consolidation except for goodwill. The remaining amount payable at December 31, 1996 of $325,000 along with additional costs was subsequently paid in its entirety during the first quarter of 1997.

     Upon the March 2, 1995 closing and acquisition of the additional 500,000 common shares of Company and 45,000 common shares of Diagnostics, the Company has reacquired all shares previously issued and/or sold in transactions with CLIC.

     At December 31, 1997, 1996 and 1995, the Company owns, through its wholly owned subsidiary, approximately 86%, 83%, and 83%, respectively, in Diagnostics. See above and Note 1B concerning Wendt-Bristol Company's acquisition of approximately 29% additional shares of Diagnostics in 1995 and other subsequent activity.

NOTE 3.  RESTRICTED CASH

     The Company has restricted cash of $221,120 and $381,025 at December 31, 1997 and 1996, respectively. The amounts in a bank trust account were $179,934 and $171,654 at December 31, 1997 and 1996, respectively. These restricted assets were set aside to satisfy the New Jersey Department of Environmental Protection and Energy in connection with the reimbursement of clean-up expenses at the leased manufacturing facility located in Passaic, New Jersey. (See Item
1. Business and Note 12A.) The remainder of the cash in 1997 represents amounts in a brokerage margin account that is maintained in conjunction with foreign exchange futures contracts. The remainder of the restricted cash in 1996 represents amounts placed in escrow for "replacement" reserves at the mortgage agent for the Department of Housing and Urban Development ("HUD") for HUD insured financed skilled nursing facilities. See Note 1B concerning the sale of the two HUD facilities.

         THE WENDT-BRISTOL HEALTH SERVICES CORPORATION AND SUBSIDIARIES

NOTE 4.  RECEIVABLES

     The following schedule states current receivables by specific groups as indicated at December 31:

                                                         1997          1996
                                                      ----------    ----------
Receivables:
  Trade (net of allowance for doubtful
     accounts) -- (a)...............................  $2,878,726    $2,014,403
                                                      ----------    ----------
Notes receivable -- current:
  Nursing homes sales(b)............................   2,923,794            --
  Related parties(c)................................      60,760        67,822
  Unconsolidated affiliates(d)......................     180,000            --
  Others............................................      72,346        52,791
                                                      ----------    ----------
Total...............................................   3,236,900       120,613
                                                      ----------    ----------
Miscellaneous receivables:
  Nursing homes sale(b).............................     326,990            --
  Securitization program reserves(e)................          --       232,131
  Due from limited partners(f)......................     440,000            --
  Medicare settlements..............................     259,202       215,561
  Others -- (g).....................................     624,472       442,963
                                                      ----------    ----------
Total...............................................   1,650,664       890,655
                                                      ----------    ----------
Total current receivables...........................  $7,766,290    $3,025,671
                                                      ==========    ==========

---------------
(a) During May, 1996, the Company and certain of its subsidiaries entered into an agreement with a finance company to secure additional working capital funds. This agreement was terminated amicably through a pay-off in March, 1997. Trade receivables at December 31, 1996 are shown net of receivables purchased by the finance company. Total cash proceeds from the sale of these receivables amounted to approximately $5,478,000 in 1996. Uncollected sold receivable balances approximated $736,000 at December 31, 1996. Program fees and costs are included in "interest expense, net" and "selling, general and administrative" approximating 16% for the years ended December 31, 1997 and 1996, respectively, in the Consolidated Statement of Operations. Such sales are not included in the Consolidated Statement of Operations and no gain or loss arise from these transactions.

    Additionally, the purchaser advanced funds that were in excess of purchased receivables of which $392,287 was outstanding at December 31, 1996 and was subsequently paid in 1997.

(b) At December 31, 1997, the Company sold two of its nursing homes assets. The current note receivable was expected to be received in full on April 21, 1998. (See Note 1B) The miscellaneous receivables represent escrow balances related to HUD financing for which the Company is anticipating reimbursement in 1998.

(c) The balance consists of the current portion of notes receivable for the sale of assets to a related party (See Notes 11B and 11C).

(d) The balance consists of notes receivable from unconsolidated affiliates. (See Notes 1A and 6).

(e) In connection with the securitization program above, the third party purchasing the receivables held reserves as additional collateral for the receivables purchased from the Company. These cash reserves were released in full upon termination of the securitization program.

(f) A subsidiary of the Company is the general partner in a limited partnership. Based on the allocation of income in accordance with the partnership agreement, the balance is due from the limited partners for

         THE WENDT-BRISTOL HEALTH SERVICES CORPORATION AND SUBSIDIARIES excess income allocated to the limited partners' from the general partner. It is management's estimate that all income reallocated during the current year totaling $440,000 will be restored in 1998 as a result of the priorities established in the partnership agreement.

(g) The balance consists mostly (approximately $400,000 and $367,000 in 1997 and 1996, respectively) of a receivable due from the former owner of two of the nursing homes regarding final collection of the purchase price of the transaction. (See Note 12B).

     Total interest income for the years ended December 31, 1997, 1996 and 1995, amounted to approximately $204,000, $193,000, and $134,000, respectively, and is netted against interest expense in the accompanying Consolidated Statements of Operations.

NOTE 5.  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment at December 31, 1997 and 1996 and the estimated useful lives used in computing depreciation are as follows:

                                              DECEMBER 31,            ESTIMATED
                                       --------------------------    USEFUL LIVES
                                          1997           1996         (IN YEARS)
                                       -----------    -----------    ------------
Land and improvements................  $ 1,385,529    $ 1,666,105          30
Buildings and improvements...........    4,910,500     11,941,568        3-40
Machinery and equipment..............    6,785,554      7,272,620        3-14
                                       -----------    -----------
                                        13,081,583     20,880,293
Accumulated depreciation and
  amortization.......................   (4,742,587)    (6,135,704)
                                       -----------    -----------
                                       $ 8,338,996    $14,744,589
                                       ===========    ===========

     Included in machinery and equipment and buildings and improvements are $746,000 and $167,000, respectively of assets not placed in service at December 31, 1996. These assets were placed in service during the third quarter of 1997.

     Included in property, plant and equipment at December 31, 1997 and 1996 are land, buildings and improvements of $4,517,834 and $4,453,608 with accumulated depreciation and amortization of $1,176,265 and $1,061,488, respectively, leased to the purchaser of its former manufacturing division (see Note 12A).

     Depreciation and amortization expense for the years ended December 31, 1997, 1996 and 1995 was $823,363, $964,715, and $902,692, respectively.

         THE WENDT-BRISTOL HEALTH SERVICES CORPORATION AND SUBSIDIARIES

NOTE 6.  EQUITY IN UNCONSOLIDATED AFFILIATES

     Audited financial information of the affiliates which are accounted for by the equity method (See Note 1A) is summarized below:

                            COMBINED BALANCE SHEETS

                                                              DECEMBER 31, 1997
                                                              -----------------
                                                                 (IN 000'S)
Current assets..............................................     $1,046,000
Property, plant and equipment, net of accumulated
  depreciation..............................................      5,340,000
Other non-current assets....................................        380,000
                                                                 ----------
          Total assets......................................     $6,766,000
                                                                 ==========
Liabilities.................................................     $5,583,000
Equity......................................................      1,183,000
                                                                 ----------
          Total liabilities and equity......................     $6,766,000
                                                                 ==========

                       COMBINED STATEMENTS OF OPERATIONS
Service revenues............................................     $1,524,000
Operating income............................................        381,000
Net income..................................................        363,000

     A limited liability company in which the Company has a 50% interest with assets of $875,000, liabilities of $840,000 and equity of $35,000 is unaudited as of December 31, 1997. The limited liability company has acquired land for which a medical facility is under construction, therefore, it has no operations.

     As a result of the limited liability companies being taxed as partnerships for Federal income tax purposes, there is no tax provided for earnings.

NOTE 7.  LONG-TERM OBLIGATIONS

     At December 31, 1997 and 1996, long-term obligations are as follows:

                                                       1997           1996
                                                    -----------    -----------
5.5% subordinated convertible bond, interest only
  payable in quarterly installments, principal due
  December, 2001..................................  $ 1,000,000    $ 1,000,000
5.0% bonds, denominated in Swiss francs, interest
  only payable in quarterly installments,
  principal due February, 2002....................    3,416,934             --
8.875% mortgage, payable in monthly installments
  including interest through December, 2034. Paid
  off as real estate was sold on December 31,
  1997............................................           --      3,166,432
9% mortgage, payable in monthly installments
  including interest through June, 2027. Paid off
  as real estate was sold on December 31, 1997....           --      2,931,243
9.41% mortgage, payable in monthly installments
  including interest through April, 2016..........      690,661        704,172

         THE WENDT-BRISTOL HEALTH SERVICES CORPORATION AND SUBSIDIARIES

                                                       1997           1996
                                                    -----------    -----------
Variable rate mortgage -- interest at 11.50% and
  11.25% at December 31, 1997 and 1996,
  respectively, payable in monthly installments
  including interest through April, 2001, with any
  remaining balance due May 1, 2001...............    1,546,509      1,646,649
Variable rate mortgage -- interest at 10.5% at
  December 31, 1996, payable in monthly
  installments through December, 1997.............           --         34,992
7.7% to 13% notes payable in monthly installments
  including interest, through February, 2004,
  collateralized by equipment.....................    3,483,681      3,195,597
12% notes payable in monthly installments
  including interest..............................           --        128,578
Capitalized lease obligations.....................           --         23,951
                                                    -----------    -----------
                                                     10,137,785     12,831,614
Less: current installments........................      986,148        750,758
                                                    -----------    -----------
Long-term portion.................................  $ 9,151,637    $12,080,856
                                                    ===========    ===========

  Subordinated Convertible Bond

     Beginning February 2, 1997 through December 30, 2001, the subordinated convertible bond may be converted in units of not less than $100,000 into fully paid shares of the Company's common stock at a conversion ratio of $2.00 of principle for one share of common stock for the beneficial ownership of a non United States person, pursuant to Regulation S of the Securities Act of 1933.

  Other

     Aggregate future principal maturities of long-term debt and capital lease obligations are as follows: 1998 -- $986,148, 1999 -- $831,526,
2000 -- $938,203, 2001 -- $1,702,655, and thereafter -- $5,679,254.

     All land and real estate is collateralized by the mortgages payable.

     The Company incurred interest expense in the amount of $1,469,251, $1,297,630, and $1,183,945 in 1997, 1996 and 1995, respectively.

  Commitments

     The Company, its subsidiaries, and a limited partnership have committed to certain equipment acquisitions that will be financed through a combination of current equipment financing relationships, vendor programs or newly available resources. The cost of such equipment currently on order is approximately $2,500,000.

     In April 1998, the Company secured with a finance company an equipment lease line of credit for $1,000,000. The entire lease line is available.

     See Commitments and Contingencies Note 12D for debt guarantees made by the Company for entities which the Company has equity ownership interests.

         THE WENDT-BRISTOL HEALTH SERVICES CORPORATION AND SUBSIDIARIES

NOTE 8.  LEASE COMMITMENTS

     With the exception of the medical diagnostic center which is owned by a limited partnership, the Company leases all of the locations used in its businesses under leases expiring on dates ranging through July 2015.

     As of December 31, 1997, minimum annual rental commitments under noncancelable leases amount to:

                    OPERATING LEASES
1998.....................................................  $  590,619
1999.....................................................     549,156
2000.....................................................     478,409
2001.....................................................     366,901
2002.....................................................     344,302
Thereafter...............................................   4,120,816
                                                           ----------
                                                           $6,450,203
                                                           ==========

     In addition, the Company remains contingently liable for certain leases on locations that have been sold. These contingent leases include payments aggregating $104,000 over the next three years.

     Rental expense included in the Consolidated Statements of Operations for the years ended December 31, 1997, 1996 and 1995, was approximately $567,000, $569,000, and $564,000, respectively, net of annual sublease income of $870, $1,740, and $20,180, respectively. Amortization of assets recorded under capital leases is included in depreciation expense.

NOTE 9.  INCOME TAXES

     The Company has recognized a deferred tax liability, a deferred tax asset and a valuation allowance against the deferred tax assets. The components of these consolidated deferred tax items at December 31, 1997 and 1996 are as follows:

                                                         1997         1996
                                                       --------    ----------
Assets:
  Net operating loss carryforwards...................  $781,700    $1,874,000
  Investment tax credit carryforwards................    25,900        28,400
  Bad debt allowance.................................    51,300        47,600
  Other..............................................     3,000         3,000
                                                       --------    ----------
                                                        861,900     1,953,000
  Less: valuation allowance..........................        --       200,000
                                                       --------    ----------
                                                        861,900     1,753,000
                                                       ========    ==========
Liabilities:
  Depreciation and amortization......................   109,300       604,500
  Costs capitalized in connection with
     acquisitions....................................   605,000       884,600
  Other..............................................    10,200        10,200
                                                       --------    ----------
                                                        724,500     1,499,300
Net deferred tax asset...............................  $137,400    $  253,700
                                                       ========    ==========

     These deferred tax assets and liabilities have been offset for balance sheet presentation except for the "net deferred tax asset" which is included in the balance sheet caption "Other Assets". Management has utilized

         THE WENDT-BRISTOL HEALTH SERVICES CORPORATION AND SUBSIDIARIES approximately $3.2 million of net operating loss carryforwards through the sale of two nursing home assets in 1997. Additionally, the valuation allowance was reduced by $200,000. These two factors combined to result in a deferred tax expense of $116,300 in 1997. Management has recognized a deferred tax benefit of $84,300 in 1996 by a reduction in the valuation allowance for the expected utilization of net operating losses during the carryforward period. Management has considered the provisions of SFAS No. 109 that allows for utilization of tax planning strategies associated with real estate. These strategies, if necessary, could consider a possible sale and/or sale/leaseback of such real estate to preclude the expiration of net operating losses without realization of a tax benefit. Realization of the deferred tax asset is dependent on generating sufficient taxable income including use of management's tax planning strategies prior to the expiration of the loss carryforwards. Although realization is not assured, management believes it is more likely than not that a significant amount of the deferred tax asset will be realized. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if either the current estimates of future taxable income are reduced or management would be unable to effect an expected sale and/or sale/leaseback of real estate. Both of these conditions are currently necessary for consideration in the evaluation of the realizability of the deferred tax assets and estimated valuation allowance.

     Consolidated net operating losses available for tax purposes at December 31, 1997 are approximately $2,300,000, expiring $645,000 in 2004, $935,000 in
2006, $335,000 in 2008 and $383,000 in 2009. Investment tax credits available for tax purposes at December 31, 1997 are approximately $25,900 expiring at various dates from 1998 to 2000. In 1997 and 1996 as a result of consolidated taxable income the Company was able to utilize net operating losses of $3,160,000 and $27,000, respectively, of which $730,000 and $27,000, respectively, was pre-operating losses of an acquired subsidiary which was only to be used to offset taxable income by that subsidiary.

     As discussed in Note 2, the Company had previously sold a portion of its interest in Diagnostics and, as a result, Diagnostics began to file its income tax returns on a separate company basis. Diagnostics has no significant temporary differences that give rise to deferred tax assets or liabilities at December 31, 1997, 1996 and 1995.

     During 1995, see Note 2, the Company acquired additional common shares in Diagnostics, thereby allowing for its inclusion in the consolidated tax return of the Company.

         THE WENDT-BRISTOL HEALTH SERVICES CORPORATION AND SUBSIDIARIES

     For the years ended December 31, 1997, 1996 and 1995 a reconciliation of the statutory rate and effective rate for the provision for income taxes consists of the following based on amounts that do not include minority interests:

                                                              NOT INCLUDING
                                                               DIAGNOSTICS
                                                              (PERCENTAGE)
                                                              -------------
DECEMBER 31, 1997
------------------------------------------------------------
  Federal statutory rate....................................       34.0
  Minority interests........................................       (3.7)
  Equity in unconsolidated affiliates.......................       (4.2)
  State and local income taxes, net of federal tax
     benefit................................................        1.1
  Alternative minimum tax...................................        2.5
  Tax effect of permanent differences.......................       (5.0)
  Valuation allowance.......................................      (12.4)
                                                                  -----
  Effective rate............................................       12.3
                                                                  =====
DECEMBER 31, 1996
------------------------------------------------------------
  Federal statutory rate....................................      (34.0)
  Minority interests........................................       13.6
  State and local income taxes, net of federal tax
     benefit................................................        6.3
  Tax effect of permanent differences.......................       44.0
  Valuation allowance.......................................      (49.1)
                                                                  -----
  Effective rate............................................      (19.2)
                                                                  =====

                                                               DIAGNOSTICS
                                                              (PERCENTAGE)
                                                              -------------
DECEMBER 31, 1995
------------------------------------------------------------
  Federal statutory rate....................................   34.0    34.0
  Minority interests........................................   (8.1)   (8.2)
  State and local income taxes, net of federal tax
     benefit................................................    1.3     1.1
  Tax effect of permanent differences.......................  (26.0)    2.0
  Valuation allowance.......................................  (43.6)     --
                                                              -----    ----
  Effective rate............................................  (42.4)   28.9
                                                              =====    ====

         THE WENDT-BRISTOL HEALTH SERVICES CORPORATION AND SUBSIDIARIES

     The expense (benefit) for income taxes consists of the following:

                                                       1997        1996        1995
                                                     --------    --------    --------
Federal:
  Consolidated
     Current expense...............................  $ 40,000    $     --    $     --
     Deferred expense (benefit)....................   116,300     (84,300)         --
  Without Diagnostics
     Current expense...............................        --          --          --
     Deferred benefit..............................        --          --     (74,540)
State:
  Consolidated
     Current expense...............................    43,200      45,191          --
  Without Diagnostics
     Current expense...............................        --          --       7,006
  Diagnostics
     Current expense...............................        --          --      15,555
                                                     --------    --------    --------
Total tax expense (benefit)........................  $199,500    $(39,109)   $(51,979)
                                                     ========    ========    ========

     The principal differences between the income or loss reported for financial reporting purposes and the income or loss reported for federal income tax purposes results from (i) accelerated depreciation methods being utilized for tax purposes, (ii) inventory capitalization methods required for tax purposes,
(iii) reserving for doubtful accounts receivable and certain other reserves, and
(iv) costs capitalized in connection with certain acquisitions for financial reporting purposes and not for tax purposes.

NOTE 10. STOCKHOLDERS' EQUITY

  Common Stock

     See Note 2 for reacquisition of 2,500,000 shares of Common Stock into treasury in 1995.

     In October 1996, the Company sold at $1.00 per share 500,000 shares of common stock held in treasury, pursuant to Regulation S of the Securities Act of 1933. The total cost of such shares sold totaled $463,000.

WARRANTS

        A. At December 31, 1997, there were 414,538 warrants outstanding. Each warrant, as a result of a November 1990 amendment, is exercisable for two and three quarters (2 3/4) shares of The Wendt-Bristol Health Services Corporation common stock. The Company has reserved 1,139,980 shares for such issue. The exercise price of $3.75 per warrant is the equivalent of $1.36 per share. Other terms of the warrants remain the same as when originally issued in 1986, including the anti-dilution provisions, except that the expiration date has been extended to May 1, 1999, and the redemption feature has been removed.

            Also, as a result of the November 1990 amendment, upon exercise of existing warrants, in addition to the common shares to be received upon such exercise, each warrant holder will receive, upon registration under the Securities Act of 1933, a newly-created Series II warrant which has been extended to May 2000, which enables the warrant holder upon exercise of the Series II warrant to purchase 2 shares of common stock at $3.00 per share.

         THE WENDT-BRISTOL HEALTH SERVICES CORPORATION AND SUBSIDIARIES

        B. In conjunction with the issuance, pursuant to Regulation S of the Securities Act of 1933, of Series No. 1 bonds issued on February 14, 1997, the Company issued thirty-three (33) Series No. 1 warrants exercisable into a total of 300,000 shares of the common stock of the Company for $2.00 per share for the beneficial ownership of non U.S. persons.

  Stock Options

     The Company has previously adopted a qualified employee incentive stock option plan (the "Plan"). The Plan provides for 250,000 common shares to be made available for options granted to eligible officers, directors and employees. The options may be granted for a term not to exceed ten years (five years with respect to a 10% shareholder) and are not transferable or assignable. The exercise price of all options must be at least equal to the fair market value of the common stock at the date of grant, or 110% of such fair market value with respect to any optionee who is a 10% shareholder of the Company.

     The Board of Directors granted options for 10,000 shares to each outside Director upon their election. All such options have expired except for one block of options to purchase 10,000 shares at a price of $.375 with an expiration date of February 1, 2000. Beginning in 1992, 1,000 options were granted annually to each outside Director upon his anniversary month as an outside Director. As of December 31, 1997, 17,000 options were issued to outside directors. The annual expense for these outside directors using the fair value based method (SFAS No.
123) approximated $300.

     In June, 1993 the Board of Directors granted 80,000 options to purchase shares at a price of $1.25 to certain officers and key employees of which 65,000 are outstanding at December 31, 1997. These options will expire on June 3, 1998.

     In May, 1996 the Board granted options totaling 130,000 shares to certain officers and key employees of which 110,000 are outstanding at December 31, 1997. Such options are exercisable at a price of $.875 per share and expire on May 23, 2001.

     In 1997, 5,000 options were exercised at $.875 per share for total proceeds of $4,375. Additionally, 30,000 options with exercise prices of $.875 to $1.25 were terminated as the employees are no longer employed by the Company.

     No options were exercised in 1996 or 1995. There were 192,000 stock options outstanding at December 31, 1997 at prices ranging from $.375 to $1.4375 per share. At December 31, 1997 and 1996, options available for grant were 53,000 and 19,000, respectively.

     The Company utilizes the intrinsic value method under APB No. 25 to account for employee stock options. The Company has utilized the Black Scholes option pricing model for proforma footnote purposes with the following assumptions used for grants in all years. Dividend yield of 0%, risk-free interest rate of 6%, and expected option life of 5 years. Expected volatility was 74.6%. If the Company had utilized the fair value based method under FASB No. 123, the impact would not be significant to the financial statements.

  Earnings Per Share

     The following is a reconciliation of the basic and diluted EPS for December 31, 1997. As noted below, basic and diluted EPS are the same for the years ended December 31, 1996 and 1995.

         THE WENDT-BRISTOL HEALTH SERVICES CORPORATION AND SUBSIDIARIES

                                                           INCOME          SHARES        PER SHARE
                                                         (NUMERATOR)    (DENOMINATOR)     AMOUNT
                                                         -----------    -------------    ---------
BASIC EPS
-------------------------------------------------------
  Income available to common stockholders..............  $1,781,613       6,224,241        $.29
                                                                                           ====
  Effect of dilutive securities (net of tax) 5.5%
     convertible bond..................................      35,200         500,000
  Options..............................................      15,017         192,000
                                                         ----------       ---------
DILUTED EPS
-------------------------------------------------------
  Income available to common stockholders and assumed
     conversions.......................................  $1,831,830       6,916,241        $.26
                                                         ==========       =========        ====

     At December 31, 1997 and 1995, 1,440,980 and 1,248,980 stock options and warrants not associated with convertible debt were excluded from the computation of diluted EPS because the exercise price was greater than the average market price of the common shares. At December 31, 1996, all potential common stock would be anti-dilutive due to the net loss. At December 31, 1995, all outstanding stock options and warrants were excluded from diluted EPS because the exercise price was greater than the average market price of the common shares.

NOTE 11.  RELATED PARTY TRANSACTIONS

  A. Partnership Ownership

     Certain officers and directors own, in the aggregate, less than 6% of the outstanding limited partnership interests of a limited partnership of which a subsidiary of the Company is the managing general partner.

  B. Sale of Assets to a Related Party

     Effective January 1, 1995, the Company sold the operating assets of a subsidiary's retail liquor store and two lounges in Florida to MHK Corp., a company owned by certain of the Company's officers and directors. The purchase price was equivalent to the net book value of the net assets, with no gain or loss recognized, totaling $574,949, as adjusted for certain 1995 transactions.

     The purchase price is evidenced by a promissory note bearing interest at 9%. The note accrued interest from the effective date of the sale through June 30, 1996 at which time the total accrued interest of $77,618 was added to the original sale price for a total amended principal sum of $652,567. The note is payable in monthly installments of $8,266 including interest, from July 1, 1996 through June 1, 2006 with the balance fully amortized.

     At April 15, 1996, the Company combined all advances to MHK Corp. into a promissory note totaling $156,868 earning interest of 9% which accrues from July 1, 1996 until paid. The note will be payable in monthly installments, including interest, of $1,987 from July 1, 1996 through June 1, 2006 with the balance fully amortized.

     The notes receivable due from MHK Corp. are collateralized by the assets of a lounge and a retail liquor store. The Company has received additional collateral in the form of a security interest on real estate in Ohio, an assignment of the lease and rents associated to that property as well as the leasehold interest in a Florida property leased by MHK Corp. and subleased to a third party, and a pledge of the common stock of MHK Corp.

     Management's current estimate of the business activities of these Florida operations combined with the rental operations is that they will earn sufficient cash flow to amortize the notes. No further advances or

         THE WENDT-BRISTOL HEALTH SERVICES CORPORATION AND SUBSIDIARIES support is expected by the Company. If the notes are not being amortized, an allowance for non-collectibility will be considered absent other remedies not considered at this time.

  C. Notes Receivable From Officers and Related Parties

     At December 31, 1997 and 1996, the notes receivable amounts due from MHK Corp. approximate $730,000 and $800,000, respectively. Interest income totaling $68,328 and $76,668 for the year ended December 31, 1997 and 1996, respectively is included in "interest expense, net". Refer to Note 11B for the related party transactions and applicable collateral for 1995 activity.

     At December 31, 1997 and 1996, the President and CEO of the Company had outstanding advances totaling approximately $213,000 and $243,000, respectively. The President/CEO has granted a security interest in certain collateral to enhance the realization of the indebtedness, which is evidenced by a non-interest bearing promissory note. A representation has been made that the amount will not further increase and the existing balance will be reduced by $25,000 annually in 1998 and subsequent years.

     In addition, pursuant to a ten year lease entered into in 1985, the Company leased a warehouse facility from two of the officers and directors of MHK Corp. Effective May 1, 1992, a renewal option was exercised on the lease, extending its term to 2005. In January 1996, the officers sold a portion of the property and terminated the lease with the Company. The remaining parcel is pledged as additional collateral toward a note due the Company from the sale of the liquor operations (see Note 11B).

  D. Life Insurance Premiums Receivable

     The balance sheet includes $972,471 and $865,299 at December 31, 1997 and 1996 respectively, under the caption "Life insurance premiums receivable". The Company, pursuant to agreements, has purchased life insurance on the lives of certain officers and key employees on a "split-dollar" basis. The program is designed so that payments the Company makes on behalf of each officer are collateralized by assignments of the related life insurance policies (i.e., the accumulated policy cash value, the policy death benefit, or a combination thereof). The life insurance premiums receivables are noninterest-bearing. The insured parties own the policies and, with the consent of the Company, are permitted to borrow from the cash surrender values of the policies. Under the "split-dollar" agreements, the Company advances the premium payments and upon the death of the insured would receive the return of such advances from the death benefits or from cash value (without termination of the policy) at such other times (i.e. termination of employment) prior to the death of the insured.

     During 1995, the Company restored a $376,000 reserve that had been recorded in 1991 to reduce life insurance premiums receivable. Management believes the reserve is no longer necessary due to the improvement in operations and increased cash values over the last four years. By Amendment No. 1 to the "split dollar" agreement, the applicable officers of the Company recognize the premiums receivable not collateralized by the policy cash surrender values of $375,500 at December 31, 1997, are their personal responsibility if not collected through the respective policies as long as the Company continues to maintain the policies. The Company has represented its intention and obligation to maintain the policies. The individuals have agreed to provide additional collateral, to the Company, by pledging common shares they own in the Company to enhance the realization of these receivables.

  E. Notes Payable to Officer

     In January 1996, the Company borrowed the sum of $300,000 from Marvin D. Kantor, a director and the Chairman of the Board of the Company. In September 1996, the Company borrowed an additional $60,000 (the "Loans"). The Loans were obtained to meet certain short-term working capital needs of the Company. The Loans bear interest at 8.5% per annum. The Loans are payable in monthly installments and are

         THE WENDT-BRISTOL HEALTH SERVICES CORPORATION AND SUBSIDIARIES collateralized by a pledge of the Company's common stock held in Wendt-Bristol Diagnostics Company. The balance outstanding at December 31, 1996 was $55,000 and was repaid in full in 1997.

  F. Management Fees from Unconsolidated Affiliates

     A subsidiary of the Company, Diagnostics, which owns equity interests in limited liability companies (See Note 1B), is the management agent for one of the companies. Management fees totaling $67,600 were included in the Consolidated Statements of Operations for the year ended December 31, 1997.

NOTE 12.  COMMITMENTS AND CONTINGENCIES

  A. Real Estate Related to Previously Sold Division

     In October 1991, the Company sold substantially all of the assets (other than real estate) of its manufacturing division located in New Jersey.

     As part of that transaction, the buyer entered into a lease on the physical facilities which initially included a purchase option. The buyer is responsible for taxes, maintenance, and insurance costs. Rental income has been recorded on a straight-line basis over the term of the lease.

     During September 1994, the buyer/tenant instituted arbitration proceedings against the Company. The Company and the tenant settled in June 1995. The settlement agreement provides (a) a revised term of ten years for the lease commencing January 1, 1995, (b) monthly rental of $28,000 for the first five years and $30,000 for the remaining five years, (c) identification of approximately $200,000 in repairs, of which the tenant has paid $40,000; such repairs were subsequently completed, (d) tenant's option to renew for an additional two years at $10,000 per month; if option not exercised, the tenant is obligated to pay $10,000 per month in the eleventh year despite the fact that premises are vacated and (e) tenant abandoned its option to purchase the premises as well as any role in the Company's compliance with the environmental laws of the State of New Jersey.

     As a result of compliance with the State of New Jersey environmental laws and in connection with the sale of the division, the Company is in the process of a clean-up of contamination caused by prior ownership whereby the property had been contaminated by leaking underground storage tanks and the discharge of certain industrial fluids into the sewage system. The Company spent approximately $56,000, $50,000, and $61,000 related to the clean-up during the years ended December 31, 1997, 1996 and 1995, respectively. Costs attributable to the project, incurred or accrued, have been capitalized. The Company's consulting engineers have completed a study of the contamination and have submitted a clean-up plan to the appropriate State of New Jersey department. In December 1995, the State of New Jersey granted a conditional approval of the plan with a two year monitoring period. The remaining estimated costs to complete the plan are approximately $100,000. Refer to Note 3 regarding restricted cash set aside to satisfy the New Jersey Department of Environmental Protection and Energy.

  B. Rental Agreement on a Nursing Home

     The landlord of a nursing home facility filed a complaint for Declaratory Judgment against a subsidiary of the Company seeking a judgment that the subsidiary is in default of the lease agreement and seeks the right to purchase the license of the nursing home. The landlord had filed a Motion for Summary Judgment and was denied by the court. The subsidiary is presently current on its rent obligation but is disputing the calculation of the late rent charges imposed under the lease. Although not directly subject to this complaint, the Company is seeking payment of a receivable related to a Share Transfer Agreement with the subsidiary of the Company. Such amounts became due in February 1996, one year after final settlement of certain State of Ohio Medicaid receivables, as provided in the Agreement. See Item 3. Legal Proceedings for additional discussion.

         THE WENDT-BRISTOL HEALTH SERVICES CORPORATION AND SUBSIDIARIES

     In the opinion of management, the ultimate costs and liability to the Company and its subsidiaries as a result of this legal proceeding will not be material. It is further believed that the receivable at December 31, 1997 totaling $400,000 (see Note 4(e)) will be realized through the ultimate settlement of the entire dispute in the near term.

  C. Insurance Commissioner of the Commonwealth of Pennsylvania, as the Statutory Liquidator for Corporate Life Insurance Company (Unaffiliated Third Party)

     On February 20, 1995, the Company entered into a Stock-Exchange Agreement with the Insurance Commissioner of the Commonwealth of Pennsylvania, as the Statutory Liquidator of Corporate Life Insurance Company (CLIC) (see Note 2). The Statutory Liquidator caused a Writ of Summons in the Commonwealth Court of Pennsylvania (Case No. 509-MD-1995) to be served on the Company indicating in its entirety that Statutory Liquidator has commenced an unspecified action against the Company which counsel for the Statutory Liquidator advised the Company that the Statutory Liquidator intends to seek performance in the action for the amounts due it from the Company. During 1996, the Company paid $300,000 toward the purchase of the shares, leaving a balance of $325,000 at December 31, 1996. The Company subsequently paid the balance during the first quarter of 1997.

     On March 19, 1997, the Insurance Commissioner of the Commonwealth of Pennsylvania, as the Statutory Liquidator of CLIC dismissed with prejudice the action it had commenced against the Company in the Commonwealth Court of Pennsylvania.

     Additionally, as a result of a Federal investigation of the activities of CLIC, the Company had been requested to furnish documents and information in its files related to transactions with CLIC and Life Holdings, Inc. The Company complied with this request and is cooperating fully with this on-going investigation.

  D. Debt Guarantees

     The Company or its subsidiaries is contingently liable as a guarantor of long-term debt and capital lease obligations totaling $1,775,000 for medical equipment that is currently in or will be placed in service by entities that a subsidiary, Wendt-Bristol Diagnostics Company ("Diagnostics"), has ownership interests varying from 22.5% to 50%. In addition, the Company is contingently liable for $3,500,000 as guarantor of debt on the construction of a medical and office complex that Diagnostics has a 50% ownership interest in.

     Additionally, the Company and Diagnostics are contingently liable for a two year lease agreement and the purchase price ($1,400,000) of a building used by an entity in which Diagnostics has a 22.5% ownership interest. The Company and Diagnostic are currently 100% contingently liable for the two year lease and purchase price.

NOTE 13.  INDUSTRY SEGMENT DATA

     Industry segment data for years ended December 31, 1997, 1996 and 1995 included in Item 1 ("Industry Segments") of this report is an integral part of these financial statements.

NOTE 14.  RETIREMENT PLAN

     The Company adopted, effective July 1, 1989, a retirement plan, under
Section 401(k) of the Internal Revenue Code, covering substantially all employees with more than one year of service. The plan provides for the Company to contribute, on an annual basis, 10% of the employees' eligible deferred compensation; such employer contribution is in the form of Company common stock. The Company values the actual shares transferred to the Plan from the treasury at the respective December 31 market value. During 1997, 1996 and

         THE WENDT-BRISTOL HEALTH SERVICES CORPORATION AND SUBSIDIARIES

1995, the Company contributed 6,306, 16,262, and 21,764 shares, and recorded an expense of $9,458, $8,733, and $9,900, respectively.

NOTE 15.  SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITY

                                                          1997          1996          1995
                                                       -----------    ---------    -----------
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND
  FINANCING ACTIVITY
  Note receivable from officers and related parties
     was reduced by assigning a non-related party
     note receivable
     Increase in notes receivable....................  $   105,000
     Decrease in notes receivable from officers and
       related parties...............................      (46,826)
     Decrease in accrued interest payable............      (58,174)
  A subsidiary of the Company is a general partner in
     a limited partnership. Capital was reallocated
     from the general partner to the limited partners
     resulting in a receivable from the limited
     partners
     Increase in miscellaneous receivables...........  $   440,000
     Increase in minority interests..................     (440,000)
  A Partnership, which the Company is the general
     partner, transferred equipment, at net book
     value to an unconsolidated affiliate
     Increase in advances to unconsolidated
       affiliate.....................................  $    40,000
     Decrease in property, plant and equipment,
       net...........................................      (40,000)
  Two subsidiaries of the Company sold nursing home
     assets Additionally, HUD replacement reserves
     are to be returned as part of the sale
     Increase in notes receivable, current...........  $ 2,923,794
     Increase in miscellaneous receivables...........      261,327
     Decrease in restricted cash.....................     (264,287)
     Decrease in prepaid expenses....................      (11,535)
     Decrease in property, plant and equipment,
       net...........................................   (7,064,636)
     Decrease in excess of cost over assets of
       businesses and subsidiaries acquired..........     (189,096)
     Decrease in deferred charges and other assets...     (317,120)
     Increase in accrued expenses....................     (394,367)
     Decrease in debt................................    6,083,927
     Gain on sale of nursing home assets, net of cash
       proceeds ($750,000)...........................   (1,028,007)
  A subsidiary and a partnership, of which the
     company is the managing general partner,
     purchased equipment which was financed by
     entering into an installment finance agreement
     Increase in equipment cost, net.................  $   942,415    $ 875,626
     Increase in long-term obligations...............     (942,415)    (875,626)

         THE WENDT-BRISTOL HEALTH SERVICES CORPORATION AND SUBSIDIARIES

                                                          1997          1996          1995
                                                       -----------    ---------    -----------
  Subsidiaries of the Company sold trade accounts
     receivable, a portion of which was used for
     certain related fees
     Increase in deferred costs......................                 $  27,500
     Increase in miscellaneous accounts receivable
       reserves......................................                   185,507
     Decrease in notes payable.......................                    53,155
     Decrease in accounts receivable -- sold.........                  (266,162)
  Common stock of the Company (2,000,000 shares) and
     common stock of a subsidiary (300,000 shares)
     were exchanged for 30,000 shares of preferred
     stock, par value $100 per share, owned by the
     Company in Life Holdings, Inc.
     Decrease in investment in preferred stock, at
       cost..........................................                              $(3,000,000)
     Decrease in minority interest...................                                  512,653
     Increase in treasury stock......................                                2,487,347
  The Company purchased common stock (500,000 shares)
     of the Company for a price of $.80 per share and
     common stock of a subsidiary (45,000 shares) for
     a price of $5.00 per share
     Increase in accrued expenses and other
       liabilities...................................                              $  (625,000)
     Increase in treasury stock......................                                  400,000
     Increase in excess of cost of assets of
       businesses and subsidiaries acquired, less
       amortization..................................                              $   148,103
     Decrease in minority interest...................                                   76,897
  A subsidiary of the Company sold the operating
     assets, net of associated liabilities to a
     related party in exchange for an interest
     bearing note (Note 11B)
     Increase in notes receivable from officers,
       employees and related parties, net of amounts
       payable:
       Note arising in transaction...................                              $   574,949
       Other.........................................                                  (55,936)
     Decrease in accounts payable....................                                   48,624
     Decrease in accrued expenses and other
       liabilities...................................                                   83,006
     Decrease in trade and miscellaneous
       receivables...................................                                   (4,668)
     Decrease in inventories.........................                                 (126,703)
     Decrease in prepaid expenses and other current
       assets........................................                                  (38,409)
     Decrease in property, plant and equipment,
       net...........................................                                 (240,079)
     Decrease in deferred charges....................                                     (500)
     Decrease in other assets........................                                 (240,284)
  A partnership, of which the Company is the managing
     general partner, traded -- in a piece of
     equipment for a substantially improved model,
     which was financed by entering into an
     installment finance agreement, which included a
     refinancing of existing debt
     Increase in equipment cost, net.................                              $   642,692
     Increase in long-term obligations...............                                 (642,692)

         THE WENDT-BRISTOL HEALTH SERVICES CORPORATION AND SUBSIDIARIES

                                                          1997          1996          1995
                                                       -----------    ---------    -----------
  A subsidiary of the Company incurred costs for the
     construction of an Alzheimer's and related
     syndromes facility with draws against a
     HUD-insured financing agreement
     Increase in property, plant and equipment.......                              $        --
     Increase in long-term obligations...............                                 (166,826)
     Increase in prepaid expenses and other current
       assets........................................                                   45,116
     Decrease in accounts payable....................                                  121,710

NOTE 16.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     Financial Accounting Standard Board ("FASB") Statement No. 107, "Disclosure about Fair Value of Financial Instruments", is effective for the Company's year ended December 31, 1995 and thereafter. The statement requires disclosure of fair value information about financial instruments. For certain of the Company's financial instruments including cash, receivables, accounts and notes payable, and other accrued liabilities the carrying amounts approximate fair value due to their short maturities. For long-term notes receivable and notes payable, the Company believes the carrying value will approximate their fair value. For the subordinated note, the Company believes the carrying amount approximates fair value with the conversion feature to the Company's common stock available.

     At December 31, 1997 and 1996, management believes the carrying amount of these long-term receivables are not impaired and will be realized in the normal course of business in accordance with their contract terms. The fair value of debt is believed to be approximately equal to their current carrying value based on current market prices.

     At December 31, 1997, the Company had outstanding multiples of three month foreign exchange futures contracts that were to expire March, 1998. Management's intent is to continue to repurchase these contracts (currently holding June 1998 expirations) as a hedge against the Swiss Franc on 5,000,000 Swiss Franc 5% bonds payable in February, 2002. As these futures contracts are not for trading or speculative purposes, the Company has deferred the current loss of approximately $104,000 at December 31, 1997 until 2002 when the bond becomes due and a determination of the cumulative gain or loss is known.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

NOTE: Reference should be made to the Notes to Consolidated Financial Statements herein.

FINANCIAL CONDITION

     Management has positioned the Company to focus on continuing the aggressive expansion of its Diagnostic and Radiology business, including radiation therapy. During 1997 the Company ceased operations of its unprofitable home health care business and sold two of its three retail pharmacies in order to concentrate on its core business. In addition, on December 31, 1997, the Company sold two of its three nursing homes and will use the cash from the gain on the sale to further expand into the diagnostic and radiology services industry. The sale of these two homes along with the cost savings from the closing of the home health operations further strengthened the liquidity of the Company and will allow management to focus on enhancing the operations and profits at its diagnostic and radiology centers. The previous statements regarding cost savings and profit enhancement are forward-looking statements that are subject to competitive and market influences that cannot be accurately predicted.

     Working capital increased approximately $4,656,000 during the year ended December 31, 1997. Current assets increased $3,934,000 while current liabilities decreased $722,000 at December 31, 1997 as compared to December 31, 1996. The increase in current assets was due mostly from increases in notes receivable (total $3,116,000 of which $2,924,000 is related to the sale of the two nursing homes), accounts receivable trade ($864,000) and miscellaneous receivables ($760,000), offset by declines in cash and inventories. Accounts receivable trade increased in 1997 over the prior year due mostly to the Company terminating its accounts receivable securitization program during the first quarter of 1997 and buying back all of the accounts receivable that were previously sold. Current liabilities decreased approximately $722,000 due mostly from decreases in securitization program advances ($392,000), accrued workers' compensation expenses ($330,000), accrued taxes other than federal income taxes ($506,000), and stock purchase agreement payable ($325,000) offset by increases in accounts payable ($578,000) and current portion of long-term debt ($235,000). The issuance of the long-term bonds (see below) allowed the Company to terminate the accounts receivable securitization program and reduce the amount of current liabilities.

  Liquidity and Capital Resources

     The Company ended the year in a much stronger liquidity position due to several significant events that occurred in 1997. During February 1997, the Company issued 5% long-term bonds totaling 5,000,000 swiss francs ($3,417,000) to a group of European investors pursuant to Regulation S of the Securities Act of 1933. The proceeds from this issuance were used to repay its higher-interest accounts receivable securitization program advances (totaling approximately $1,462,000) with the remainder of the funds used toward general working capital requirements and expansion into new ventures in the diagnostic and radiology fields.

     At December 31, 1997 the Company, in two simultaneous and interdependent transactions, sold the assets of its two Columbus, Ohio nursing homes. Terms of the sale provided for a combined purchase price of $9,880,000 which resulted in a gain on the sale of approximately $1,778,000 (see note 1B). The buyers paid $750,000 at the time of closing, assumed mortgages and accrued interest totaling $6,206,000, and issued personally guaranteed notes for the balance of $2,924,000. These notes are anticipated to be collected in full on April 21, 1998.

     In April 1998 the Company secured with a finance company an equipment lease line of credit for $1,000,000. As of the issuance of this report, no draws have been made against this lease line.

     The Company and its subsidiaries, limited partnership and newly-formed
(1997) limited liability companies, have committed to certain equipment upgrades that will be financed either through current equipment financing relationships or vendor programs. In addition, the limited partnership, in which a subsidiary of the Company is the general partner, is planning to expand its facility by adding approximately

7,500 square feet. The adjoining addition is anticipated to cost approximately $800,000 and will be used to facilitate a women's health center.

     Management further believes the present resources available and anticipated through profitable operations will meet anticipated requirements for financing the growth of the business. There are no further material commitments for capital expenditures.

  Results of Operations 1997-1996

     Consolidated revenues from operations for the year ended December 31, 1997 decreased approximately $522,000 or 2.4% from the previous year. Net sales declined $381,000 or 13.5% while service revenues decreased $141,000 or .8% from the comparable period in 1996. The decline in sales was due to the Company selling two of its retail pharmacies during 1997 while most of the decrease in service revenue was due to the decline in visits in the home health care subsidiary which ceased operations in April, 1997.

     Cost of sales decreased approximately $251,000 or 12.1% for the year as compared to 1996. Gross margin for the year ended December 31, 1997 was 25.3% as compared to 26.4% for the comparable period in 1996. The decline is attributable to pricing pressures in the competitive retail pharmacy markets and price reductions at the locations that closed during the year.

     Selling, general and administrative expenses decreased approximately $351,000 or 2.0% for the year ended December 31, 1997 as compared to 1996. The decrease is mostly due from decreased visits in the home health care agency offset by small increases elsewhere.

     Interest expense increased approximately $160,000 or 14.5% for the year ended December 31, 1997 as compared to 1996. In 1996 the Company did not have a working capital line of credit in place until late May and therefore, incurred interest expense relating only to equipment and mortgages for the first five months of 1996. The 1997 amounts includes the accounts receivable securitization program interest costs through the middle of March and the interest attributable to the convertible subordinated and Series I bonds (see note 7).

     Inflation has not had a significant effect on the net sales and revenues of the Company. While inflation has caused some increases in costs, there have been corresponding increases in selling prices and service fees, neither of which has been significant.

  Results of Operations 1996-1995

     Consolidated revenues from operations for the year ended December 31, 1996 increased approximately $485,000 or 2.3% over 1995. Net sales increased approximately $107,000 or 4.0% as compared to the previous year. Service revenues increased approximately $378,000 or 2.1%, due mostly from revenue increases at the Alzheimer's Center partially offset by a decline in Home Health Care.

     Cost of sales increased approximately $151,000 or 7.9% for the year as compared to 1995. Gross margin for the year ended December 31, 1996 was 26.4% as compared to 29.1% for the comparable period in 1995. The decline is attributable to pricing pressures in the competitive retail pharmacy market.

     Selling, general and administrative expenses increased approximately $851,000 or 5.1% for the year ended December 31, 1996 as compared to 1995. The increase is primarily attributable to certain patient care costs, i.e. labor, remaining level during periods of diminished census as well as competitiveness in the out-patient services market. A further increase resulted from the $376,000 reduction to 1995 expenses as a result of the reversal of a reserve on the life insurance premiums receivable.

     Operating income decreased approximately $579,000 or 42.4% for the year ended December 31, 1996 as compared to the same period in 1995. The decrease is mostly attributable to the increase in selling, general and administrative expenses.

     Interest expense increased approximately $54,000 or 5.1% as compared to 1995, primarily from the higher debt balances due to the equipment refinancing and borrowings from the securitization program.

                   THE WENDT-BRISTOL DIAGNOSTICS COMPANY L.P.

                                 BALANCE SHEET
                   AS AT JUNE 30, 1998 AND DECEMBER 31, 1997

                                                                JUNE 30,      DECEMBER 31,
                                                                  1998            1997
                                                              ------------    ------------
                                                              (UNAUDITED)
                                          ASSETS
Current assets:
  Cash......................................................   $      500      $      500
  Receivables:
     Trade, net of allowance for doubtful accounts of
      $121,000 and $100,000 (1998 and 1997).................    1,185,915         978,759
     Notes receivable, current portion......................       22,046          20,246
     Miscellaneous receivables..............................       17,694          25,743
                                                               ----------      ----------
                                                                1,225,655       1,024,748
                                                               ----------      ----------
  Prepaid expenses and other................................       49,968          82,170
                                                               ----------      ----------
          Total current assets..............................    1,276,123       1,107,418
Property, plant and equipment, at cost......................    7,346,960       7,313,435
  Less: Accumulated depreciation and amortization...........   (3,311,449)     (3,085,823)
                                                               ----------      ----------
                                                                4,035,511       4,227,612
                                                               ----------      ----------
Investments and other assets:
  Notes and other receivables, net of current portion.......      152,578         162,702
  Deferred charges and other costs..........................      186,657         178,834
          Total investments and other assets................      339,235         341,536
                                                               ----------      ----------
                                                               $5,650,869      $5,676,566
                                                               ==========      ==========

                                       LIABILITIES
Current liabilities:
  Current portion of long-term debt and capital lease
     obligations............................................   $  646,243      $  641,341
  Accounts payable..........................................      569,322         517,421
  Advances from unconsolidated affiliates, net..............       37,058          29,017
  Advances from affiliates, net.............................      312,012          27,428
  Accrued expenses and other liabilities....................      268,381         296,731
                                                               ----------      ----------
          Total current liabilities.........................    1,833,016       1,511,938
                                                               ----------      ----------
Long-term debt and capital lease obligations, less current
  portion...................................................    2,886,851       3,117,614
                                                               ----------      ----------
          Total liabilities.................................    4,719,867       4,629,552
                                                               ----------      ----------
Partners' Capital
  General Partner...........................................    1,145,265       1,261,277
  Limited partners' deficit.................................     (214,263)       (214,263)
                                                               ----------      ----------
          Total partners' capital...........................      931,002       1,047,014
                                                               ----------      ----------
                                                               $5,650,869      $5,676,566
                                                               ==========      ==========

                   THE WENDT-BRISTOL DIAGNOSTICS COMPANY L.P.

                            STATEMENT OF OPERATIONS
           FOR THE SIX AND THREE MONTHS ENDED JUNE 30, 1998 AND 1997
                                  (UNAUDITED)

                                                SIX MONTHS ENDED           THREE MONTHS ENDED
                                                    JUNE 30,                    JUNE 30,
                                            ------------------------    ------------------------
                                               1998          1997          1998          1997
                                            ----------    ----------    ----------    ----------
Revenues:
  Service income..........................  $2,159,482    $2,082,994    $1,105,683    $1,046,405
Cost and expenses:
  Selling, general and administrative.....   1,834,561     1,567,719       954,224       821,922
                                            ----------    ----------    ----------    ----------
Operating income before depreciation......     324,921       515,275       151,459       224,483
Depreciation..............................     251,419       256,895       117,844       152,364
                                            ----------    ----------    ----------    ----------
Operating income..........................      73,502       258,380        33,615        72,119
Other income (expense):
  Interest expense, net...................    (187,706)     (153,354)     (103,844)      (81,785)
  Other, net..............................      (1,807)       19,677        (1,807)       18,681
                                            ----------    ----------    ----------    ----------
                                              (189,513)     (133,677)     (105,651)      (63,104)
                                            ----------    ----------    ----------    ----------
Income before income taxes................    (116,011)      124,703       (72,036)        9,015
Income tax expense........................                     2,500                         200
                                            ----------    ----------    ----------    ----------
Net income (loss).........................  $ (116,011)   $  122,203    $  (72,036)   $    8,815
                                            ==========    ==========    ==========    ==========

                     WENDT-BRISTOL DIAGNOSTICS COMPANY L.P.
                                AND SUBSIDIARIES

                            STATEMENT OF CASH FLOWS
                FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997
                                  (UNAUDITED)

                                                              SIX MONTHS ENDED JUNE 30
                                                              ------------------------
                                                                 1998          1997
                                                              ----------    ----------
Cash flows from operating activities:
  Net income (loss).........................................  $(116,011)    $ 122,203
                                                              ---------     ---------
  Adjustments required to reconcile net income (loss) to net cash provided by operating activities:
     Depreciation and amortization..........................    251,419       256,895
     Gain on disposal of property and equipment.............                  (18,621)
     Changes in operating assets and liabilities:
       (Increase) decrease in assets:
          Trade receivables:
            Sale (purchase) of accounts receivable..........                 (356,871)
            Other changes...................................   (207,156)     (133,467)
          Miscellaneous receivables.........................      8,049        15,942
          Prepaid expenses and other current assets.........     32,202       (11,017)
          Deferred charges and other costs..................     (7,824)      (64,751)
       Increase (decrease) in liabilities:
          Accounts payable..................................     51,901      (172,680)
          Accrued expenses and other liabilities............    (28,350)      (33,825)
                                                              ---------     ---------
            Total adjustments...............................    100,241      (518,395)
                                                              ---------     ---------
            Net cash used in operating activities...........    (15,770)     (396,192)
                                                              ---------     ---------
Cash flows from investing activities:
  Purchases of property and equipment.......................    (27,343)      (33,869)
  Collections on notes receivable...........................      8,324        13,691
                                                              ---------     ---------
            Net cash used in investing activities...........    (19,019)      (20,178)
                                                              ---------     ---------
Cash flows from financing activities:
  Principal payments of long-term obligations...............   (273,787)     (216,034)
  Capital distributions to general partner..................                 (143,842)
  Capital distributions to limited partners.................                 (143,842)
  Advances from (to) affiliates and non-unconsolidated
     affiliates, net........................................    308,576       950,152
                                                              ---------     ---------
            Net cash provided by financing activities.......     34,789       446,434
                                                              ---------     ---------
Net increase (decrease) in cash.............................          0        30,064
Cash at beginning of period.................................        500           542
                                                              ---------     ---------
Cash at end of period.......................................  $     500     $  30,606
                                                              =========     =========
Cash paid during the six months for:
  Interest, net of interest income..........................  $ 188,749     $ 151,832
  Income taxes..............................................  $   4,150     $   4,150
Supplemental disclosures of noncash investing and financing
  activity:
  Purchase of equipment with notes payable
     Increase in property, plant and equipment..............  $ 336,422     $ 740,418
     Increase in long-term debt.............................   (336,422)     (740,418)
  Transfer of fixed assets to affiliated company through
     advances from affiliates:
     Decrease in property, plant and equipment..............  $(304,447)    $
     Decrease in advances from affiliates...................    304,447

    The accompanying notes are an integral part of the financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  MANAGEMENT'S REPRESENTATION

     In the opinion of management, the accompanying unaudited financial statements contain all adjustments (consisting only of normal adjustments and recurring accruals) necessary to present fairly the Wendt-Bristol Diagnostics Company L.P. financial position as at June 30, 1998 and December 31, 1997 and the results of its operations for the three and six months ended June 30, 1998 and 1997 as well as the cash flows for the respective six months. The results of operations for any interim period are not necessarily indicative of results for the full year. These financial statements should be read in conjunction with the financial statements and notes thereto contained in the Wendt-Bristol Diagnostics Company L.P. 1997 audit report.

MANAGEMENT'S DISCUSSION AND ANALYSIS

  Financial Condition

     Working capital decreased approximately $152,000 from a deficit of $405,000 at December 31, 1997 to a deficit of $557,000 at June 30, 1998, due mostly from the net loss of $116,000 after depreciation of $251,419 for the six months ended June 30, 1998. Current assets increased approximately $169,000, due mostly from an increase in receivables ($201,000) while current liabilities increased $321,000, due mostly from an increase in advances from affiliates ($285,000).

  Liquidity and Capital Resources

     The Company's liquidity weakened during the first half due to the loss in the first six months. The Company's affiliates advanced funds to help finance the growth in modalities and receivables due to increased billings and a slowing of collections. Management believes the present resources will meet anticipated requirements for operations of the business and there are no further material commitments for capital expenditures.

  Results of Operations 1998 -- 1997

     Revenues for the six and three months ended June 30, 1998 increased approximately $76,000 or 3.7% and $59,000 or 5.7%, respectively, over the same periods in 1997 due to an increased number of procedures in the second quarter of 1998.

     Selling, general and administrative expenses increased approximately $267,000 or 17.0% for the six months and $132,000 or 16.1% for the three months ended June 30, 1998 as compared to the same periods in 1997. The increases are primarily attributable to costs associated with additional modalities which began in 1997 that have not yet reached their anticipated volumes.

     Interest expense for the six and three months ended June 30, 1998 increased $34,000 or 22.4% and $22,000 or 27.0% respectively, over the same periods in 1997. The increase is due to the financing cost of new angiography equipment and other equipment upgrades placed in service during the second half of 1997.

  Results Of Operations 1997 -- 1996

     Revenues for the year ended December 31, 1997 decreased approximately $75,000 or 1.8% over the same period in 1996. A higher volume of procedures was offset by pricing pressures from large insurance companies, which resulted in a net decline compared to the prior year.

     Selling, general and administrative expenses increased approximately $366,000 or 11.7% for the year ended December 31, 1997 as compared to 1996. The increase is primarily attributable to costs associated with additional modalities (angiography) which began in 1997 and have not yet met their anticipated volumes.

     Interest expense for the year ended December 31, 1997 increased $129,000 or 53.0% over the same period in 1996. This was due to additional equipment and upgrades that were acquired and placed in service during 1997 along with a full year of interest expense in 1997 on a major equipment re-financing as compared to only nine months of expense in the prior year.

  Results of Operations 1996 -- 1995

     Revenues for the year ended December 31, 1996 increased approximately $131,000 or 3.2% over the same period in 1995 due to a higher volume of procedures slightly offset by declining prices due to the impact of competition in the market.

     Selling, general and administrative expenses increased approximately $189,000 or 6.5% for the year ended December 31, 1996 as compared to 1995. The increase is primarily attributable to costs associated with the increase in the volume of diagnostic procedures performed.

     Interest expense for the year ended December 31, 1996 increased $90,000 or 58.5% over the same period in 1995. This was due to the equipment refinancing in March 1996, the building refinancing in April 1996, and the accounts receivable securitization program put into place during May of the current year.

To the General and Limited partners
Wendt-Bristol Diagnostics Company L.P.
(A Limited Partnership)
Columbus, Ohio

                          INDEPENDENT AUDITORS' REPORT

     We have audited the accompanying balance sheets of the Wendt-Bristol Diagnostics Company L.P. (A Limited Partnership) as of December 31, 1997 and 1996 and the related statements of operations, changes in partners' capital and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are freed of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Wendt-Bristol Diagnostics Company L.P. (A Limited Partnership) at December 31, 1997 and 1996 and the results of its operations and its cash flows for the years then needed in conformity with generally accepted accounting principles.

                                          HAUSSER + TAYLOR LLP

Columbus, Ohio
April 20, 1998, except for Note 8, as to which the date if June 23, 1998

                     WENDT-BRISTOL DIAGNOSTICS COMPANY L.P.
                            (A LIMITED PARTNERSHIP)

                                 BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996

                                                                 1997          1996
                                                              ----------    ----------
                                        ASSETS
CURRENT ASSETS
  Cash......................................................  $      500    $      542
  Receivables: (Note 2)
     Trade (net of allowances for contractual adjustments
      and doubtful accounts)................................     978,759       373,300
     Notes receivable, current portion......................      20,246        22,906
     Miscellaneous receivables..............................      25,743       167,718
  Prepaid expenses and other current assets.................      82,170        78,543
                                                              ----------    ----------
          Total current assets..............................   1,107,418       643,009
                                                              ----------    ----------
PROPERTY, PLANT AND EQUIPMENT (Note 3)......................   7,313,435     6,711,692
  Less accumulated depreciation.............................   3,085,823     2,918,784
                                                              ----------    ----------
                                                               4,227,612     3,792,908
                                                              ----------    ----------
OTHER ASSETS
  Notes receivable, net of current portion (Note 2).........     162,702       181,816
  Deferred charges and other costs..........................     178,834       150,260
  Advances to affiliates (Note 6)...........................          --       936,427
                                                              ----------    ----------
          Total other assets................................     341,536     1,268,503
                                                              ----------    ----------
                                                              $5,676,566    $5,704,420
                                                              ==========    ==========

                          LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES
  Current portion of long-term debt and capital lease
     obligations (Note 4)...................................  $  641,341    $  459,458
  Accounts payable..........................................     517,421       431,354
  Advances from unconsolidated affiliates, net..............      29,017            --
  Advances from affiliates, net.............................      27,428            --
  Accrued expenses and other liabilities....................     296,731       327,387
                                                              ----------    ----------
          Total current liabilities.........................   1,511,938     1,218,199
LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS, LESS CURRENT
  PORTION (Note 4)..........................................   3,117,614     2,996,123
                                                              ----------    ----------
          Total liabilities.................................   4,629,552     4,214,322
                                                              ----------    ----------
COMMITMENTS (Notes 2, 3 and 5)
PARTNERS' CAPITAL (Note 6)
  General partner...........................................   1,261,277     1,696,281
  Limited partners' deficit.................................    (214,263)     (206,183)
                                                              ----------    ----------
          Total partners' capital...........................   1,047,014     1,490,098
                                                              ----------    ----------
                                                              $5,676,566..  $5,704,420
                                                              ==========    ==========

   The accompanying notes are an integral part of these financial statements.

                     WENDT-BRISTOL DIAGNOSTICS COMPANY L.P.
                            (A LIMITED PARTNERSHIP)

                            STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                         1997          1996
                                                      ----------    ----------
REVENUES
  Service income..................................    $4,142,908    $4,217,924
COSTS AND EXPENSES
  Selling, general and administrative.............     3,480,507     3,114,939
                                                      ----------    ----------
OPERATING INCOME BEFORE DEPRECIATION..............       662,401     1,102,985
DEPRECIATION......................................       463,727       454,719
                                                      ----------    ----------
OPERATING INCOME..................................       198,674       648,266
                                                      ----------    ----------
OTHER INCOME (EXPENSE)
  Interest expense, net (Notes 2 and 4)...........      (371,777)     (243,067)
  Other...........................................        19,903         6,829
                                                      ----------    ----------
                                                        (351,874)     (236,238)
                                                      ----------    ----------
INCOME (LOSS) BEFORE INCOME TAXES.................      (153,200)      412,028
INCOME TAXES (NOTE 1F)
  Current:
     Local........................................         2,200         7,300
                                                      ----------    ----------
NET INCOME (LOSS).................................    $ (155,400)   $  404,728
                                                      ==========    ==========

   The accompanying notes are an integral part of these financial statements.

                     WENDT-BRISTOL DIAGNOSTICS COMPANY L.P.
                            (A LIMITED PARTNERSHIP)

                   STATEMENT OF CHANGES IN PARTNERS' CAPITAL
                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                          GENERAL       LIMITED
                                                         PARTNER'S     PARTNERS'
                                                          CAPITAL       CAPITAL        TOTAL
                                                         ----------    ----------    ----------
BALANCES -- DECEMBER 31, 1995..........................  $1,271,104    $ (185,734)   $1,085,370
ADDITIONS (DEDUCTIONS)
  Net income (loss)....................................     425,177       (20,449)      404,728
                                                         ----------    ----------    ----------
BALANCES -- DECEMBER 31, 1996..........................   1,696,281      (206,183)    1,490,098
ADDITIONS
  Net income...........................................     149,527      (304,927)     (155,400)
  Reallocated income (Note 1B).........................    (440,689)      440,689            --
  Distributions........................................    (143,842)     (143,842)     (287,684)
                                                         ----------    ----------    ----------
BALANCES -- DECEMBER 31, 1997..........................  $1,261,277    $ (214,263)   $1,047,014
                                                         ==========    ==========    ==========

   The accompanying notes are an integral part of these financial statements.

                     WENDT-BRISTOL DIAGNOSTICS COMPANY L.P.
                            (A LIMITED PARTNERSHIP)

                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                 1997         1996
                                                              ----------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss).........................................  $ (155,400)   $ 404,728
                                                              ----------    ---------
  Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities:
     Depreciation and amortization..........................     500,718      486,181
     Gain on disposal of property and equipment.............     (18,621)          --
     Change in operating assets and liabilities:
       (Increase) decrease in assets:
          Trade receivables:
            Sale (purchase) of receivables..................    (338,053)     476,372
            Other changes...................................    (267,406)    (258,036)
          Miscellaneous receivables.........................     141,975      (78,801)
          Prepaid expenses and other current assets.........      (3,627)     (14,991)
          Deferred charges and other costs..................     (65,565)    (115,334)
       Increase (decrease) in liabilities:
          Accounts payable..................................      86,067     (390,146)
          Distribution payable..............................          --     (143,842)
          Accrued expenses and other liabilities............     (30,656)       8,034
                                                              ----------    ---------
            Total adjustments...............................       4,832      (30,563)
                                                              ----------    ---------
            Net cash provided by (used in) operating
               activities...................................    (150,568)     374,165
                                                              ----------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment........................    (125,316)    (325,826)
  Collections on notes receivable...........................      21,774       23,913
                                                              ----------    ---------
            Net cash used in investing activities...........    (103,542)    (301,913)
                                                              ----------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from long-term debt..............................          --      591,910
  Principal payments on long-term debt and capital lease
     obligations............................................    (491,120)    (352,318)
  Capital distributions to general partner..................    (143,842)          --
  Capital distributions to limited partners.................    (143,842)          --
  Advances from (to) affiliates and non-consolidated
     affiliates, net........................................   1,032,872     (311,802)
                                                              ----------    ---------
            Net cash provided by (used in) financing
               activities...................................     254,068      (72,210)
                                                              ----------    ---------
NET INCREASE (DECREASE) IN CASH.............................         (42)          42
Cash -- Beginning of year...................................         542          500
                                                              ----------    ---------
Cash -- End of year.........................................  $      500    $     542
                                                              ==========    =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid during the years for:
     Interest...............................................  $  349,100    $ 220,696
     Income taxes...........................................  $       --    $  12,650
SUPPLEMENTAL SCHEDULE OF NONCASH FINANCING AND INVESTING
  ACTIVITIES
  Purchase of equipment with notes payable:
     Increase in property, plant and equipment..............  $  794,494    $ 875,626
     Increase in long-term debt.............................    (794,494)    (875,626)
  Sale of trade accounts receivable, a portion of which was
     used for certain related fees:
     Increase in deferred costs.............................  $       --    $  11,825
     Increase in advances to affiliates.....................          --       15,675
     Increase in miscellaneous accounts receivable..........          --       88,917
     Decrease in accounts receivable -- sold................          --     (116,417)
  Transfer of fixed asset and related debt from an
     affiliated company through advances to affiliates:
     Increase in property, plant and equipment..............  $       --    $  33,252
     Increase in notes payable..............................          --      (25,859)
     Decrease in advances to affiliates.....................          --       (7,393)

   The accompanying notes are an integral part of these financial statements.

                     WENDT-BRISTOL DIAGNOSTICS COMPANY L.P.
                            (A LIMITED PARTNERSHIP)

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1.  BUSINESS ORGANIZATION AND ACCOUNTING POLICIES

     The Wendt-Bristol Diagnostics Company L.P. (Diagnostics L.P.) is a limited partnership which owns and operates an outpatient medical diagnostics and imaging center in Columbus, Ohio (the Center). The partnership was formed May 28, 1987 and shall continue in existence until the close of business on December 31, 2017, or until the earlier termination of the partnership in accordance with the partnership agreement. The general partner, who has a 50% ownership interest, is Wendt-Bristol Diagnostics Company, an Ohio corporation, which is a majority-owned subsidiary of The Wendt-Bristol Company, a Delaware corporation, which is wholly-owned by The Wendt-Bristol Health Services Corporation, a Delaware corporation.

     Ownership of Diagnostics L.P. consists of depository unitholders representing limited partner interests. Each depository unit represents an original capital contribution of $10. The limited partners own 50% of Diagnostics L.P. A depository unitholder's capital account is subsequently adjusted for earnings, losses, distributions and any reallocation required under the Limited Partnership Agreement ("Agreement") as discussed in "Allocation of Profits and Losses". (See Note 1B.)

     Diagnostics L.P. has contracted under a management agreement with the general partner for general management services. The agreement, which is renewed annually, provides for a basic management fee payable at 10% of collections as well as reimbursement of out-of-pocket expenses incurred in providing certain services.

     The accounting policies that affect significant elements of the financial statements are summarized below:

     A. Distributions and Allocations -- Diagnostics L.P. makes cash distributions after payment of all expenses and partnership obligations, including the general partner's management fee and appropriate reserves established by the general partner. Effective January 1992, the general partner's distributive share of cash flow available for distribution (as defined) is 50%, with the remaining 50% allocated to the depository unitholders. At all times, distributions to the general partner will be subject to the depository unitholders' receipt of an amount equal to an eight percent annual preferred return on their original capital contributions.

     B. Allocation of Profits and Losses -- Items of revenue and expenses (excluding depreciation) were allocated 25% to the general partner and 75% to the depository unitholders through December 1991. As a result of the cumulative return of 100% of the unitholders' original investment, beginning January 1, 1992, items of revenues and expenses (excluding depreciation) are allocated 50% to the general partner and 50% to the depository unitholders. Depreciation expense is allocated 99% to the depository unitholders.

         If the limited partners' tax basis capital accounts become negative, the income and loss allocation methodology changes in accordance with the agreement to allow for additional income to be allocated to the limited partners to eliminate the negative tax basis capital accounts. To the extent there is an allocation of additional income by the general partner to the limited partners, this allocation can be restored to the general partner's capital account from operations or upon dissolution of the partnership. All other allocation methods are ceased until the general partner has restored its capital account to its original balance before the required income allocation. The most significant difference between the financial statement and tax basis limited partners' capital accounts is the reduction of the limited partners' capital accounts for financial statements for the cost of the public offering. (See Note 1G.)

     C. Third-Party Reimbursement -- Diagnostics L.P. is a provider of services under contractual arrangements with Medicare, Medicaid and various commercial insurance carriers. Service income includes

                     WENDT-BRISTOL DIAGNOSTICS COMPANY L.P.
                            (A LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

         amounts estimated by management to be reimbursable by these programs under the provisions of various payment formulas. Amounts collected by Diagnostics L.P. for services related to patients covered by such programs are generally less than the established billing rates. The differences between established billing rates and amounts received is recorded as a reduction in service income. See Note 2 related to allowance for contractual adjustments.

     D. Property and Equipment -- Property, equipment and capital leases are recorded at cost and depreciated on a straight-line basis over the expected useful lives of the assets. The carrying amounts of assets sold, retired or otherwise disposed of and the related accumulated depreciation are eliminated from the accounts. Any resulting gain or loss is included in other income.

         Depreciation and amortization are computed on a straight-line basis using estimated useful lives of 31.5 to 40 years on the building and improvements, 7 to 17 years on furniture, fixtures and equipment and 5 years on computer equipment.

     E.  Deferred Charges and Other Costs -- Deferred charges consist of costs
         (a) incurred to secure mortgage and other financing, (b) fees paid to the general partner for reimbursement of expenses incurred for the development of the Center, and (c) preopening costs associated with a remodeled suite to accommodate an angiography/flouroscopy unit at Diagnostics L.P. These costs are being amortized on a straight-line basis over lives ranging from five to ten years. (See Note 1L.)

     F. Income Taxes -- Diagnostics L.P. is organized as a partnership and therefore is not subject to federal income taxes. Each partner reports on their federal income tax return their distributive share of the income, gains, losses, deductions and credits of the partnership, whether or not any actual distribution is made to him during the taxable year. Taxable income or loss of the partnership will be allocated to the depository unitholders for inclusion in their respective federal income tax returns for all applicable years.

         As a result of the passage of the Revenue Act of 1987 on December 22, 1987, the partnership could be treated as a corporation for federal tax purposes upon the earlier of (a) the addition of a substantial new line of business, or (b) for years beginning after December 31, 1997 once the partnership meets the criteria to qualify as a publicly traded partnership as defined under the Internal Revenue Code. Diagnostics L.P. would not have met the applicable criteria to be treated as a publicly traded partnership which would cause it to be taxed as a corporation for the year ended December 31, 1997. However, the regulations require that the criteria be tested monthly. Therefore, at the end of any month, Diagnostics L.P. could become taxable as a corporation instead of a partnership.

         If the partnership qualifies as a publicly traded partnership, Diagnostics L.P. will then be required to pay taxes on its taxable income, partnership distributions will be taxable as dividends to the depository unitholders, and the taxable income or loss of the partnership will not be allocated to the depository unitholders for inclusion in their respective tax returns.

         The Partnership is, however, subject to city income taxes. The current income tax expense of $2,200 for 1997 and $7,300 for 1996 is based on local income taxes for the reported amounts of pre-tax income for the periods.

     G. Cost of Public Offering -- The cost of the original public offering of $214,263 is reflected as a reduction in the limited partners' capital on the balance sheet.

     H. Statement of Cash Flows -- For purposes of the statement of cash flows, the Partnership considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash. No such investments were purchased during 1997 or 1996.

                     WENDT-BRISTOL DIAGNOSTICS COMPANY L.P.
                            (A LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     I. Concentrations of Credit Risk -- Concentrations of credit risk associated with cash balances in excess of federally-insured amounts is minimized by continuous monitoring of available balances.

     J. Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

     K. Fair Value of Financial Instruments -- On January 1, 1995, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosure about Fair Value of Financial Instruments", which requires the disclosure of the fair market of all financial instruments for which it deems practicable to estimate fair value. For certain of the Company's financial instruments including cash, receivables, accounts and notes payable, and other accrued liabilities, the carrying amounts approximate fair value due to their short maturities. For long-term notes payable, the Company believes the carrying value will approximate their fair value, based on the Company's incremental borrowing rates for similar types of borrowings. At December 31, 1997, management believes the carrying amount of long-term receivables are not impaired and will be realized in the normal course of business in accordance with their contract terms.

     L. Accounting Pronouncements for 1998 and 1999 -- The Financial Accounting Standards Board ("FASB") has issued pronouncements for fiscal years beginning after December 15, 1997 -- SFAS No. 130 -- "Reporting of Comprehensive Income", and SFAS No. 132 -- "Employers' Disclosures About Pensions and Other Postretirement Benefits". The Company believes that the effect of the adoption of the above will not be material to its financial position or results of operations.

         The American Institute of Certified Public Accountants has issued a pronouncement for fiscal years beginning after December 15, 1998, with early application permitted, entitled "Reporting on the Costs of Start-Up Activities". Effective January 1, 1999, Diagnostics L.P. will record a change in accounting principle for all start-up costs recorded on the balance sheet at December 31, 1998. At December 31, 1997, start-up costs totaling approximately $97,000 have been capitalized net of accumulated amortization of approximately $11,000. Effective January 1, 1999, the unamortized balance of approximately $86,000 will be recorded as an expense in the Statements of Operations entitled "Change in Accounting Principle".

                     WENDT-BRISTOL DIAGNOSTICS COMPANY L.P.
                            (A LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 2.  RECEIVABLES

     The following schedule summarizes current and noncurrent receivables at December 31, 1997 and 1996:

                                                                 1997         1996
                                                              ----------    ---------
Current receivables:
  Trade(a)..................................................  $1,478,759    $ 763,300
  Less allowance for doubtful accounts......................    (100,000)    (100,000)
  Less allowance for contractual adjustments................    (400,000)    (290,000)
                                                              ----------    ---------
                                                              $  978,759    $ 373,300
                                                              ==========    =========
Miscellaneous receivables:
  Securitization program reserves(b)........................  $       --    $ 166,368
  Others....................................................      25,743        1,350
                                                              ----------    ---------
                                                              $   25,743    $ 167,718
                                                              ==========    =========
Notes receivable (all due in monthly installments):
  Notes receivable(c).......................................  $  182,948    $ 204,722
  Less current installments.................................     (20,246)     (22,906)
                                                              ----------    ---------
     Long-term portion......................................  $  162,702    $ 181,816
                                                              ==========    =========

---------------
(a) During May 1996, the Partnership entered into an agreement with a finance company to secure additional working capital funds. The agreement provided for the Partnership's sale of its health care trade receivables, subject to various terms and conditions, with limited recourse, with the Partnership continuing to service accounts. A sale was recorded when the health care accounts receivable were transferred to the purchaser, net of contractual allowances. Such sales are not included in the Statements of Operations and no gain or loss arises in the transaction. This agreement ended in March 1997. Trade receivables at December 31, 1996 are shown net of receivables purchased by the finance company. Total cash proceeds from the sale of these receivables amounted to approximately $2,540,000 in 1996. Uncollected sold receivable balances approximated $484,000 at December 31, 1996. Program fees and costs, included in "interest expense net", approximated 16% for the years ended December 31, 1997 and 1996.

(b) In connection with the securitization program above, the third party purchasing the receivables held reserves additional collateral for the receivables purchased from the Partnership. These cash reserves were released in full upon termination of the securitization program in March 1997.

(c) Notes receivable due from third parties originated with the sale of assets by related entities of the general partner. The notes are collateralized by the assets sold. If the notes receivable are not timely paid to the Partnership, the related company the Wendt-Bristol Health Services Corporation, as parent, guarantees payment.

     The notes receivable are due between 1998 through 2007, with interest rates ranging from 8% to 10%.

(d) Interest income including related party interest (see Note 6) for 1997 and 1996 was $28,776 and $89,038, respectively.

                     WENDT-BRISTOL DIAGNOSTICS COMPANY L.P.
                            (A LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 3.  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment at December 31, 1997 and 1996, at cost, are as follows:

                                                         1997          1996
                                                      ----------    ----------
Land and improvements...............................  $  175,756    $  175,756
Building and improvements...........................   1,162,361     1,136,608
Medical equipment...................................   5,975,318     5,399,328
                                                      ----------    ----------
                                                       7,313,435     6,711,692
Accumulated depreciation............................   3,085,823     2,918,784
                                                      ----------    ----------
                                                      $4,227,612    $3,792,908
                                                      ==========    ==========

     Depreciation expense for 1997 and 1996 amounted to $463,727 and $454,719, respectively.

     The Partnership has committed to certain equipment acquisitions that will be financed through a combination of current equipment financing relationships or vendor programs. The cost of such equipment currently on order is approximately $72,000.

NOTE. 4.  LONG-TERM DEBT

     Long-term debt as of December 31, 1997 and 1996 is summarized as follows:

                                                                 1997          1996
                                                              ----------    ----------
Equipment notes payable -- interest varying from 10.25% to
  12.90%, payable in monthly installments totaling $14,817
  including interest, through April 2003, collateralized by
  equipment.................................................  $  725,970    $       --
Equipment note payable -- interest at 7.91%, payable in
  monthly installments of $13,442 including interest,
  through December 2002, collateralized by equipment........     633,938       723,787
9.41% mortgage, payable in monthly installments of $6,600
  plus interest, through April 2016.........................     690,661       704,172
Equipment notes payable -- interest varying from 8.42% to
  12.98%, payable in monthly installments totaling $14,284
  including interest, through February, 2004, collateralized
  by equipment..............................................     771,578       871,302
Equipment note payable -- interest at 12.59%, payable in
  monthly installments of $29,391 including interest,
  through March, 2002, collateralized by equipment..........     936,808     1,156,318
                                                              ----------    ----------
                                                               3,758,955     3,455,579
Less current installments...................................     641,341       459,458
                                                              ----------    ----------
Long-term portion...........................................  $3,117,614    $2,996,121
                                                              ==========    ==========

                     WENDT-BRISTOL DIAGNOSTICS COMPANY L.P.
                            (A LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Aggregate future principal payments of long-term debt are as follows:

                                                             TOTAL
                                                           ----------
1998.....................................................  $  641,341
1999.....................................................     654,000
2000.....................................................     729,975
2001.....................................................     504,169
2002.....................................................     401,853
Thereafter...............................................     827,617
                                                           ----------
                                                           $3,758,955
                                                           ==========

     Interest expense for 1997 and 1996 for long-term debt was $406,234 and $332,105, respectively.

  Commitments

     The Partnership has committed to certain equipment acquisitions that will be financed by current equipment financing relationships. The cost of such equipment currently on order approximates $72,000. The general partner has guaranteed approximately $49,000 of these purchase commitments.

NOTE 5.  LEASE COMMITMENTS

     The Partnership has several noncancelable lease agreements, accounted for as operating leases, expiring through 2001. As of December 31, 1997, the minimum rental payments due under such leases are as follows:

1998......................................................   $54,430
1999......................................................    49,812
2000......................................................    39,425
2001......................................................    17,206
2002......................................................     1,296
                                                            --------
                                                            $162,169
                                                            ========

     Rent expense for 1997 and 1996 was $23,930 and $28,199, respectively.

NOTE 6.  RELATED PARTY TRANSACTIONS

     Advances to and borrowings from various entities controlled by the parent company of the general partner were made to fund the operating cash needs of the affiliates and the partnership. At December 31, 1997, the related party payable balance, including interest, was $27,428. During 1997 and 1996, net payments or receipts and other adjustments to affiliated companies amounted to receipts and adjustments for 1997 of $963,855 and payments of $320,084 for 1996.

     Certain officers and directors of the parent company of the general partner, in the aggregate, own approximately 6% of the outstanding depository units in Diagnostics L.P.

     The parent company of the general partner provides various management services through the general partner to Diagnostics L.P. for a contractual fee paid to the general partner calculated at 10% of collected receivables; such fees amounted to $401,728 and $410,852 for the years ended December 31, 1997 and 1996, respectively.

     Advances from unconsolidated affiliates, net, in which the general partner owns equity interests ranging from 22.5% to 50% totaling $27,428 at December 31, 1997 represent net payments and other adjustments.

                     WENDT-BRISTOL DIAGNOSTICS COMPANY L.P.
                            (A LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Diagnostics LP sold medical equipment to an unconsolidated affiliate of the general partner which resulted in a gain on sale of property and equipment totaling $18,621 and reduced advances from unconsolidated affiliates of $40,000 which is included in the Statement of Operations for the year ended December 31, 1997.

NOTE 7.  RETIREMENT PLAN

     Wendt-Bristol Health Services Corporation adopted, effective July 1, 1989, a retirement plan, under Section 401(k) of the Internal Revenue Code, covering substantially all employees with more than one year of service. The plan provides for the Company to contribute, on an annual basis, 10% of the employee's eligible deferred compensation; such employer contribution is in the form of Wendt-Bristol Health Services Corporation common stock. During 1997, the partnership contributed 585 shares of Wendt-Bristol Health Services Corporation, and recorded an expense of $878 for the transfer of these shares to the plan.

NOTE 8.  PROPOSED PURCHASE OF LIMITED PARTNERSHIP INTEREST

     The Wendt-Bristol Health Services Corporation ("WBHSC") announced on June 23, 1998 that it is proceeding with plans to acquire all of the limited partnership interests in Diagnostics L.P. WBHSC has approved (subject to the satisfactory completion of the appropriate filings with the Securities and Exchange Commission and any other required approvals) the issuance of authorized, but unissued convertible Preferred Stock with a stated value of $20.00 per share and cumulative dividends at $1.20 per share per annum payable quarterly to accomplish the acquisition of the limited partnership interest that are not held by WBHSC. A special meeting of the unitholders is expected in the fourth quarter of 1998 for purposes of approving the transaction.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION

     Though there is no specific provision made for indemnification in the case of Security Act of 1933 liability, the Company's governing documents do provide for the indemnification of certain individuals under certain circumstances.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or other persons controlling the Company pursuant to the foregoing provisions, the Company has been informed by the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibit Index

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
 2.1     Merger Agreement by and among The Wendt-Bristol Health
         Services Corporation, Wendt-Bristol Acquisition, Inc. and
         Wendt-Bristol Diagnostics Company
 2.2     Merger Agreement by and among The Wendt-Bristol Health
         Services Corporation, Wendt-Bristol Acquisition LLC and
         Wendt-Bristol Health Diagnostics Company, L.P.
 3.1     Certificate of Incorporation of registrant. Filed as Exhibit
         B to the Company's Proxy Statement (June 27, 1988) and
         incorporated herein by reference pursuant to Rule 411(c)
 3.2     By-Laws of the Company. Filed as Exhibit C to the Company's
         Proxy Statement (June 27, 1988) and incorporated herein by reference pursuant to Rule 411(c)
 4       The Wendt-Bristol Health Services Corporation Terms of
         Series 1 Cumulative Dividend Convertible Preferred Stock
 4.1     See Exhibits numbered Exhibit 3.1 and 3.2
 4.2     Warrant Agreement, dated April 29, 1988, between The
         Wendt-Bristol Company, Corna & Co., Inc. and Mellon
         Securities Trust Company, as Warrant Agent. Filed as Exhibit
         4.2 to Registration Statement on Form S-1 of The
         Wendt-Bristol Company (Reg. No. 33-8399, filed October 15,
         1986) and incorporated herein by reference to Rule 411(c)
 4.3     Warrant Agreement, dated April 29, 1988, between The
         Wendt-Bristol Company, Pittsburgh National Bank, N.A., and
         The Fifth Third Bank, as Warrant Agent. Filed as Exhibit 4.3
         to the Company's Annual Report on Form 10-K for the year
         ended December 31, 1992 and incorporated herein by reference pursuant to Rule 411(c)
 9       Voting Trust Agreement, dated December 4, 1992, between The
         Wendt-Bristol Health Services Corporation, Corporate Life
         Insurance Company and Marvin D. Kantor, as Voting Trustee.
         Filed as Exhibit 9 to the Company's Annual Report on Form
         10-K for the year ended December 31, 1993 and incorporated herein by reference pursuant to Rule 411(c)
10.1     Employee Stock Option Plan, as amended. Filed as Exhibit
         28.1 to the Company's Annual Report on Form 10-K for the
         year ended December 31, 1991, and incorporated herein by
         reference pursuant to Rule 411(c)
10.2     Loan and Security Agreement, dated March 27, 1996, between
         Ethan Allen Care Center, Inc. dba Bristol House of
         Springfield and DVI Capital Company relating to equipment
         financial. Filed as Exhibit 10.10 to the Company's Annual
         Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference pursuant to Rule 411(c)

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
10.3     Asset Purchase Agreement, dated April 15, 1996, between
         Congress Liquors, Inc. and MHK Corp. Filed as Exhibit 10.11
         to the Company's Annual Report on Form 10-K for the year
         ended December 31, 1995 and incorporated herein by reference pursuant to Rule 411(c)
10.4     Mortgage and security agreement dated April 1, 1996, between
         Wendt-Bristol Diagnostics Co. L.P. and National City Bank.
         Filed as Exhibit 10.11 to the Company's Form 10-Q for the
         quarter ended June 30, 1996 and incorporated herein by
         reference pursuant to Rule 411(c)
10.5     Mortgage and security agreement dated April 19, 1996 between
         The Wendt-Bristol Health Services Corporation and Grand
         Pacific Finance Corp. Filed as Exhibit 10.12 to the
         Company's Form 10-Q for the quarter ended June 30, 1996 and incorporated herein by reference pursuant to Rule 411(c)
10.6     Receivables purchase and sale agreement dated May 30, 1996 between The Wendt-Bristol Company, et al, and HealthPartners
         Funding L.P., relating to the health care receivables
         securitization program. Filed as Exhibit 10.13 to the
         Company's Form 10-Q for the quarter ended June 30, 1996 and incorporated herein by reference pursuant to Rule 411(c)
10.7     Amendment to Receivables Purchase and Sale Agreement dated
         August 29, 1996 between The Wendt-Bristol Company, et al,
         and HealthPartners Funding L.P., relating to the health care receivables financing program. Filed as Exhibit 10.14 to the
         Company's Form 10-Q for the quarter ended September 30, 1996 and incorporated herein by reference pursuant to Rule 411(c)
10.8     Convertible subordinated bond, dated December 23, 1996, by and between The Wendt-Bristol Health Services Corporation
         and Societe Generale Bank & Trust, or registered assigns.
         Filed as Exhibit 1 to the Company's Form 8-K dated December
         23, 1996 and incorporated herein by reference pursuant to
         Rule 411(c)
10.9     Series 1 Bond dated February 14, 1997, by and between The
         Wendt-Bristol Health Services Corporation and Societe
         Generale Bank & Trust, or registered assigns, with Schedule
         1. Filed as Exhibit 1 to the Company's Form 8-K dated
         February 14, 1997 and incorporated herein by reference
         pursuant to Rule 411(c)
10.10    Series 1 Warrant dated February 14, 1997, by and between The
         Wendt-Bristol Health Services Corporation and Societe
         Generale Bank & Trust, or registered assigns, with Schedule
         1. Filed as Exhibit 2 to the Company's Form 8-K dated
         February 14, 1997 and incorporated herein by reference
         pursuant to Rule 411(c)
10.11    Temco National Corporation 401(k) Profit Sharing Plan. Filed
         as Exhibit 28.2 to the Company's Annual Report on Form 10-K
         for the year ended December 31, 1991, and incorporated
         herein by reference pursuant to Rule 411(c)
10.12    Sales and Subservicing Agreement, dated as of February 5,
         1993, among The Wendt-Bristol Company, et al, NPF IV, Inc.
         and National Premier Financial Services, Inc., relating to the health care receivables securitization program. Filed as
         Exhibit 28.6 to the Company's Annual Report on Form 10-K for
         the year ended December 31, 1992, and incorporated herein by reference pursuant to Rule 411(c)
10.13    Stock Purchase Agreement, dated June 4, 1993, between The
         Wendt-Bristol Health Services Corporation and Corporate Life
         Insurance Company. Filed as Exhibit 10.4 to the Company's
         Annual Report on Form 10-K for the year ended December 31,
         1993 and incorporated herein by reference pursuant to Rule
         411(c)
10.14    Installment Business Loan Note, dated January 30, 1996,
         between The Wendt-Bristol Company and Marvin D. Kantor
         related to working capital loan. Filed as Exhibit 10.5 to
         the Company's Annual Report on Form 10-K for the year ended
         December 31, 1995, and incorporated herein by reference
         pursuant to Rule 411(c)

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
10.15    Stock Pledge Agreement dated January 30, 1996, between The
         Wendt-Bristol Company and Marvin D. Kantor related to
         working capital loan. Filed as Exhibit 10.6 to the Company's
         Annual Report on Form 10-K for the year ended December 31,
         1995 and incorporated herein by reference pursuant to Rule
         411(c)
10.16    Loan and Security Agreement, dated March 27, 1996, between
         Wendt-Bristol Diagnostics Company, L.P. and DVI Capital
         Company relating to equipment financing. Filed as Exhibit
         10.7 to the Company's Annual Report on Form 10-K for the
         year ended December 31, 1995, and incorporated herein by
         reference pursuant to Rule 411(c)
10.17    Loan and Security Agreement, dated March 27, 1996, between
         Health America, Inc. dba Wendt-Bristol Center and DVI
         Capital Company relating to equipment financing. Filed as
         Exhibit 10.8 to the Company's Annual Report on Form 10-K for
         the year ended December 31, 1995 and incorporated herein by reference pursuant to Rule 411(c)
10.18    Loan and Security Agreement, dated March 27, 1996, between
         American Care Center, Inc. dba Bristol House of Columbus and
         DVI Capital Company relating to equipment financing. Filed as Exhibit 10.9 to the Company's Annual Report on Form 10-K
         for the year ended December 31, 1995 and incorporated herein by reference pursuant to Rule 411(c)
12       Statement regarding computation of ratios
13       Annual Report
21       Subsidiaries of Registrant
23.1     Consent of Hausser + Taylor LLP relating to The
         Wendt-Bristol Health Services Corporation
23.2     Consent of Hausser + Taylor LLP relating to The
         Wendt-Bristol Diagnostics Company L.P.
24       Power of attorneys
27       EDGAR Financial Data Schedule

    (b)  Financial Statement Schedule
         Condensed Financial Information.............................  S-1
         Valuation and Qualifying Accounts...........................  S-2

    (c)  Reports
         Independent Auditors' Report................................  R-1

ITEM 22.  UNDERTAKINGS

     (a) The undersigned registrant undertakes as follows:

        (1) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings, by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

        (2) that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (sec.230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of an included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on September 25, 1998.

                                          THE WENDT-BRISTOL HEALTH SERVICES
                                          CORPORATION
                                          (Registrant)

                                          By:     /s/ MARVIN D. KANTOR

                                            ------------------------------------
                                             Marvin D. Kantor, Chairman of the
                                                            Board

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                   SIGNATURES                                            CAPACITY
                   ----------                                            --------

              /s/ MARVIN D. KANTOR                  Chairman of the Board; Director
------------------------------------------------
                Marvin D. Kantor

              /s/ SHELDON A. GOLD                   President (Principal Executive Officer); Director
------------------------------------------------
                Sheldon A. Gold

              /s/ HAROLD T. KANTOR                  Vice Chairman of the Board; Director
------------------------------------------------
                Harold T. Kantor

               /s/ REED A. MARTIN                   Executive Vice President; Chief Operating Officer;
------------------------------------------------    Director
                 Reed A. Martin

               /s/ PAUL H. LEVINE                   Director
------------------------------------------------
                 Paul H. Levine

               /s/ GERALD M. PENN                   Director
------------------------------------------------
                 Gerald M. Penn

            /s/ CHARLES R. CICERCHI                 Vice President of Finance, Principal Financial and
------------------------------------------------    Accounting Officer
              Charles R. Cicerchi

             /s/ CLEMENTE DEL PONTE                 Director
------------------------------------------------
               Clemente Del Ponte

                   WENDT-BRISTOL HEALTH SERVICES CORPORATION

                   SELECTED HISTORICAL FINANCIAL INFORMATION
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                AT OR FOR
                              THE SIX MONTHS               AT OR FOR THE YEAR ENDED DECEMBER 31,
                                  ENDED        --------------------------------------------------------------
                              JUNE 30, 1998       1997         1996         1995         1994         1993
                              --------------   ----------   ----------   ----------   ----------   ----------
                               (UNAUDITED)
INCOME STATEMENT DATA:
  Revenues..................    $    5,471     $   20,819   $   21,341   $   20,856   $   19,487   $   19,488
  Income (loss) from
    continuing operations...    $      107     $    1,782   $     (246)  $      217   $      204   $     (238)
  Income (loss) from
    continuing operations
    per common share (A)....    $     0.02     $     0.26   $    (0.04)  $     0.04   $     0.03   $    (0.03)
  Cash dividends declared
    per common share........    $       --     $       --   $       --   $       --   $       --   $       --
  Ratio of earnings to fixed
    charges.................         1.248          2.213        0.810        1.183        1.141        0.815

BALANCE SHEET DATA:
  Book value per common
    share...................    $     1.05     $     1.04   $     0.76   $     0.79   $     0.88   $     0.86
         Total assets.......    $   21,556     $   21,997   $   23,918   $   22,807   $   26,508   $   23,920
  Long-term debt............    $    9,781     $    9,152   $   12,081   $    7,881   $    7,965   $    9,249
  Redeemable preferred
    stock...................    $       --     $       --   $       --   $       --   $       --   $       --
  Stockholders' equity
    (deficit)...............    $    6,330     $    6,445   $    4,742   $    4,543   $    7,200   $    6,964
  Shares outstanding at end
    of period...............     6,023,479      6,181,226    6,236,020    5,719,758    8,195,244    8,141,796

---------------

(A) Calculated on a diluted share basis

                       WENDT-BRISTOL DIAGNOSTICS CO. LP.

                   SELECTED HISTORICAL FINANCIAL INFORMATION
                        (IN THOUSANDS, EXCEPT UNIT DATA)

                                            AT OR FOR
                                          THE SIX MONTHS          AT OR FOR THE YEAR ENDED DECEMBER 31,
                                              ENDED        ----------------------------------------------------
                                          JUNE 30, 1998      1997       1996       1995       1994       1993
                                          --------------   --------   --------   --------   --------   --------
                                           (UNAUDITED)
INCOME STATEMENT DATA:
  Revenues..............................     $  2,159      $  4,143   $  4,218   $  4,087   $  3,824   $  3,821
  Income (loss) from continuing
    operations..........................     $   (116)     $   (155)  $    405   $    622   $    212   $    315
  Income (loss) from continuing
    operations per unit.................     $     --      $    .94   $   (.14)  $    .83   $  (1.38)  $   (.99)
  Cash distributions per unit...........     $     --      $   1.00   $     --   $   1.00   $   1.40   $   2.10

BALANCE SHEET DATA:
  Book value per unit*..................     $     --      $     --   $     --   $     --   $     --   $   1.65
  Total assets..........................     $  5,302      $  5,677   $  5,704   $  4,685   $  3,972   $  4,612
  Long-term debt........................     $  2,887      $  3,118   $  2,996   $  1,448   $  1,824   $  2,322
  Redeemable preferred stock............     $     --      $     --   $     --   $     --   $     --   $     --
  Total Partners' Capital...............     $    931      $  1,047   $  1,490   $  1,085   $    751   $    942
  Limited Partners' Capital.............     $   (214)     $   (214)  $   (206)  $   (186)  $   (182)  $    238
  Units outstanding at end of period....      143,842       143,842    143,842    143,842    143,842    143,842

---------------

* Limited Partners have a zero basis for years after 1993

           WENDT-BRISTOL HEALTH SERVICES CORPORATION AND SUBSIDIARIES

                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                COLUMN A                      COLUMN B      COLUMN C      COLUMN D         COLUMN E
                --------                     ----------    ----------    ----------        ---------
                                                           ADDITIONS
                                             BALANCE AT    CHARGED TO                       BALANCE
                                             BEGINNING     COSTS AND                        AT END
                                             OF PERIOD      EXPENSES     DEDUCTIONS        OF PERIOD
                                              --------      --------      --------         --------
December 31, 1997
  Reserve deducted from asset to which it
     applies:
     Allowance for doubtful trade
       accounts..........................     $190,000      $146,000      $135,000(a)      $201,000
                                              ========      ========      ========         ========
  Valuation allowance for deferred tax
     assets..............................     $200,000      $     --      $200,000         $     --
                                              ========      ========      ========         ========
December 31, 1996
  Reserve deducted from asset to which it
     applies:
     Allowance for doubtful trade
       accounts..........................     $340,000      $114,620      $264,620(a)      $190,000
                                              ========      ========      ========         ========
  Valuation allowance for deferred tax
     assets..............................     $300,000      $     --      $100,000         $200,000
                                              ========      ========      ========         ========
December 31, 1995
  Reserve deducted from asset to which it
     applies:
     Allowance for doubtful trade
       accounts..........................     $250,000      $105,528      $ 15,528(a)(b)   $340,000
                                              ========      ========      ========         ========
  Valuation allowance for deferred tax
     assets..............................     $400,000      $     --      $100,000         $300,000
                                              ========      ========      ========         ========

Notes:  (a) Write-off of uncollectible amounts

        (b) Net of reserves of approximately $150,000 which are no longer connected with a financing arrangement involving the securitization of accounts receivable.

                     WENDT-BRISTOL DIAGNOSTICS COMPANY L.P.

                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                   COLUMN A                       COLUMN B      COLUMN C      COLUMN D     COLUMN E
                   --------                      ----------    ----------    ----------    ---------
                                                               ADDITIONS
                                                 BALANCE AT    CHARGED TO                   BALANCE
                                                 BEGINNING     COSTS AND                    AT END
                                                 OF PERIOD      EXPENSES     DEDUCTIONS    OF PERIOD
                                                  --------      -------      ----------    --------
December 31, 1997
  Reserve deducted from asset to which it
     applies:
     Allowance for doubtful trade accounts.....   $100,000      $88,037      $   88,037(a) $100,000
                                                  ========      =======      ==========    ========
December 31, 1996
  Reserve deducted from asset to which it
     applies:
     Allowance for doubtful trade accounts.....   $ 75,300      $49,140      $   24,440(a) $100,000
                                                  ========      =======      ==========    ========
December 31, 1995
  Reserve deducted from asset to which it
     applies:
     Allowance for doubtful trade accounts.....   $130,000      $40,952      $   95,652(a) $ 75,300
                                                  ========      =======      ==========    ========

Notes:  (a) Write-off of uncollectible amounts

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
The Wendt-Bristol Health Services Corporation
Columbus, Ohio

     We have audited the accompanying consolidated balance sheets of The Wendt-Bristol Health Services Corporation and Subsidiaries for the years ended December 31, 1997 and 1996, and the related consolidated statements of income, cash flows and changes in stockholders' equity for each of the three years in the period ended December 31, 1997. These financial statements and schedules referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Wendt-Bristol Health Services Corporation and Subsidiaries at December 31, 1997 and 1996 and the consolidated results of their operations, cash flows and changes in stockholders' equity for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          /S/ HAUSSER + TAYLOR LLP
Columbus, Ohio
April 20, 1998

To the General and Limited partners
Wendt-Bristol Diagnostics Company L.P.
(A Limited Partnership)
Columbus, Ohio

                          INDEPENDENT AUDITORS' REPORT

     We have audited the accompanying balance sheets of the Wendt-Bristol Diagnostics Company L.P. (A Limited Partnership) as of December 31, 1997 and 1996 and the related statements of operations, changes in partners' capital and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are freed of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Wendt-Bristol Diagnostics Company L.P. (A Limited Partnership) at December 31, 1997 and 1996 and the results of its operations and its cash flows for the years then needed in conformity with generally accepted accounting principles.

                                          /S/ HAUSSER + TAYLOR LLP

Columbus, Ohio
April 20, 1998, except for Note 8, as to which the date if June 23, 1998

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            ------------------------
                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                            THE WENDT-BRISTOL HEALTH
                              SERVICES CORPORATION

                            ------------------------

                                    EXHIBITS
                            ------------------------

                                 EXHIBIT INDEX

                                                                        PAGE IN
                                                                        MANUALLY
                                                                         SIGNED
EXHIBIT                                                                 ORIGINAL
-------                                                                 --------
  2.1     Merger Agreement by and among The Wendt-Bristol Health
          Services Corporation, Wendt-Bristol Acquisition LLC and
          Wendt-Bristol Diagnostics Company, L.P. ....................      1
  2.2     Merger Agreement by and among The Wendt-Bristol Health
          Services Corporation, Wendt-Bristol Acquisition, Inc. and
          Wendt-Bristol Diagnostics Company...........................     13
  3.1     Certificate of Incorporation of registrant. Filed as Exhibit
          B to the Company's Proxy Statement (June 27, 1988) and
          incorporated herein by reference pursuant to Rule 411(c)....     --
  3.2     By-Laws of the Company. Filed as Exhibit C to the Company's
          Proxy Statement (June 27, 1988) and incorporated herein by
          reference pursuant to Rule 411(c)...........................     --
  4       The Wendt-Bristol Health Services Corporation Terms of
          Series 1 Cumulative Dividend Convertible Preferred Stock....     25
  4.1     See Exhibits numbered Exhibit 3.1 and 3.2...................     --
  4.2     Warrant Agreement, dated April 29, 1988, between The
          Wendt-Bristol Company, Corna & Co., Inc. and Mellon
          Securities Trust Company, as Warrant Agent. Filed as Exhibit
          4.2 to Registration Statement on Form S-1 of The
          Wendt-Bristol Company (Reg. No. 33-8399, filed October 15,
          1986) and incorporated herein by reference to Rule 411(c)...     --
  4.3     Warrant Agreement, dated April 29, 1988, between The
          Wendt-Bristol Company, Pittsburgh National Bank, N.A., and
          The Fifth Third Bank, as Warrant Agent. Filed as Exhibit 4.3
          to the Company's Annual Report on Form 10-K for the year
          ended December 31, 1992 and incorporated herein by reference
          to Rule 411(c)..............................................     --
  9       Voting Trust Agreement, dated December 4, 1992, between The
          Wendt-Bristol Health Services Corporation, Corporate Life
          Insurance Company and Marvin D. Kantor, as Voting Trustee.
          Filed as Exhibit 9 to the Company's Annual Report on Form
          10-K for the year ended December 31, 1993 and incorporated
          herein by reference pursuant to Rule 411(c).................     --
 10.1     Employee Stock Option Plan, as amended. Filed as Exhibit
          28.1 to the Company's Annual Report on Form 10-K for the
          year ended December 31, 1991, and incorporated herein by
          reference pursuant to Rule 411(c)...........................     --
 10.2     Loan and Security Agreement, dated March 27, 1996, between
          Ethan Allen Care Center, Inc. dba Bristol House of
          Springfield and DVI Capital Company relating to equipment
          financial. Filed as Exhibit 10.10 to the Company's Annual
          Report on Form 10-K for the year ended December 31, 1995 and
          incorporated herein by reference pursuant to Rule 411(c)....     --
 10.3     Asset Purchase Agreement, dated April 15, 1996, between
          Congress Liquors, Inc. and MHK Corp. Filed as Exhibit 10.11
          to the Company's Annual Report on Form 10-K for the year
          ended December 31, 1995 and incorporated herein by reference
          pursuant to Rule 411(c).....................................     --
 10.4     Mortgage and security agreement dated April 1, 1996, between
          Wendt-Bristol Diagnostics Co. L.P. and National City Bank.
          Filed as Exhibit 10.11 to the Company's Form 10-Q for the
          quarter ended June 30, 1996 and incorporated herein by
          reference pursuant to Rule 411(c)...........................     --
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 10.5     Mortgage and security agreement dated April 19, 1996,
          between The Wendt-Bristol Health Services Corporation and
          Grand Pacific Finance Corp. Filed as Exhibit 10.12 to the
          Company's Form 10-Q for the quarter ended June 30, 1996 and
          incorporated herein by reference pursuant to Rule 411(c)....     --
 10.6     Receivables purchase and sale agreement dated May 30, 1996 between The Wendt-Bristol Company, et al, and HealthPartners
          Funding L.P., relating to the health care receivables
          securitization program. Filed as Exhibit 10.13 to the
          Company's Form 10-Q for the quarter ended June 30, 1996 and
          incorporated herein by reference pursuant to Rule 411(c)....     --
 10.7     Amendment to Receivables Purchase and Sale Agreement dated
          August 29, 1996 between The Wendt-Bristol Company, et al,
          and HealthPartners Funding L.P., relating to the health care receivables financing program. Filed as Exhibit 10.14 to the
          Company's Form 10-Q for the quarter ended September 30, 1996 and incorporated herein by reference pursuant to Rule
          411(c)......................................................     --
 10.8     Convertible subordinated bond, dated December 23, 1996, by and between The Wendt-Bristol Health Services Corporation
          and Societe Generale Bank & Trust, or registered assigns.
          Filed as Exhibit 1 to the Company's Form 8-K dated December
          23, 1996 and incorporated herein by reference pursuant to
          Rule 411(c).................................................     --
 10.9     Series 1 Bond dated February 14, 1997, by and between The
          Wendt-Bristol Health Services Corporation and Societe
          Generale Bank & Trust, or registered assigns, with Schedule
          1. Filed as Exhibit 1 to the Company's Form 8-K dated
          February 14, 1997 and incorporated herein by reference
          pursuant to Rule 411(c).....................................     --
 10.10    Series 1 Warrant dated February 14, 1997, by and between The
          Wendt-Bristol Health Services Corporation and Societe
          Generale Bank & Trust, or registered assigns, with Schedule
          1. Filed as Exhibit 2 to the Company's Form 8-K dated
          February 14, 1997 and incorporated herein by reference
          pursuant to Rule 411(c).....................................     --
 10.11    Temco National Corporation 401(k) Profit Sharing Plan. Filed
          as Exhibit 28.2 to the Company's Annual Report on Form 10-K
          for the year ended December 31, 1991, and incorporated
          herein by reference pursuant to Rule 411(c).................     --
 10.12    Sale and Subservicing Agreement, dated as of February 5,
          1993, among The Wendt-Bristol Company, et al, NPF IV, Inc.
          and National Premier Financial Services, Inc., relating to the health care receivables securitization program. Filed as
          Exhibit 28.6 to the Company's Annual Report on Form 10-K for
          the year ended December 31, 1992, and incorporated herein by
          reference pursuant to Rule 411(c)...........................     --
 10.13    Stock Purchase Agreement, dated June 4, 1993, between The
          Wendt-Bristol Health Services Corporation and Corporate Life
          Insurance Company. Filed as Exhibit 10.4 to the Company's
          Annual Report on Form 10-K for the year ended December 31,
          1993 and incorporated herein by reference pursuant to Rule
          411(c)......................................................     --
 10.14    Installment Business Loan Note, dated January 30, 1996,
          between The Wendt-Bristol Company and Marvin D. Kantor
          related to working capital loan. Filed as Exhibit 10.5 to
          the Company's Annual Report on Form 10-K for the year ended
          December 31, 1995 and incorporated herein by reference
          pursuant to Rule 411(c).....................................     --
 10.15    Stock Pledge Agreement dated January 30, 1996, between The
          Wendt-Bristol Company and Marvin D. Kantor related to
          working capital loan. Filed as Exhibit 10.6 to the Company's
          Annual Report on Form 10-K for the year ended December 31,
          1995 and incorporated herein by reference pursuant to Rule
          411(c)......................................................     --
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 10.16    Loan and Security Agreement, dated March 27, 1996, between
          Wendt-Bristol Diagnostics Company, L.P. and DVI Capital
          Company relating to equipment financing. Filed as Exhibit
          10.7 to the Company's Annual Report on Form 10-K for the
          year ended December 31, 1995 and incorporated herein by
          reference pursuant to Rule 411(c)...........................     --
 10.17    Loan and Security Agreement, dated March 27, 1996, between
          Health America, Inc. dba Wendt-Bristol Center and DVI
          Capital Company relating to equipment financing. Filed as
          Exhibit 10.8 to the Company's Annual Report on Form 10-K for
          the year ended December 31, 1995 and incorporated herein by
          reference pursuant to Rule 411(c)...........................     --
 10.18    Loan and Security Agreement, dated March 27, 1996, between
          American Care Center, Inc. dba Bristol House of Columbus and
          DVI Capital Company relating to equipment financing. Filed as Exhibit 10.9 to the Company's Annual Report on Form 10-K
          for the year ended December 31, 1995 and incorporated herein
          by reference pursuant to Rule 411(c)........................     --
 12       Statement regarding computation of ratios...................     31
 13       Annual Report...............................................     32
 21       Subsidiaries of Registrant..................................     96
 23.1     Consent of Hausser + Taylor LLP relating to The
          Wendt-Bristol Health Services Corporation...................     99
 23.2     Consent of Hausser + Taylor LLP relating to The
          Wendt-Bristol Diagnostics Company L.P.......................    100
 24       Power of attorneys..........................................    101
 27       EDGAR Financial Data Schedule...............................     --
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